Exhibit 10.9

FORM OF REVOLVING CREDIT AND TERM LOAN AGREEMENT

dated as of

April     , 2014

among

WASHINGTON PRIME GROUP, L.P.

THE INSTITUTIONS FROM TIME TO TIME

PARTY HERETO AS LENDERS

and

BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATES

and

J.P. MORGAN SECURITIES LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

and

CITIGROUP GLOBAL MARKETS, INC., RBS SECURITIES INC., COMPASS BANK,

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

and

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT

and

CITIBANK, N.A., THE ROYAL BANK OF SCOTLAND PLC, COMPASS BANK,

PNC BANK, NATIONAL ASSOCIATION, SUNTRUST BANK, and

U.S. BANK NATIONAL ASSOCIATION,

AS CO-SYNDICATION AGENTS

and

UNION BANK, N.A. and

SUMITOMI MITSUI BANKING CORPORATION,

AS CO-DOCUMENTATION AGENTS

and

GOLDMAN SACHS BANK USA,

MORGAN STANLEY SENIOR FUNDING, INC., and

TD BANK, N.A.,

AS SENIOR MANAGING AGENTS

and

CAPITAL ONE, N.A., FIFTH THIRD BANK,

MIZUHO CORPORATE BANK, LTD., REGIONS BANK,

THE BANK OF NEW YORK MELLON, THE BANK OF NOVA SCOTIA,

BARCLAYS BANK, PLC, BRANCH BANKING AND TRUST COMPANY, and

DEUTSCHE BANK SECURITIES INC.,

AS MANAGING AGENTS

i

(continued)

(continued)

(continued)

(continued)

v

REVOLVING CREDIT AND TERM LOAN AGREEMENT

This Revolving Credit and Term Loan Agreement, dated as of April     , 2014 (as amended, supplemented or modified from time to time, the “Agreement”) is entered into among WASHINGTON PRIME GROUP, L.P., the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, the institutions from time to time a party hereto as Co-Agents, whether by execution of this Agreement or an Assignment and Acceptance, and BANK OF AMERICA, N.A., as Administrative Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED OR ITS AFFILIATES, as joint lead arranger and joint bookrunner, J.P. MORGAN SECURITIES LLC, as joint lead arranger and joint bookrunner, the financial institutions listed on the cover page to this Agreement as “Joint Lead Arrangers”, as joint lead arrangers and joint bookrunners, the financial institutions listed on the cover page to this Agreement as “Co-Documentation Agents”, as Co-Documentation Agents, JPMORGAN CHASE BANK, N.A., as Syndication Agent, the financial institutions listed on the cover page to this Agreement as “Co-Syndication Agents”, as Co-Syndication Agents, the financial institutions listed on the cover page to this Agreement as “Senior Managing Agents”, as Senior Managing Agents, and the financial institutions listed on the cover page to this Agreement as “Managing Agents”, as Managing Agents.

R E C I T A L S

WHEREAS, the Borrower, the Administrative Agent and the Lenders wish to enter into this Agreement to set forth the terms of the revolving credit and term loan facilities to be made available to the Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any Incremental Commitments which shall be consistent with the applicable provisions of this Agreement relating to such Incremental Commitments and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Administrative Agent” is BofA, except only in the case of the delivery of a Notice of Committed Borrowing with respect to an Alternative Currency Loan or Alternative Currency Letter of Credit, “Administrative Agent” is                                     , and each successor Administrative Agent appointed pursuant to the terms of Article XII of this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise.  For the avoidance of doubt, Simon Property Group, L.P., a Delaware limited partnership (“SPG”), shall not be considered an Affiliate of the Borrower by virtue of its performance of the management services to be performed by SPG on behalf of the Borrower and its Subsidiaries as described in the Registration Statement.

“Agent” means BofA in its capacity as Administrative Agent, each Senior Managing Agent, each Managing Agent, each Co-Agent, and each successor agent appointed pursuant to the terms of Article XII of this Agreement.

“Agent Party” has the meaning assigned to it in Section 14.8(d).

“Agreement” is defined in the preamble hereto.

“Alternative Currency” means the lawful currency of Canada (Canadian Dollars).  For all purposes of this Agreement, including without limitation the calculation of the Dollar Equivalent Amount at any time and from time to time, each Alternative Currency Borrowing will be marked-to-market on the last Business Day of each month and as of the date of each Borrowing or issuance or renewal of a Letter of Credit or Alternative Currency Letter of Credit.

“Alternative Currency Commitment” means with respect to each Lender, the amount set forth next to the name of such Lender on Schedule 1.1 hereto as its commitment for Loans in Alternative Currency (and, for each Lender which is an assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 14.1 as the assignee’s Commitment), as such amount may be reduced from time to time pursuant to Section 4.1(b) or in connection with an assignment to an assignee, and as such amount may be increased in connection with an assignment from an assignor or from time to time pursuant to Section 2.1(e). In no event shall any Lender’s Alternative Currency Commitment be deemed to reduce such Lender’s Revolving Credit Commitment; it being understood that with respect to those Lenders with both a Revolving Credit Commitment and an Alternative Currency Commitment, Borrower may borrow in either or both of Dollars and Alternative Currency, up to an aggregate amount (or Dollar Equivalent Amount) not to exceed such Lender’s Revolving Credit Commitment.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in Alternative Currency.

“Alternative Currency Sublimit” means, a Dollar Equivalent Amount of Loans denominated in Alternative Currency and Alternative Currency Letter(s) of Credit, equal to 25% of the Maximum Revolving Credit Amount.

“Annual Compliance Certificate” is defined in Section 8.2(b).

“Annual EBITDA” means, with respect to any Project or Minority Holding, as of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, an amount equal to (i) total revenues relating to such Project or Minority Holding for such period, less (ii) total operating expenses relating to such Project or Minority Holding for such period (it being understood that the foregoing calculation shall exclude non-cash charges as determined in accordance with GAAP).  Each of the foregoing amounts shall be determined by reference to the Borrower’s Statement of Operations for the applicable periods.  An example of the foregoing calculation is set forth on Exhibit G hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to a particular Lender, (i) its Eurodollar Lending Office in respect of provisions relating to Eurodollar Rate Loans, (ii) its Domestic Lending Office in respect of provisions relating to Base Rate Loans and (iii) its Money Market Lending Office in respect of provisions relating to Money Market Loans.

“Applicable Margin” means:

(a)                                 From and after the Closing Date and until the Debt Rating Pricing Election Date (or if the Debt Rating Pricing Election Date has occurred and the Borrower thereafter makes an irrevocable, one-time election by notice to the Administrative to again have the Applicable Margins determined by the Total Leverage Ratio), with respect to each Loan, the respective percentages per annum determined, as of the times provided herein, based on the range into which the Total Leverage Ratio then falls, in accordance with the following tables (such tables, the “Leverage Based Pricing Grids”):

(i)                                     for Revolving Loans, the Applicable Margin shall be determined by the range into which the Total Leverage Ratio falls in the table below:

Ratio Level	Total Leverage Ratio	Applicable Margin for Eurodollar - Rate Loan (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
Level I	< 40%	1.25%	0.25%
Level II	> 40% and < 45%	1.30%	0.30%
Level III	> 45% and < 50%	1.40%	0.40%
Level IV	> 50% and < 55%	1.55%	0.55%
Level V	> 55%	1.65%	0.65%

(ii)                                  for Term Loans, the Applicable Margin shall be determined by the range into which the Total Leverage Ratio falls in the table below:

Ratio Level	Total Leverage Ratio	Applicable Margin for Eurodollar - Rate Loan (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
Level I	< 40%	1.40%	0.40%
Level II	> 40% and < 45%	1.50%	0.50%
Level III	> 45% and < 50%	1.65%	0.65%
Level IV	> 50% and < 55%	1.80%	0.80%
Level V	> 55%	1.95%	0.95%

For purposes of this clause (a), any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 8.2; provided, however, that if such compliance certificate is not delivered within thirty (30) days after notice from the Administrative Agent or the Requisite Lenders to the Borrower notifying the Borrower of the failure to deliver such compliance certificate on the date when due in accordance with Section 8.2, then the Applicable Margin shall be the percentage that would apply to (i) the Level [II] Ratio in the case of the compliance certificate for the fiscal quarter ending June 30, 2014; and (ii) the Level V Ratio in the case of compliance certificates for the subsequent fiscal quarters, and it shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered.  The Applicable Margin from the Closing Date until the delivery of the compliance certificate for the fiscal quarter ending June 30, 2014 shall be based on Level [I], based on the proforma covenant compliance certificate delivered by the Borrower on the Closing Date.

If at any time the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

(b)                                 From and after the Debt Rating Pricing Election Date, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the tables below (such tables, the “Ratings Based Pricing Grids”).  A change (if any) in the Applicable Margin shall be effective immediately as of the date on which any of the rating agencies announces a change in the Borrower’s Credit Rating or the date on which the Borrower no longer has a Credit Rating from one of the rating agencies or the date on which the Borrower has a Credit Rating from a rating agency that had not provided a Credit Rating for the Borrower on the day immediately preceding such date, whichever is applicable.

(i)                                     For Revolving Credit Loans, the Applicable Margin shall be determined by the Credit Ratings in the table below:

Range of Borrower’s Credit Rating (S&P/Moody’s/Fitch Ratings)	Applicable Margin for Eurodollar Rate Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
A-/A3 or higher	0.875%	0.000%
BBB+/Baa1	1.000%	0.000%
BBB/Baa2	1.050%	0.050%
BBB-/Baa3	1.250%	0.250%
below BBB-/Baa3 or unrated	1.650%	0.650%

(ii)                                  For Term Loans, the Applicable Margin shall be determined by the Credit Ratings in the table below:

Range of Borrower’s Credit Rating (S&P/Moody’s/Fitch Ratings)	Applicable Margin for Eurodollar Rate Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
A-/A3 or higher	0.900%	0.000%
BBB+/Baa1	1.050%	0.050%
BBB/Baa2	1.150%	0.150%
BBB-/Baa3	1.450%	0.450%
below BBB-/Baa3 or unrated	1.900%	0.900%

For purposes of this clause (b), if at any time the Borrower has two (2) Credit Ratings, the Applicable Margin shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Applicable Margin shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating.  If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Applicable Margin shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used.  If at any time the Borrower has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Applicable Margin shall be the rate per annum applicable to such Credit Rating.  If the Borrower does not have a Credit Rating from either Moody’s or S&P, the Applicable Margin shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

Notwithstanding anything to the contrary set forth above, if both (i) the Borrower has received indicative Investment Grade Credit Ratings from at least two of Moody’s, S&P and Fitch on or before the Initial Funding Date and (ii) the Borrower receives Investment Grade Credit Ratings from at least two of Moody’s, S&P and Fitch on the Spinoff Date, then the Debt

Rating Pricing Election Date shall be deemed to have occurred (without, for the avoidance of doubt, the delivery of a Debt Rating Pricing Election Notice) on, and the Applicable Margins shall be determined by reference to the Ratings Based Pricing Grids (using the Investment Grade Credit Ratings received on the Spinoff Date) from and after, the Initial Funding Date; it being agreed that if either of such events described in clauses (i) and (ii) above does not occur, then the Debt Rating Pricing Election Date shall be deemed to have not occurred and the Applicable Margins shall be determined by reference to the Leverage Based Pricing Grid from and after the Initial Funding Date.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” mean Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest under this Agreement in accordance with the provisions of Section 14.1.

“Authorized Financial Officer” means a chief executive officer, chief financial officer, chief accounting officer, treasurer or other qualified senior officer acceptable to the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks’ L/C Fee Rate” is defined in Section 3.1(g).

“Base Eurocurrency Rate” means, with respect to (A) any Borrowing of Eurodollar Rate Loans in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate or comparable successor rate approved by the Administrative Agent for such LIBOR Quoted Currency for a period equal in length to such Interest Period as published on the applicable Bloomberg screen page (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”)) as of the Specified Time on the Quotation Day for such Interest Period and (B) any Borrowing of Eurodollar Rate Loans denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time on the Quotation Day for such currency and Interest Period.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i)                                     the rate of interest announced publicly by the Administrative Agent from time to time, as the Administrative Agent’s prime rate;

(ii)                                  the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period; and

(iii)                               the sum of (A) the one month Base Eurocurrency Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) (the “Daily LIBOR Rate”) plus (B) one percent (1%) per annum.

“Base Rate Loan” means (i) a Committed Loan denominated in Dollars which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 5.1(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became due.

“BofA” means Bank of America, N. A.

“Borrower” means Washington Prime Group, L.P., an Indiana limited partnership.

“Borrower Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Borrower dated as of [April]     , 2014 as such agreement may be amended, restated, modified or supplemented from time to time with the consent of the Administrative Agent or as permitted under Section 10.10.

“Borrowing” means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

“Business Activity Report” means (i) an Indiana Business Activity Report from the Indiana Department of Revenue, Compliance Division, [or (ii) a Notice of Business Activities Report from the State of New Jersey Division of Taxation, (iii) a Minnesota Business Activity Report from the Minnesota Department of Revenue,] or (iv) a similar report to those referred to in clauses (i) through (iii) hereof with respect to any jurisdiction where the failure to file such report would have a Material Adverse Effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed;

and when used in connection with a Eurodollar Rate Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Company’s, the Borrower’s or any of their Subsidiaries’ fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company, the Borrower and their Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the General Partner, the Borrower or any of their Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

“Capitalization Rate” means (a) 7.25% per annum for malls and other Properties and (b) 6.75% per annum for strip centers.

“Capitalization Value” means the sum of (i) Mall EBITDA capitalized at the applicable Capitalization Rate, and (ii) Strip Center EBITDA capitalized at the applicable Capitalization Rate, and (iii) Cash and Cash Equivalents, and (iv) Construction Asset Cost, and (v) undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value, and (vi) the Borrower’s economic interest in mortgage notes, valued, in accordance with GAAP, at the lower of cost and market value, provided, however, that any mortgage notes that are more than sixty (60) days past due, shall not be included in this clause (vi), and (vii) Investments in publicly traded Securities, valued at Borrower’s book value determined in accordance with GAAP, and (viii) Investments in non-publicly traded Securities, valued at Borrower’s book value determined in accordance with GAAP, provided, however, that in no event shall (x) the aggregate value of such Investments in non-publicly traded Securities included in Capitalization Value exceed ten percent (10%) of Capitalization Value in the aggregate, (y) the aggregate value attributable to undeveloped land included in Capitalization Value exceed five percent (5%) of Capitalization Value in the aggregate or (z) the aggregate value attributed to undeveloped land, non-retail Properties, mortgage notes, Construction Asset Cost and Limited Minority Holdings included in Capitalization Value exceed thirty percent (30%) of Capitalization Value in the aggregate.

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means, with respect to any Person, any capital stock of such Person (if a corporation), and all equivalent ownership interests in such Person (other than a corporation), regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Cash and Cash Equivalents” means (i) cash, (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, or the District of Columbia, any foreign bank, or its branches or agencies, which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

“Cash Interest Expense” means, for any period, total interest expense, whether paid or accrued, but without duplication, (including the interest component of Capital Leases) of the Borrower, which is payable in cash, all as determined in conformity with GAAP.

“CDOR Rate” means for any Loans in Canadian Dollars, (i) the CDOR Screen Rate or (ii) if so provided herein, the applicable Reference Bank Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, the Canadian Dealer Offered Rate or a comparable or successor rate which is approved by the Administrative Agent with a tenor equal to such Interest Period, published on the applicable Bloomberg screen page (or, in the event such rate does not appear on such Bloomberg page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“CF Rate” is defined in Section 5.2(d)(i).

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 13.2, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, implemented or issued by the applicable Governmental Authority or other body, agency or authority having jurisdiction; provided, however, that if the applicable Lender shall have implemented changes prior to the date hereof in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Change in Law with respect to such Lender.

“Charges” is defined in Section 14.23.

“Claim” means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

“Closing Date” means April     , 2014.

“Co-Agents” means the Administrative Agent, the Lead Arrangers, the Co-Documentation Agents, the Syndication Agent, the Co-Syndication Agents, and the Senior Managing Agents.

“Co-Documentation Agents” means the financial institutions listed on the cover page to this Agreement as “Co-Documentation Agents”.

“Co-Syndication Agents” means the financial institutions listed on the cover page to this Agreement as “Co-Syndication Agents”.

“Combined Debt Service” means, for any period, the sum of (i) regularly scheduled payments of principal and interest (net of amounts payable to the Consolidated Businesses in regard thereto under Interest Rate Hedges) of the Consolidated Businesses paid and/or accrued during such period and (ii) the portion of the regularly scheduled payments of principal and interest of Minority Holdings allocable to the Borrower in accordance with GAAP, paid during such period, in each case including participating interest expense and excluding balloon payments of principal and extraordinary interest payments and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness.

“Combined EBITDA” means the sum of (i) 100% of the Annual EBITDA from the General Partner and the Borrower, and the Borrower’s pro rata share of the Annual EBITDA from the other Consolidated Businesses; and (ii) the portion of the Annual EBITDA of the Minority Holdings allocable to the Borrower in accordance with GAAP; and (iii) 100% of the actual Annual EBITDA from third party property and asset management; provided, however that the Borrower’s share of the Annual EBITDA from unaffiliated third party property and asset management shall in no event constitute in excess of five percent (5%) of Combined EBITDA; provided, however, that for purposes of determining Capitalization Value and Unencumbered Capitalization Value (but for no other purposes hereunder), Annual EBITDA of less than zero with respect to any individual Property shall be disregarded.  Combined EBITDA shall exclude the effect of non-recurring extraordinary items or asset sales or write-ups or forgiveness of indebtedness (both gains and losses) and impairment charges, and costs and expenses incurred during such period with respect to acquisitions or mergers consummated during such period. Combined EBITDA also shall exclude dividends, distributions and other payments from Securities. For purposes of newly opened Projects the costs of which are no longer capitalized as construction in progress, the Annual EBITDA shall be based upon twelve-month projections, until such time as actual performance data for a twelve-month period is available.

“Combined Equity Value” means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

“Commercial Letter of Credit” means any sight letter of credit issued by an Issuing Bank pursuant to Section 3.1 for the account of the Borrower, which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower in the ordinary course of its business.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitments” means the Revolving Credit Commitments and the Term Commitments.

“Committed Borrowing” means a Borrowing of Revolving Credit Loans or Term Loans made or to be made pursuant to the Notice of Committed Borrowing.

“Committed Loan” means a Revolving Credit Loan or a Term Loan made by a Lender pursuant to Section 2.1; provided that, if any such Loan or Loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Communications” is defined in Section 14.8(d).

“Company” means Washington Prime Group, Inc., an Indiana corporation.

“Compliance Certificate” is defined in Section 8.2(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means consolidated, in accordance with GAAP.

“Consolidated Businesses” means the General Partner, the Borrower and their wholly-owned Subsidiaries.

“Construction Asset Cost” means, with respect to Property on which construction or redevelopment of Improvements has commenced but has not yet been completed (as such completion shall be evidenced by such Property being opened for business to the general public), the aggregate sums expended on the construction or redevelopment of such Improvements (including land acquisition costs).

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations; provided, however, that “Contaminant” shall not include the foregoing items to the extent (i) the same exists on the applicable Property in negligible amounts and are stored and used in accordance with all Environmental, Health or Safety Requirements of Law or (ii) are used in connection with a tire or battery retail store provided the same are stored, sold and used in accordance with all Environmental, Health or Safety Requirements of Law.

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion and environmental indemnities given in conjunction with a mortgage financing) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Borrower required to be delivered pursuant hereto.  Notwithstanding anything contained herein to the contrary, guarantees of completion and environmental indemnities shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or environmental indemnity shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an Investment Grade Credit Rating from either Moody’s or S&P, in which case the amount of the guaranty shall be deemed to be equal to such Person’s pro rata share thereof, as reasonably determined by Borrower, and (ii) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Credit Extension” is defined in Section 5.2(e)(iv).

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Credit Rating” means the publicly announced senior unsecured credit rating (or, prior to the availability of a senior unsecured credit rating, the corporate credit rating) of a Person given by Moody’s, S&P or Fitch.

“Cure Loans” is defined in Section 4.2(b)(v)(C).

“Customary Non-Recourse Carve-Outs” means fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements.

“Customary Permitted Liens” means

(i)                                     Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings in accordance with Section 9.4 and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii)                                  statutory Liens of landlords against any Property of the Borrower or any of its Subsidiaries and Liens against any Property of the Borrower or any of its Subsidiaries in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property of the Borrower or any of its Subsidiaries imposed by law created in the ordinary course of business for amounts which, if not resolved in favor of the Borrower or such Subsidiary, could not result in a Material Adverse Effect;

(iii)                               Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $25,000,000; and

(iv)          Liens against any Property of the Borrower or any Subsidiary of the Borrower arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries to the extent it could not result in a Material Adverse Effect.

“Daily LIBOR Rate” is defined in the definition of “Base Rate”.

“Debt Rating Pricing Election Date” means the date on which (a) the Borrower has achieved and continues to maintain an Investment Grade Credit Rating from at least two of Moody’s, S&P and Fitch and (b) the Borrower has delivered a Debt Rating Pricing Election Notice to the Administrative Agent.

“Debt Rating Pricing Election Notice” means a notice delivered by Borrower to the Administrative Agent of its election to have the Applicable Margins determined by reference to the Ratings Based Pricing Grid instead of the Leverage Based Pricing Grid.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith dispute with the amount of such payment (specifically identified), (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Borrower, an Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an equity interest in that Lender of any direct or indirect parent company thereof by a Governmental Authority.

“Delayed Transfer Assets” is defined in Section 6.1(g).

“Designated Bank” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 14.1(f), and (ii) is not otherwise a Lender.

“Designated Bank Notes” means promissory notes of the Borrower, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay Money Market Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” means any one of such promissory notes issued under Section 14.1(f) hereof.

“Designating Lender” shall have the meaning set forth in Section 14.1(f) hereof.

“Designation Agreement” means a designation agreement in substantially the form of Exhibit K attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“Designee Lender” is defined in Section 13.4.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar Equivalent Amount” shall mean (i) with respect to any amount of Alternative Currency on any day, the equivalent amount in Dollars of such amount of Alternative Currency as determined by the Administrative Agent using the applicable Exchange Rate on such day and (ii) with respect to any amount of Dollars, such amount.

“Dollars” and “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, such Lender’s office, located in the United States, specified as the “Domestic Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security measures.

“Eligible Assignee” means (i) a Lender (other than a Defaulting Lender) and its Affiliates and Approved Funds (other than an Approved Fund qualifying as such by virtue of its relationship with a Defaulting Lender); (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent and the Issuing Banks; provided that an Ineligible Institution shall not be an Eligible Assignee.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to any  federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called “Superfund” or “Superlien” law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act”  means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called “Environmental Cleanup Responsibility Act” or “Responsible Property Transfer Act”.

“Equipment” means equipment used in connection with the maintenance of Projects and Properties.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“ERISA Affiliate” means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue

Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“ERISA Termination Event” means (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Plan during a plan year in which the Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

“Eurodollar Affiliate” means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender’s name under the heading “Eurodollar Affiliate” on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Interest Period” is defined in Section 5.2(b)(i).

“Eurodollar Interest Rate Determination Date” is defined in Section 5.2(c).

“Eurodollar Lending Office” means, with respect to any Lender, such Lender’s office (if any) specified as the “Eurodollar Lending Office” under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

“Eurodollar Money Market Loan” means a Loan to be made by a Lender pursuant to a LIBOR Auction (including such a Loan bearing interest at the Base Rate pursuant to Section 5.2).

“Eurodollar Rate” means, with respect to any Eurodollar Interest Period applicable to a Eurodollar Rate Loan or a Money Market Loan, an interest rate per annum obtained by dividing (i) the Base Eurocurrency Rate applicable to that Eurodollar Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Reserve Percentage in effect on the relevant Eurodollar Interest Rate Determination Date.

“Eurodollar Rate Loan” means (i) a Committed Loan which bears interest at a rate determined by reference to the Eurodollar Rate and the Applicable Margin for Eurodollar Rate Loans or (ii) an overdue amount which was a Eurodollar Rate Loan immediately before it became due.

“Eurodollar Reserve Percentage” means, for any day, that percentage which is in effect on such day, as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

“Event of Default” means any of the occurrences set forth in Section 11.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 11.1.

“Exchange Rate” means, for a currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from Reuters, Bloomberg or another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternative Currency Letter of Credit.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 13.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Revolving Credit Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.1(f), and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Facility” means each of the Term Facility and the Revolving Credit Facility.

“Facility Fee” is defined in Section 5.3(a).

“Facility Fee Percentage” means

(a)           From and after the Closing Date and until the Debt Rating Pricing Election Date (or if the Debt Rating Pricing Election Date has occurred and the Borrower thereafter makes an irrevocable, one-time election by notice to the Administrative to again have the Applicable Margins determined by the Total Leverage Ratio), the applicable percentages per annum determined, at times specified herein, based on the range into which the Total Leverage Ratio then falls, in accordance with the following table:

Ratio Level	Total Leverage Ratio	Facility Fee Percentage (% per annum)
Level I	< 40%	0.20%
Level II	> 40% and < 45%	0.25%
Level III	> 45% and < 50%	0.30%
Level IV	> 50% and < 55%	0.30%
Level V	> 55%	0.35%

For purposes of this clause (a), any increase or decrease in the Facility Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 8.2; provided, however, that if such compliance certificate is not delivered within thirty (30) days after notice from the Administrative Agent or the Requisite Lenders to the Borrower notifying the Borrower of the failure to deliver such compliance certificate on the date when due in accordance with Section 8.2, then the Facility Fee Percentage shall be the percentage that would apply to (i) the Level [II] Ratio in the case of the compliance certificate for the fiscal quarter ending June 30, 2014; and (ii) the Level V Ratio in the case of compliance certificates for the subsequent fiscal quarters, and it shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered.  The Facility Fee Percentage from the Closing Date until the delivery of the compliance certificate for the fiscal quarter ending June 30, 2014 shall be based on Level [I], based on the proforma covenant compliance certificate delivered by the Borrower on the Closing Date.

If at any time the financial statements upon which the Facility Fee Percentage was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements had been accurate at the time they were delivered.

(b)           From and after the Debt Rating Pricing Election Date, the applicable percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the following table.  A change (if any) in the Facility Fee Percentage shall be effective immediately as of the date on which any of the rating agencies announces a change in the Borrower’s Credit Rating or the date on which the Borrower no longer has a Credit Rating from one or more rating agencies or the date on which the Borrower has a Credit Rating from a rating agency that had not provided a Credit Rating for the Borrower on the day immediately preceding such date, whichever is applicable.

Range of Borrower’s Credit Rating (S&P/Moody’s/Fitch Ratings)	Facility Fee Percentage (% per annum)
below BBB-/Baa3 or unrated	0.300%
BBB-/Baa3	0.250%
BBB/Baa2	0.200%
BBB+/Baa1	0.150%
A-/A3 or higher	0.125%

If at any time the Borrower has two (2) Credit Ratings, the Facility Fee Percentage shall be the rate per annum applicable to the highest Credit Rating; provided that if the highest Credit Rating and the lowest Credit Rating are more than one ratings category apart, the Facility Fee Percentage shall be the rate per annum applicable to Credit Rating that is one ratings category below the highest Credit Rating.  If at any time the Borrower has three (3) Credit Ratings, and such Credit Ratings are split, then: (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Facility Fee Percentage shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Facility Fee Percentage shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category, then the Facility Fee Percentage shall be the rate per annum that would be applicable if the second highest Credit Rating of the three were used.  If at any time the Borrower has only one Credit Rating (and such Credit Rating is from Moody’s or S&P), the Facility Fee Percentage shall be the rate per annum applicable to such Credit Rating.  If the Borrower does not have a Credit Rating from either Moody’s or S&P, the Facility Fee Percentage shall be the rate per annum applicable to a Credit Rating of “below BBB-/Baa3 or unrated” in the tables above.

Notwithstanding anything to the contrary set forth above, if both (i) the Borrower has received indicative Investment Grade Credit Ratings from at least two of Moody’s, S&P and Fitch on or before the Initial Funding Date and (ii) the Borrower receives Investment Grade Credit Ratings from at least two of Moody’s, S&P and Fitch on the Spinoff Date, then the Debt Rating Pricing Election Date shall be deemed to have occurred (without, for the avoidance of doubt, the delivery of a Debt Rating Pricing Election Notice) on, and the Facility Fee Percentage shall be determined by reference to the Ratings Based Pricing Grids (using the Investment Grade Credit Ratings received on the Spinoff Date) from and after, the Initial Funding Date; it being agreed that if either of such events described in clauses (i) and (ii) above does not occur, then the Debt Rating Pricing Election Date shall be deemed to have not occurred and the Facility Fee Percentage shall be determined by reference to the Leverage Based Pricing Grid from and after the Initial Funding Date.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as in effect as of the date of this Agreement (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on transactions by the Reference Bank, as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Financial Statements” means (i) quarterly and annual consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the General Partner shall routinely and regularly prepare for itself and the Borrower on a quarterly or annual basis, and (iii) such other financial statements of the Consolidated Businesses or Minority Holdings as the Arrangers or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form satisfactory to the Administrative Agent.

“Fiscal Year” means the fiscal year of the Company and the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Qualified Borrower” means a Qualified Borrower that is not an entity formed or organized under the laws of the United States of America or any political subdivision thereof.

“Funding Date” means, with respect to any Loan, the date of funding of such Loan.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants’ Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

“General Partner” means the Company and any successor general partner(s) of the Borrower.

“Governmental Approval” means all right, title  and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Project.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantees” is defined in Section 14.28.

“Guarantors” is defined in Section 14.28.

“Holder” means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent, each Arranger, and each other Lender.

“Honor Date” is defined in Section 3.1(d)(i).

“Improvements” means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties unaffiliated with the Borrower and (c) any items of personal property.

“Increased Amount Date” is defined in Section 2.1(e).

“Incremental Commitments” is defined in Section 2.1(e).

“Indebtedness”, as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends that have been declared with respect to any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent Contractual Obligations with respect to any of the foregoing.

“Indemnified Matters” is defined in Section 14.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Qualified Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any Affiliate thereof, and (c) the Borrower or any of its Affiliates.

“Indemnitees” is defined in Section 14.3.

“Initial Funding Date” means the date on or after the Closing Date, but in no event later than May 30, 2014, on which all of the conditions described in Section 6.1 have been satisfied (or waived) in a manner satisfactory to the Administrative Agent and the Lenders and on which the initial Loans under this Agreement are made by the Lenders to the Borrower in an amount not less than the amount then outstanding under the Existing Credit Agreement (without regard to those letters of credit set forth on Schedule 3.6 hereto).

“Interest Period” is defined in Section 5.2(b).

“Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance having the force of law promulgated thereunder.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.  The amount of any Investment shall be determined in accordance with GAAP.

“Investment Grade” means (i) with respect to Moody’s, a Credit Rating of Baa3 or higher and (ii) with respect to S&P or Fitch, a Credit Rating of BBB- or higher.

“Investment Grade Credit Rating” means (i) a Credit Rating of Baa3 or higher given by Moody’s, (ii) a Credit Rating of BBB- or higher given by S&P or (iii) a Credit Rating of BBB- or higher given by Fitch.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” is defined in Section 3.1.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“knowledge” with reference to any General Partner, the Borrower or any Subsidiary of the Borrower, means the actual knowledge of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as such General Partner, the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

“Lead Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or its Affiliates, J.P. Morgan Securities LLC, the other financial institutions listed on the cover page to this Agreement as “Joint Lead Arrangers” and each successor Lead Arranger appointed pursuant to the terms of Article XII of this Agreement.

“Lease” means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lender” means (i) each of the Arrangers, the Co-Agents, and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as an Arranger, Co-Agent or Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Administrative Agent, Arranger, Co-Agent or Lender) and (ii) each Designated Bank; provided, however, that the term “Lender” shall exclude each Designated Bank when used in reference to a Committed Loan, the Commitments or terms relating to the Committed Loans and the Commitments and shall further exclude each Designated Bank for all other purposes hereunder (including, without limitation, for purposes of Section 13.4 hereof) except that any Designated Bank which funds a Money Market Loan shall, subject to Section 14.1(f), have the rights (including, without limitation, the rights given to a Lender contained in Section 14.2 and otherwise in Article XIV) and obligations of a Lender associated with holding such Money Market Loan.

“Lending Office” is defined in Section 5.2(e)(iv).

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit whether in Dollars or the Alternative Currency.

“Letter of Credit Obligations” means, as at the date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Reimbursement Obligations.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Reimbursement Agreement” means, with respect to a Letter of Credit or an Alternative Currency Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as an Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the Borrower and as are not materially adverse (in the judgment of such Issuing Bank and the Administrative Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

“Liabilities and Costs” means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and expenses and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, absolute or contingent, past, present or future.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurodollar Rate pursuant to Section 2.2.

“LIBOR Quoted Currency” means Dollars.

“LIBOR Screen Rate” is defined in the definition of “Base Eurocurrency Rate”.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a “true” lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Limited Minority Holdings” means Minority Holdings in which (i) Borrower has a less than fifty percent (50%) ownership interest and (ii) neither the Borrower nor the Company directly or indirectly controls the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise. As used in this definition only, the term “control” shall mean the authority to make major management decisions or the management of day-to-day operations of such entity or its Property(ies) and shall include instances in which the Management Company manages the day-to-day leasing, management, control or development of the Properties of such Minority Holdings pursuant to the terms of a management agreement.

“Limited Partners” means those Persons who from time to time are limited partners of the Borrower; and “Limited Partner” means each of the Limited Partners, individually.

“Loan Account” is defined in Section 4.3(b).

“Loan Documents” means this Agreement, the Notes, each Qualified Borrower Guaranty, and all other instruments, agreements and written Contractual Obligations between the Borrower, the Qualified Borrowers and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

“Loans” means Committed Loans, Money Market Loans and Swingline Loans.

“Local Screen Rate” means the CDOR Screen Rate.

“Management Company” means, collectively, (i) the Borrower and its wholly-owned (directly or indirectly) or controlled (directly or indirectly) Subsidiaries, and (ii) such other property management companies controlled (directly or indirectly) by the Company for which the Borrower has previously provided the Administrative Agent with: (1) notice of such property management company, and (2) evidence reasonably satisfactory to the Administrative Agent that such property management company is controlled (directly or indirectly) by the Company.

“Mall EBITDA” means that portion of Combined EBITDA which represents net revenues earned from malls, calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the financial condition or assets of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

“Maturing Indebtedness” means, in the case of any calculation required hereunder, Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maturing Secured Indebtedness” means, in the case of any calculation required hereunder, Secured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maturing Unsecured Indebtedness” means, in the case of any calculation required hereunder, Unsecured Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation.

“Maximum Rate” is defined in Section 14.23.

“Maximum Revolving Credit Amount” means, at any particular time, the Revolving Credit Commitments existing at such time.

“MIS” means a computerized management information system for recording and maintenance of information regarding purchases, sales, aging, categorization, and locations of Properties, creation and aging of receivables, and accounts payable (including agings thereof).

“Minority Holdings”  means interests in partnerships, joint ventures, limited liability companies and corporations held or owned by the Borrower or a General Partner or their respective Subsidiaries which are not wholly-owned, directly or indirectly, by the Borrower or a General Partner.

“Money Market Lender” means, as to each Money Market Loan, the Lender funding such Money Market Loan.

“Money Market Lending Office” means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent.

“Money Market Loan” means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 5.2).

“Money Market Margin” has the meaning set forth in Section 2.2.

“Money Market Quote” means an offer by a Lender to make a Money Market Loan in accordance with Section 2.2.

“Money Market Rate” has the meaning set forth in Section 2.2.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

“New Foreign Qualified Borrower Amendment” is defined in Section 2.10(a).

“New Foreign Qualified Borrower Notice” is defined in Section 2.10(a).

“New Revolving Credit Commitments” is defined in Section 2.1(e).

“New Revolving Credit Lender” is defined in Section 2.1(e).

“New Term Commitment” is defined in Section 2.1(e).

“New Term Lender” is defined in Section 2.1(e).

“New Term Loans” is defined in Section 2.1(e).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment within two (2) Business Days after the approval deadline that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.7 and (ii) has been approved by the Requisite Lenders.

“Non Pro Rata Loan” is defined in Section 4.2(b)(v).

“Non-Quoted Currency” means Canadian Dollars.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower or the General Partner as a general partner of such partnership); provided, however, that personal recourse of the Borrower or the General Partner for any such Indebtedness for Customary Non-Recourse Carve-Outs in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Note” means a promissory note in the form attached hereto as Exhibit B payable to the order of a Lender, evidencing certain of the Obligations of the Borrower or any Qualified Borrower to such Lender and executed by the Borrower or any Qualified Borrower as required by Section 4.3(a), as the same may be amended, supplemented, modified or restated from time to time, together with the Designated Bank Notes; “Notes” means, collectively, all of such Notes outstanding at any given time.

“Notice of Borrowing” means a Notice of Committed Borrowing or a Notice of Money Market Borrowing.

“Notice of Committed Borrowing” means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 5.1(c).

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.2.

“Obligations” means all Loans, Letter of Credit Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower and the Qualified Borrowers to the Administrative Agent, any Arranger, any Co-Agent, any other Lender, any Affiliate of the Administrative Agent, the Arrangers, the Co-Agents, any other Lender, or any Person entitled to indemnification pursuant to Section 14.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrower or any of the Qualified Borrowers under this Agreement or any other Loan Document.

“Occupancy Rate” means, with respect to a Property at any time, the occupancy rate that is calculated by the Borrower using the methodology that is used by the Borrower for public reporting purposes on the Closing Date and as modified from time to time in keeping with industry standard practices.  The Borrower shall provide notice to the Administrative Agent of any such modification that it considers significant.

“Officer’s Certificate” means, as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, its chief accounting officer, or its treasurer and, as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors (if an officer of such corporation) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership.

“Operating Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which is not a Capital Lease.

“Organizational Documents” means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation or limited liability company, (ii) the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation’s Capital Stock or such limited liability company’s or partnership’s equity or ownership interests.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., any amendments thereto, any successor statutes and any regulations or guidance having the force of law promulgated thereunder.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” is defined in Section 14.1(e).

“Participant Register” is defined in Section 14.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Permits” means any permit, consent, approval, authorization, license, variance, or permission required from any Person pursuant to Requirements of Law, including any Governmental Approvals.

“Permitted Securities Options” means the subscriptions, options, warrants, rights, convertible Securities and other agreements or commitments relating to the issuance of the Borrower’s Securities or the Company’s Capital Stock identified as such on Schedule 1.1.4.

“Person” means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

“Potential Event of Default” means an event that has occurred with respect to the Borrower which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Process Agent” is defined in Section 14.17(a).

“Project” means any shopping center, retail property and mixed-use property owned, directly or indirectly, by any of the Consolidated Businesses or Minority Holdings.

“Property” means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Pro Rata Share” means, with respect to any Lender, as applicable and as the context may require, (a) with respect to matters relating to both Facilities, a fraction (expressed as a percentage), the numerator of which shall be the sum of the Revolving Credit Commitment and Term Commitment (or if the Term Commitments have expired or terminated, such Lender’s Term Exposure) of such Lender and the denominator of which shall be the aggregate amount of all Revolving Credit Commitments and Term Commitments (or if the Term Commitments have expired or terminated, the aggregate Term Exposures of all Lenders), (b) with respect to matters relating to the Term Facility, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Term Commitment (or if the Term Commitments have expired or terminated, such Lender’s Term Exposure) and the denominator of which shall be the aggregate amount of all of the Lenders’ Term Commitments (or if the Term Commitments have expired or terminated, the aggregate Term Exposures of all Lenders), (c) with respect to matters relating to the Revolving Credit Facility, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Revolving Credit Commitment and the denominator of which shall be the aggregate amount of all of the Lenders’ Revolving Credit Commitments, or (d) with respect to matters relating to Alternative Currency Commitments and Loans in Alternative Currency and Alternative Currency Letters of Credit only, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender’s Alternative Currency Commitment and the denominator of which shall be the aggregate amount of all of the applicable Lenders’ Alternative Currency Commitments, in each case as adjusted from time to time in accordance with the provisions of this Agreement. Notwithstanding the foregoing, however, if at any time Borrower shall be unable (but for the operation of this sentence) to draw down the entire Revolving Credit Availability solely as a result of all or any portion of the Alternative Currency Commitments being outstanding, then, solely for purposes of funding the remaining Revolving Credit Availability, “Pro Rata Share” with respect to each Lender that shall not have advanced an amount (or Dollar Equivalent Amount) equal to an amount (or Dollar Equivalent Amount) equal to 100% of its Revolving Credit Commitment, shall be deemed to mean the sum of such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) and such Lender’s pro rata share (with respect to the Revolving Credit Commitments) of the aggregate Pro Rata Shares (with respect to the Revolving Credit Commitments) of all the Lenders that shall have advanced 100% of their Revolving Credit Commitments. Notwithstanding the foregoing (but excluding for the purposes of this sentence the last paragraph of Section 14.25), however, in the case of Section 14.25 when a Defaulting Lender shall exist, for purposes of determining whether the threshold for Requisite Lenders has been met only, “Pro Rata Share” shall be calculated disregarding any Defaulting Lender’s Revolving Credit Commitment or unused Term Commitments.

“Qualified Borrower(s)” means one or more foreign or domestic entities (a) that is a direct or indirect Subsidiary of Borrower, (b) which is not organized in a Sanctioned Country and to which it is lawful under applicable law for the Administrative Agent and the Lenders that are obligated to lend to such entity to make loans, (c) the indebtedness of which entity can be guaranteed by Borrower without violation of Borrower’s Organizational Documents, (d) which executes one or more joinder agreements and promissory notes with respect to Loans made to such Qualified Borrower, (e) whose obligations under such note(s) and the this Agreement are the joint and several obligation of, or guaranteed by, Borrower  pursuant to the Qualified Borrower Guaranty, and with respect to which a Qualified Borrower Guaranty has been delivered, and (f) which has satisfied the requirements of Section 2.10.

“Qualified Borrower Guaranty” means a full and unconditional guaranty of payment in the form of Exhibit L attached hereto, enforceable against Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders.

“Quarterly Compliance Certificate” is defined in Section 8.2(a)(iii).

“Quotation Day” means, with respect to any Borrowing of Eurodollar Rate Loans for any Interest Period, (i) if the currency is Canadian Dollars, the first day of such Interest

Period or (ii) for Dollars, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be  determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

“Real Property” means all of the Borrower’s present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the “Premises”), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefitting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means such banks (other than Bank of America, N.A.) as may be appointed by the Administrative Agent with the consent of such bank in consultation with the Borrower.

“Reference Bank Rate” means, for Loans in the Alternative Currency and for the applicable Interest Period, the arithmetic mean of the rates (expressed as a percentage per annum and rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks as the rate at which such Reference Banks are willing to extend credit by the purchase of Canadian Dollar-denominated bankers’ acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant Interest Period as of the Specified Time on the Quotation Day.

“Register” is defined in Section 14.1(c).

“Registration Statement” means Form 10, GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934, filed by the Company with the Securities and Exchange Commission on                              , 2014, as amended from time to time prior to the date of this Agreement.

“Regulation A” means Regulation A of the Federal Reserve Board as in effect from time to time.

“Regulation T” means Regulation T of the Federal Reserve Board as in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Regulation X” means Regulation X of the Federal Reserve Board as in effect from time to time.

“Reimbursement Date” is defined in Section 3.1(d)(i).

“Reimbursement Obligations” means the aggregate non-contingent reimbursement or repayment obligations of the Borrower with respect to amounts drawn under Letters of Credit and Alternative Currency Letters of Credit.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Replacement Issuing Bank” is defined in Section 3.1(a).

“Reportable Event” means any of the events described in Section 4043(b) of ERISA and the regulations having the force of law promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

“Requirements of Law” means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

“Requisite Facility Lenders” means with respect to the Term Facility or the Revolving Credit Facility, as applicable, the holders of more than 51% of the total Term Exposures and unused Term Commitments or the total Revolving Credit Commitments, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, after any termination of the Revolving Credit Commitments, the holders of more than 51% of the total Revolving Credit Obligations); provided that, in the event any Lender shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Facility Lenders” means Lenders (excluding all Defaulting Lenders) having more than 51% of the total Term Exposures and unused Term Commitments or the total Revolving Commitments (or total Revolving Credit Obligations), as the case may be, outstanding under such Facility (excluding the Term Exposures, Revolving Commitments and Revolving Credit Obligations, as applicable, of all Defaulting Lenders).

“Requisite Lenders” means, at any time, Lenders having Term Exposures, Revolving Credit Obligations and unused Commitments representing more than 51% of the sum of the total Term Exposures, Revolving Credit Obligations and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Requisite Lenders” means Lenders (excluding all Defaulting Lenders) having Term Exposures, Revolving Credit Obligations and unused Commitments representing more than 51% of the sum of the total Term Exposures, Revolving Credit Obligations and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Revolving Credit Availability” means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations at such time.

“Revolving Credit Commitment” means, with respect to any Lender, the obligation of such Lender to make Revolving Credit Loans and to participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the sum of the principal amounts set forth opposite such Lender’s name under the headings “Revolving Credit Commitment” and “Alternative Currency Commitment” on Schedule 1.1 attached hereto or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and “Revolving Credit Commitments” means the aggregate principal amount of the Revolving Credit Commitments (inclusive of the Alternative Currency Commitments) of all the Lenders, the maximum amount of which shall be $900,000,000, as reduced from time to time pursuant to Section 4.1 or increased pursuant to Section 2.1(e).

“Revolving Credit Extension Fee” means, for each Revolving Credit Extension Option for each date on which a payment is required pursuant to Section 2.5(a), an amount equal to three and three-fourths (3.75) basis points on the Maximum Revolving Credit Amount on such date.

“Revolving Credit Extension Notice” is defined in Section 2.5(a).

“Revolving Credit Extension Option” is defined in Section 2.5(a).

“Revolving Credit Extension Period” is defined in Section 2.5(a).

“Revolving Credit Facility” means the Revolving Credit Commitments and the Revolving Credit Obligations.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or Revolving Credit Obligations.

“Revolving Credit Loan” is defined in Section 2.1(b).

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Credit Loans at such time, plus (ii) the Letter of Credit Obligations at such time, plus (iii) the outstanding principal amount of the Money Market Loans at such time, plus (iv) the outstanding principal amount of all Swingline Borrowings at such time.

“Revolving Credit Period” means the period from the Initial Funding Date to the Business Day next preceding the Revolving Credit Termination Date.

“Revolving Credit Termination Date” means the earlier to occur of (i) May 30, 2018 (or, if not a Business Day, the next succeeding Business Day) , provided, however, that the Revolving Credit Termination Date may be extended in accordance with the provisions of Section 2.5(a) hereof; and (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement.

“S&P” means Standard & Poor’s Ratings Service.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security

Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any Person described in (a) or (b).

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities” means any stock, shares, voting trust certificates, partnership interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, including, without limitation, any “security” as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Senior Managing Agents” means the financial institutions listed on the cover page to this Agreement as “Senior Managing Agents”.

“Sharing Event” means (i) the occurrence of an Event of Default with respect to Borrower or any General Partner under clauses (f) or (g) of Section 11.1, (ii) at the election of any Lender, with respect only to its Alternative Currency Commitment, the occurrence of any other Event of Default with respect to Borrower or any General Partner, or (iii) the acceleration of the Loans pursuant to Section 11.2 (a Sharing Event under clauses (i) or (iii) being an “Automatic Sharing Event”, and a Sharing Event under clause (ii) being an “Elective Sharing Event”).

“Solvent”, when used with respect to any Person, means that at the time of determination:

(1)           the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

(2)           the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(3)           it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(4)           it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m. Toronto, Ontario time, and (ii) in relation to a Loan in a LIBOR Quoted Currency, as of 11:00 a.m., London time.

“SPG” is defined in the definition of “Affiliate.”

“SPG Businesses” means the ninety-eight (98) Projects in which the Borrower owns the interest previously owned by SPG.

“Spinoff Date” means the date on which the common shares of the Company are distributed to the shareholders of Simon Property Group, Inc.

“Standby Letter of Credit” means any letter of credit issued by an Issuing Bank pursuant to Section 3.1 for the account of the Borrower, which is not a Commercial Letter of Credit.

“Strip Center EBITDA” means that portion of Combined EBITDA which represents net revenues earned from strip centers, calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Subsidiary” of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

“Swingline Borrowing” means a Borrowing under Section 2.9 hereof.

“Swingline Commitment” has the meaning set forth in Section 2.9(a).

“Swingline Lender” means the Administrative Agent and JPMorgan Chase Bank, N.A. and any other Lender designated by the Borrower from among those Lenders identified by the Administrative Agent as permissible Swingline Lenders and provided that such Lender accepts such designation.

“Swingline Loan” means a Dollar loan made by a Swingline Lender pursuant to Section 2.9.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Allowance” means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

“Term Commitment” means, with respect to any Term Lender, the commitment of such Lender to make Term Loans hereunder, including any New Term Commitments.  The initial amount of each Lender’s Term Commitment is set forth on Schedule 1.1.  The initial aggregate amount of the Lenders’ Term Commitments is $500,000,000.

“Term Commitment Period” means the period from the Closing Date to the first anniversary of the Closing Date.

“Term Exposure” means, with respect to any Term Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Extension Fee” means, for each Term Extension Option for each date on which a  payment is required pursuant to Section 2.5(b), an amount equal to three and three-fourths (3.75) basis points on the aggregate outstanding principal amount of the Term Loans on such date.

“Term Extension Notice” is defined in Section 2.5(b).

“Term Extension Option” is defined in Section 2.5(b).

“Term Extension Period” is defined in Section 2.5(b).

“Term Facility” means the Term Commitments and the Term Loans made thereunder.

“Term Lender” means a Lender with a Term Commitment or Term Exposure.

“Term Loan” is defined in Section 2.1(a) and includes any New Term Loans made pursuant to Section 2.1(e).

“Term Maturity Date” means May 30, 2016, subject to extension in accordance with the provisions of Section 2.5(b) hereof.

“TI Work” means any construction or other “build-out” of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant’s furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

“Ticking Fee” is defined in Section 5.3(b).

“Total Adjusted Outstanding Indebtedness” means, for any period, the sum of (i) the amount of Indebtedness of the General Partner and the Borrower and the Borrower’s pro rata share of the Indebtedness of the other Consolidated Businesses set forth on the then most recent quarterly financial statements of the Borrower and (ii) the outstanding amount of Minority Holding Indebtedness allocable in accordance with GAAP to any of the Consolidated Businesses as of the time of determination.

“Total Leverage Ratio” means the ratio of Total Adjusted Outstanding Indebtedness to Capitalization Value.

“Total Outstanding Unsecured Indebtedness” means that portion of Total Adjusted Outstanding Indebtedness that is not secured by a Lien.

“Unencumbered Asset” is defined in the definition of “Unencumbered Combined EBITDA”.

“Unencumbered Capitalization Value” means the sum of (i) Unencumbered Combined EBITDA capitalized at the applicable Capitalization Rate, (ii) Cash and Cash Equivalents, and (iii) Construction Asset Cost for Unencumbered Assets, and (iv) Unencumbered Assets that are undeveloped land, valued, in accordance with GAAP, at the lower of cost and market value and limited to 5%.  The Capitalization Value of any individual Unencumbered Asset is limited to 10% of Unencumbered Capitalization Value (including such Property).  The sum of Unencumbered Capitalization Value from undeveloped land, Properties located outside the United States and Canada, ground-leased Properties, non-retail Properties, non-wholly owned Properties and Construction Asset Cost is limited to 20% of Unencumbered Capitalization Value (including such Property).  The aggregate Occupancy Rate of the Unencumbered Assets (determined on the basis of the aggregate gross leasable area of such Unencumbered Assets) taken into account in determining Unencumbered Capitalization Value hereunder shall not be less than 80%.  Accordingly, if such aggregate Occupancy Rate is less than 80% when taking into account all of the Unencumbered Assets, a sufficient number of Projects having the lowest Occupancy Rates shall be excluded from the determination such that the 80% Occupancy Rate requirement is satisfied.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA which represents revenues earned from third party property and asset management (up to 5% of Combined EBITDA) or from Real Property that is not subject to or encumbered by Secured Indebtedness and is not subject to any agreements (other than those agreements more particularly described on Schedule 1.1.5), the effect of which would be to restrict, directly or indirectly, the ability of the owner of such Property from granting Liens thereon (such Real Property, an “Unencumbered Asset”), calculated on the first day of each fiscal quarter for the four immediately preceding consecutive fiscal quarters.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

“Unreimbursed Amount” is defined in Section 3.1(d)(i).

“Unrestricted Cash” means Cash and Cash Equivalents that are not subject to any pledge, lien or control agreement, less (i) $40,000,000, (ii) amounts normally and customarily set aside by Borrower for operating, capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations; provided, however, that the sum of (i), (ii) and (iii) shall in no event exceed the total Cash and Cash Equivalents.

“Unsecured Indebtedness” means any Indebtedness not secured by a Lien.

“Unsecured Interest Expense” means the interest expense incurred on the Total Outstanding Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 13.1(f)(ii)(B)(3).

1.2          Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.  Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

1.3          Accounting Terms.  Subject to Section 14.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.4          Other Terms.  All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

1.5          Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Reimbursement Agreement related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.1          Committed Loans.

(a)           Availability of Term Loans.  Subject to the terms and conditions set forth in this Agreement, each Term Lender hereby severally and not jointly agrees to make term loans (each individually, a “Term Loan” and, collectively, the “Term Loans”), in Dollars, to the Borrower on the Initial Funding Date and from time to time thereafter during the Term

Commitment Period as requested by the Borrower in accordance with Section 2.1(c) (the first of such Borrowings, the “Initial Term Loan Borrowing” and each of the subsequent Borrowings, a “Delayed Term Loan Borrowing”, and collectively, the “Term Loan Borrowings”); provided that (i) the Initial Term Loan Borrowings shall be in a minimum aggregate amount of $300,000,000, and each Delayed Term Loan Borrowing shall be in a minimum aggregate amount of $25,000,000, (ii) all Delayed Term Loan Borrowings shall be made no later than the last day of the Term Commitment Period, (iii) the aggregate principal amount of the Term Loans (after giving effect to all amounts requested) shall not exceed the Term Commitments, and (iv) the aggregate principal amount of Term Loans from any Term Lender to the Borrower shall not exceed such Lender’s Term Commitment.  All Term Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares for the Term Facility, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Term Loan hereunder nor shall the Term Commitment of any Lender be increased or decreased as a result of any such failure.  The Term Loans, or any portion thereof, may be either a Base Rate Loan or a Eurodollar Rate Loan, as determined by the Borrower in any Notice of Committed Borrowing, any Notice of Conversion/Continuation or as otherwise provided in this Agreement.  The Term Commitments, with respect to the making of the Term Loans (and not with respect to the obligations of the Lenders to convert or continue any Term Loans), shall expire on (x) the Initial Funding Date, in the case of the Initial Term Loan Borrowing, and (y) the last day of the Term Commitment Period, in the case of the Delayed Term Loan Borrowings (regardless of the failure of the Borrower to request a Delayed Term Loan Borrowing or the failure of the Borrower to fully utilize the Term Commitments).  The Borrower may not reborrow the Term Loans following any repayment thereof.

(b)           Availability of Revolving Credit Loans.  Subject to the terms and conditions set forth in this Agreement, (i) each Revolving Credit Lender hereby severally and not jointly agrees to make revolving loans (each individually, a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”), in Dollars, to the Borrower or the applicable Qualified Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender’s Pro Rata Share of the Revolving Credit Availability at such time, and (ii) in furtherance and clarification of the foregoing, as to Revolving Credit Lenders with an Alternative Currency Commitment only, to make Eurodollar Rate Loans to the Borrower or the applicable Qualified Borrower denominated in the Alternative Currency (provided (A) the Alternative Currency is freely transferable and convertible to Dollars, and (B) Bloomberg (or any successor thereto or substitute service selected by the Administrative Agent) reports a Base Eurocurrency Rate (or CDOR Rate, for Eurodollar Rate Loans denominated in Canadian Dollars) for the Alternative Currency relating to the applicable Interest Period), in an aggregate principal Dollar Equivalent Amount not to exceed such Lender’s Alternative Currency Commitment; provided that after giving effect to such Revolving Credit Loans, the Dollar Equivalent Amount of all Alternative Currency Loans and all Letter of Credit Obligations with respect to Alternative Currency Letters of Credit shall not exceed the Alternative Currency Sublimit.  All Revolving Credit Loans comprising the same Borrowing under this Agreement shall be made by the Revolving Credit Lenders simultaneously and proportionately to their then respective Pro Rata Shares for the Revolving Credit Facility, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Revolving Credit Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure.  Subject to the provisions of this Agreement, the Borrower or applicable Qualified Borrower may repay any outstanding Revolving Credit Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(b) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  Each requested Borrowing of Revolving Credit Loans funded on any Funding Date shall be in a principal amount of at least $1,500,000 (or, with respect to an Alternative Currency Borrowing only, the Dollar Equivalent Amount of $1,500,000); provided, however, that if the Revolving Credit Availability at the time of such requested Borrowing is less than $1,500,000 (or the Dollar Equivalent Amount of $1,500,000 in the case of an Alternative Currency Borrowing), then the requested Borrowing shall be for the total amount of the Revolving Credit Availability.

(c)           Notice of Committed Borrowing.  When the Borrower or applicable Qualified Borrower desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Committed Borrowing, signed by it (i) no later than 12:00 noon (New York time) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, (ii) no later than 11:00 a.m. (New York time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans, (iii) no later than 11:00 a.m. (New York time) at least four (4) Business Days before each Borrowing of Eurodollar Rate Loans denominated in an Alternative Currency, and (iv) no later than 11:00 a.m. (New York time) at least nine (9) Business Days before each Borrowing by a Foreign Qualified Borrower; provided that a Foreign Qualified Borrower may not deliver a Notice of Committed Borrowing until the date that is at least five (5) Business Days following the later of (A) the date of a New Foreign Qualified Borrower Notice or (B) the date of a New Foreign Qualified Borrower Amendment.  Such Notice of Committed Borrowing shall specify (i) whether such Borrowing is a Borrowing of Revolving Credit Loans or Term Loans, (ii) the proposed Funding Date (which shall be a Business Day), (iii) the amount of the proposed Borrowing, (iv) the Revolving Credit Availability or remaining unused Term Commitments, as applicable, as of the date of such Notice of Borrowing, (v) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and if Eurodollar Rate Loans are requested whether Dollars or the Alternative Currency is being requested, (vi) in the case of Eurodollar Rate Loans, the requested Eurodollar Interest Period, (vii) instructions for the disbursement of the proceeds of the proposed Borrowing and (viii) if the Notice of Committed Borrowing is delivered by a Foreign Qualified Borrower, the jurisdiction of formation and organization of such Foreign Qualified Borrower.  In lieu of delivering such a Notice of Committed Borrowing (except with respect to a Borrowing of Committed Loans on the Initial Funding Date or to a Foreign Qualified Borrower), the Borrower or the applicable Qualified Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(c), if the Borrower or the applicable Qualified Borrower confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day.  Any Notice of Committed Borrowing (or telephonic notice in lieu thereof) given pursuant to this Section 2.1(c) shall be irrevocable.

(d)           Making of Loans.

(i)            Promptly after receipt of a Notice of Committed Borrowing under Section 2.1(c) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each applicable Lender by facsimile transmission, or other similar form of written transmission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of Eurodollar Rate Loans, shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans, or four (4) Business Days in the case of an Alternative Currency Loan, or seven (7) Business Days in the case of a Committed Loan to a Foreign Qualified Borrower).  Subject to Section 2.8(i) with respect to Committed Loans to a Foreign Qualified Borrower, each Lender shall deposit an amount equal to its applicable Pro Rata Share (if any) of the Borrowing requested by the Borrower or the applicable Qualified Borrower with the Administrative Agent at its office in New York, New York, in immediately available funds in Dollars or Alternative Currency, as applicable, not later than 12:00 noon (New York time), or (x) in the case of a Borrowing of Base Rate Loans for which the Notice of Committed Borrowing was given on such Funding Date, 2:00 p.m. (New York time) or (y)  in the case of an Alternative Currency Borrowing, 12:00 noon local time of the principal financial center of the country of that currency, on the respective Funding Date therefor.  Subject to the fulfillment of the conditions precedent set forth in Section 6.1 or Section 6.2, as applicable, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower or the applicable Qualified Borrower at the Administrative Agent’s office in New York, New York on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower’s or the applicable Qualified Borrower’s disbursement instructions set forth in the applicable Notice of Borrowing.  Subject to the provisions of Section 2.8(i) with respect to Committed Loans to a Foreign Qualified Borrower, the failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Committed Loan on such Funding Date. In the event the conditions precedent set forth in Section 6.1 or 6.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

(ii)           Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date (or, in the case of a Borrowing of Base Rate Loans for which the Notice of Committed Borrowing was given on such Funding Date, by 2:00 p.m. (New York time) on such Funding Date) in respect of any Borrowing that such Lender does not intend to fund its Committed Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Committed Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Qualified Borrower jointly and severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or the applicable Qualified Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower or the applicable Qualified Borrower, the interest rate applicable to the Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the interest rate applicable to such Borrowing shall be as requested by the Borrower in the applicable Notice of Borrowing. This Section 2.1(d)(ii) does not relieve any Lender of its obligation to make its Committed Loan on any applicable Funding Date.

(e)                                  Incremental Facilities.  On one or more occasions at any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) an increase to the existing Revolving Credit Commitments (any such increase, the “New Revolving Credit Commitments”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Commitments”, together with the New Revolving Credit Commitments, the “Incremental Commitments”), by up to an aggregate amount not to exceed $400,000,000 for all Incremental Commitments (so that the sum of the Maximum Revolving Credit Amount plus the principal amount of Term Commitments made hereunder does not exceed $1,800,000,000).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent.  The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested Incremental Commitments; provided that (x) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $10,000,000, (y) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment; provided that (1) the Lenders will first be afforded the opportunity to provide the Incremental Commitments on a pro rata basis, and if any Lender so approached fails to respond within such ten (10) Business Day period after its receipt of such request, such Lender shall be deemed to have declined to provide such Incremental Commitments and (2) any Revolving Credit Lender which is a party to this Agreement prior to such request for increase that so elects to increase its Revolving Credit Commitment shall be required to increase its Alternative Currency Commitment on a pro rata basis (provided that to the extent any Revolving Credit Lender’s Pro Rata Share of Alternative Currency Commitments was zero prior to such increase, then such Lender shall not be required to allocate any portion of such increase to an Alternative Currency Commitment), and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), and, in the case of a New Revolving Credit Commitment, the Issuing Bank and the Swingline Lender (each of which approvals shall not be unreasonably withheld), unless such New Revolving Credit Lender is an existing Lender (other than a Defaulting Lender) with a Revolving Credit Commitment at such time or such New Term Lender is an existing Lender or an Affiliate of an existing Lender.

The terms and provisions of any New Revolving Credit Commitments shall be identical to the existing Revolving Credit Commitments.  The terms and provisions of any New Term

Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the Term Maturity Date and shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Term Facility, unless the Borrower and the New Term Lenders in respect of such New Term Loans elect lesser payments and (c) otherwise be identical to the existing Term Loans or reasonably acceptable to the Administrative Agent and each New Term Lender.

The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitments shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Potential Event of Default or Event of Default shall exist and (ii) as of the last day of the most recent calendar quarter for which financial statements have been delivered pursuant to Section 8.2, the Borrower would have been in compliance with the financial covenants set forth in Section 10.1 and Section 10.12; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments; and (ii) a customary opinion of counsel to the Borrower (which may be in substantially the same form as delivered on the Closing Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new Notes executed by the Borrower, payable to any new Lender, and replacement Notes executed by the Borrower, payable to any existing Lenders.

On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Credit Lender shall become a Lender with respect to its New Revolving Credit Commitment and all matters relating thereto.

On any Increased Amount Date on which any New Term Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term

Commitment, and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitment and the New Term Loans made pursuant thereto.

The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Credit Commitments and the New Revolving Credit Lenders or the New Term Commitments and the New Term Lenders, as applicable, and (z) in the case of each notice to any Revolving Credit Lender, the respective interests in such Revolving Credit Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this paragraph.

The fees payable by Borrower upon any such increase in the Commitments shall be agreed upon by the Administrative Agent and Borrower at the time of such increase.

The Incremental Commitments shall be evidenced pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Credit Lenders or New Term Lenders, as applicable, and the Administrative Agent, and each of which shall be recorded in the Register.  Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.1(e).

2.2                               Money Market Loans.

(a)                                 The Money Market Option.  From time to time during the Revolving Credit Period, and provided that at such time the Borrower maintains an Investment Grade Credit Rating, the Borrower may, as set forth in this Section 2.2, request the Revolving Credit Lenders during the Revolving Credit Period to make offers to make Money Market Loans in Dollars or the Alternative Currency to the Borrower, provided that the aggregate outstanding amount of such Money Market Loans shall not exceed, at any time, the lesser of (i) sixty five percent (65%) of the Maximum Revolving Credit Amount and (ii) the Revolving Credit Availability; provided that the aggregate outstanding Dollar Equivalent Amount of Money Market Loans denominated in the Alternative Currency shall not exceed twenty-five percent (25%) of the Maximum Revolving Credit Amount; and provided further that after giving effect to any Money Market Loan denominated in the Alternative Currency, the Dollar Equivalent Amount of all Alternative Currency Loans and all Letter of Credit Obligations with respect to Alternative Currency Letters of Credit shall not exceed the Alternative Currency Sublimit.  Subject to the provisions of this Agreement, the Borrower may repay any outstanding Money Market Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.2(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date.  The Revolving Credit Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.2.

(b)                                 Money Market Quote Request.  When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit H hereto so as to be received not later than 10:30 A.M. (New York City time) on the fifth (5th) Business Day prior to the date of Borrowing proposed therein (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Credit Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction for which such change is to be effective) specifying:

(i)                                     whether the proposed Borrowing is to be in Dollars or the Alternative Currency and whether the proposed Borrowing is to be of Eurodollar Money Market Loans,

(ii)                                  the proposed date of Borrowing, which shall be a Business Day,

(iii)                               the aggregate amount of such Borrowing, which shall be in a minimum amount of $25,000,000 or a larger multiple of $1,000,000,

(iv)                              the duration of the Eurodollar Interest Period applicable thereto, subject, in each case, to the provisions of Section 5.2(b),

(v)                                 the amount of all Money Market Loans then outstanding (which, together with the requested Borrowing shall not exceed, in the aggregate, the lesser of (A) sixty five percent (65%) of the Maximum Revolving Credit Amount and (B) the Revolving Credit Availability); and

(vi)                              in the case of a Money Market Quote Request for a Borrowing in the Alternative Currency, the Dollar Equivalent Amount of all Money Market Loans denominated in the Alternative Currency then outstanding (which, together with the Dollar Equivalent Amount of the requested Borrowing shall not exceed, in the aggregate, the lesser of (A) twenty-five percent (25%) of the Maximum Revolving Credit Amount and (B) the Revolving Credit Availability).

The Borrower may request offers to make Money Market Loans for more than one Eurodollar Interest Period in a single Money Market Quote Request.  Borrower may not make more than six (6) Money Market Quote Requests in any thirty-day period.

(c)                                  Invitation for Money Market Quotes.  Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Revolving Credit Lenders by facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit I hereto, which shall constitute an invitation by the Borrower to each Revolving Credit Lender to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)                                 Submission and Contents of Money Market Quotes.  (i) Each Revolving Credit Lender may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission not later than 2:00 P.M. (New York City time) on the fourth (4th) Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Revolving Credit Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Revolving Credit Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than one hour prior to the deadline for the other Lenders.  Any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.  All or any portion of Money Market Loans to be funded pursuant to a Money Market Quote may, as provided in Section  14.1(f), be funded by a Revolving Credit Lender’s Designated Bank.  A Lender making a Money Market Quote may, but shall not be required to, specify in its Money Market Quote whether all or any portion of the related Money Market Loans are intended to be funded by such Lender’s Designated Bank, as provided in Section 14.1(f).

(ii)                                  Each Money Market Quote shall be in substantially the form of Exhibit J hereto and shall in any case specify:

(A)                               the proposed date of Borrowing,

(B)                               the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Revolving Credit Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Lender may be accepted,

(C)                               either (1) the margin above or below the applicable Eurodollar Rate (each, a “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate, or (2) a flat rate of interest (each, a “Money Market Rate”) offered for each Money Market Loan, and

(D)                               the identity of the quoting Revolving Credit Lender.

A Money Market Quote may set forth up to five separate offers by the quoting Revolving Credit Lender with respect to each Eurodollar Interest Period specified in the related Invitation for Money Market Quotes.

(iii)                               Any Money Market Quote shall be disregarded if it:

(A)                               is not substantially in conformity with Exhibit J hereto or does not specify all of the information required by subsection (d)(ii) above;

(B)                               proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(C)                               arrives after the time set forth in subsection (d)(i).

(e)                                  Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Revolving Credit Lender that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Revolving Credit Lender with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the principal amounts and Money Market Margin or Money Market Rate, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)                                   Acceptance and Notice by Borrower.  Not later than 10:00 A.M. (New York City time) on the third Business Day prior to the proposed date of Borrowing (or such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Money Market Quote Request for the first LIBOR Auction for which such change is to be effective), the Borrower shall telephonically notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e), and the Borrower shall confirm such telephonic notification in writing not later than the third Business Day prior to the proposed date of Borrowing.  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”), whether telephonic or in writing, shall specify the aggregate principal amount of offers for each Eurodollar Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)                                     the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)                                  the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

(iii)                               acceptance of offers may only be made on the basis of ascending Money Market Quotes; and

(iv)                              the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)                                  Allocation by Administrative Agent.  If offers are made by two or more Revolving Credit Lenders with the same Money Market Margins and/or Money Market Rates, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Eurodollar Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Revolving Credit Lenders as nearly as possible (in multiples of $1,000,000, as the

Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

(h)                                 Notification by Administrative Agent.  Upon receipt of the Borrower’s Notice of Money Market Borrowing in accordance with Section 2.2(f) hereof, the Administrative Agent shall, on the date such Notice of Money Market Borrowing is received by the Administrative Agent, notify each Revolving Credit Lender of the principal amount of the Money Market Borrowing accepted by the Borrower and of such Revolving Credit Lender’s share (if any) of such Money Market Borrowing and such Notice of Money Market Borrowing shall not thereafter be revocable by the Borrower. A Revolving Credit Lender who is notified that it has been selected to make a Money Market Loan may designate its Designated Bank (if any) to fund such Money Market Loan on its behalf, as described in Section 14.1(f).  Any Designated Bank which funds a Money Market Loan shall on and after the time of such funding become the obligee under such Money Market Loan and be entitled to receive payment thereof when due.  No Revolving Credit Lender shall be relieved of its obligation to fund a Money Market Loan, and no Designated Bank shall assume such obligation, prior to the time the applicable Money Market Loan is funded.

2.3                               Use of Proceeds of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit issued for the account of the Borrower hereunder may be used for the purposes of:

(a)                                 acquisition of Projects, portfolios of Projects, or interests in Projects, similar to and consistent with the types of Projects owned and/or operated by the Borrower or its Subsidiaries on the Closing Date;

(b)                                 acquisition of Persons or interests in Persons that own or have direct or indirect interests in Projects or portfolios of Projects similar to and consistent with the types of Projects owned and/or operated by the Borrower or its Subsidiaries on the Closing Date;

(c)                                  expansion, renovation and redevelopment of Properties owned in whole or in part and operated by the Borrower or its Subsidiaries;

(d)                                 funding of TI Work and Tenant Allowances;

(e)                                  financing construction related to new or existing Properties owned or to be owned in whole or in part and operated by the Borrower or its Subsidiaries ;

(f)                                   in the case of Loans borrowed on the Initial Funding Date and the first Delayed Term Loan Borrowing only, distribution or payment of such proceeds to SPG or its Affiliates; and

(g)                                  other general corporate, partnership and working capital needs of the Borrower or its Subsidiaries, inclusive of repayment of Indebtedness for borrowed money;

each of which purposes described in clauses (a) through (f) above must otherwise be lawful general corporate, partnership and working capital purposes of the Borrower.

2.4                               Revolving Credit Termination Date; Maturity of Money Market Loans.

(a) The Revolving Credit Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be paid in full (or, in the case of unmatured Letter of Credit Obligations, provision for payment in cash shall be made to the satisfaction of the Lenders actually issuing Letters of Credit and the Requisite Lenders), on the Revolving Credit Termination Date. Each Revolving Credit Lender’s obligation to make Revolving Credit Loans shall terminate on the Business Day next preceding the Revolving Credit Termination Date.

(b)                                 All outstanding Term Loans shall be paid in full on the Term Maturity Date.  Each Term Lender’s obligation to make Term Loans shall terminate on (x) the Initial Funding Date, in the case of the Initial Term Loan Borrowing, and (y) the last day of the Term Commitment Period, in the case of the Delayed Term Loan Borrowing.

(c)                                  Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with the accrued interest thereon, on the earlier of the last day of the Eurodollar Interest Period applicable to such Borrowing and the Revolving Credit Termination Date.

2.5                               Extension Options.

(a)                                 Revolving Credit Extension Option.

(i)                                     The Borrower shall have two options (each, a “Revolving Credit Extension Option”) to extend the Revolving Credit Termination Date for a period of six (6) months per extension (each such period, a “Revolving Credit Extension Period”).  Subject to the conditions set forth in clause (ii) below, Borrower may exercise each Revolving Credit Extension Option by delivering written notice (a “Revolving Credit Extension Notice”), together with the payment of the first installment of the Revolving Credit Extension Fee for the account of the Revolving Credit Lenders (based on their respective Pro Rata Shares for the Revolving Credit Facility), to the Administrative Agent on or before the date that is at least 30 days, but not more than 180 days, prior to the then applicable Revolving Credit Termination Date, stating that Borrower will extend the Revolving Credit Termination Date for six (6) months (or if such date that is six months after the Revolving Credit Termination Date is not a Business Day, the next succeeding Business Day).  Borrower’s delivery of a Revolving Credit Extension Notice shall be irrevocable.  In no event shall the Revolving Credit Termination Date occur later than May 30, 2019.

(ii)                                  The Borrower’s right to exercise each Revolving Credit Extension Option shall be subject to the following terms and conditions: (A) no Potential Event of Default or Event of Default shall have occurred and be continuing either on the date Borrower delivers the applicable Revolving Credit Extension Notice to the Administrative Agent or on the date that this Agreement would otherwise have terminated, (B) the Borrower shall be in full compliance with all covenants and conditions set forth in this Agreement as of the date Borrower delivers the applicable Revolving Credit Extension Notice to the Administrative Agent and on the date that this Agreement would otherwise have terminated, and (C) the Borrower shall have paid the first quarterly installment of the Revolving Credit Extension Fee to the Administrative Agent for the account of the Revolving Credit Lenders (based on their respective Pro Rata Shares for the Revolving Credit Facility).

(iii)                               If the Borrower exercises any Revolving Credit Extension Option, the Borrower shall pay the quarterly installments of the Revolving Credit Extension Fee on (A) the date of the Extension Notice and (B) the first day of the fourth month of the applicable Revolving Credit Extension Period.

(b)                                 Term Extension Option.

(i)                                     The Borrower shall have three options (each, a “Term Extension Option”) to extend the Term Maturity Date for a period of one (1) year per extension (each such period, a “Term Extension Period”).  Subject to the conditions set forth in clause (ii) below, Borrower may exercise each Term Extension Option by delivering written notice (a “Term Extension Notice”), together with the payment of the first installment of the Term Extension Fee for the account of the Term Lenders (based on their respective Pro Rata Shares for the Term Facility), to the Administrative Agent on or

before the date that is at least 30 days, but not more than 180 days, prior to the then applicable Term Maturity Date, stating that Borrower will extend the Term Maturity Date for one (1) year (or if such date that is one year after the Term Maturity Date is not a Business Day, the next succeeding Business Day).  Borrower’s delivery of a Term Extension Notice shall be irrevocable.  In no event shall the Term Maturity Date occur later than May 30, 2019.

(ii)                                  The Borrower’s right to exercise each Term Extension Option shall be subject to the following terms and conditions: (A) no Potential Event of Default or Event of Default shall have occurred and be continuing either on the date Borrower delivers the applicable Term Extension Notice to the Administrative Agent or on the date that this Agreement would otherwise have terminated, (B) the Borrower shall be in full compliance with all covenants and conditions set forth in this Agreement as of the date Borrower delivers the applicable Term Extension Notice to the Administrative Agent and on the date that this Agreement would otherwise have terminated, and (C) the Borrower shall have paid the first quarterly installment of the Term Extension Fee to the Administrative Agent for the account of the Term Lenders (based on their respective Pro Rata Shares for the Term Facility).

(iii)                               If the Borrower exercises any Term Extension Option, the Borrower shall pay the quarterly installments of the Term Extension Fee on (A) the date of the Extension Notice and (B) on the first day of the fourth, seventh and tenth months of the applicable Term Extension Period.

2.6                               Maximum Credit Facility.  Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate principal Revolving Credit Obligations exceed the Maximum Revolving Credit Amount.

2.7                               Authorized Agents.  On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate setting forth the names of the employees and agents authorized to request Loans and Letters of Credit and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent.  The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent, the Arrangers, the Co-Agents, the Lenders and any Issuing Bank shall be entitled to rely conclusively on such employee’s or agent’s authority to request such Loan or Letter of Credit or such conversion/continuation until the Administrative Agent and the Arrangers receive written notice to the contrary.  None of the Administrative Agent or the Arrangers shall have any duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/continuation, the Administrative Agent and the Arrangers shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower.  None of the Administrative Agent, the Arrangers or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Administrative Agent or the Arrangers believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Administrative Agent, each Arranger and each other Lender from any loss or expense the Administrative Agent, the Arrangers or the Lenders might incur in acting in good faith as provided in this Section 2.7.

2.8                               Special Provisions Regarding Alternative Currency Loans and Loans to Foreign Qualified Borrowers.

(a)                                 Upon the occurrence of an Automatic Sharing Event, automatically (and without the taking of any action), or upon the occurrence of an Elective Sharing Event, upon three (3) Business Days’ notice from the applicable Revolving Credit Lender to the Administrative Agent and Borrower, (x) all then outstanding Eurodollar Rate Loans denominated in the Alternative Currency (in the case of an Elective Sharing Event, however, only with respect to all such Revolving Credit Loans of the applicable Lender) shall be automatically converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent Amount of the aggregate principal amount of the applicable Eurodollar Rate Loans on the date such Sharing Event first occurred, which Revolving Credit Loans denominated in Dollars (i) shall thereafter continue to be deemed to be Base Rate Loans and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Credit Commitments, shall be immediately due and payable on the date such Sharing Event has occurred), and (y) unless the Sharing Event resulted solely from a termination of the Revolving Credit Commitments, all accrued and unpaid interest and other amounts owing with respect to such Revolving Credit Loans (in the case of an Elective Sharing Event, however, only with respect to all such Revolving Credit Loans of the applicable Lender) shall be immediately due and payable in Dollars, such accrued and unpaid interest and other amounts having been converted into a Dollar Equivalent Amount.

(b)                                 Upon the occurrence of a Sharing Event, and after giving effect to any automatic or elective conversion pursuant to Section 2.8(a), each Revolving Credit Lender in the case of an Automatic Sharing Event or each applicable Revolving Credit Lender in the case of an Elective Sharing Event shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Revolving Credit Loans outstanding to Borrower in such amounts so that each Revolving Credit Lender shall have a share of such outstanding Revolving Credit Loans then owing by Borrower equal to its Pro Rata Share of the Revolving Credit Commitments (although if because of fluctuations in currency exchange rates any Revolving Credit Lender would be required to purchase such participations after giving effect to which such Revolving Credit Lender’s allocated share of all Revolving Credit Loans and Letter of Credit Obligations (including participations therein purchased pursuant to this Section 2.8) would exceed the Dollar Equivalent Amount of such Lender’s Revolving Credit Commitment, then such participations shall be in an amount after giving effect to which such Lender’s allocated share of all Loans and Letter of Credit Obligations (including participations therein purchased pursuant to this Section 2.8) would equal the Dollar Equivalent Amount of such Lender’s Revolving Credit Commitment).  Upon any such occurrence, the Administrative Agent shall notify each Revolving Credit Lender and shall specify the amount of Dollars required from such Revolving Credit Lender in order to effect the purchases and sales by the various Revolving Credit Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by Borrower pursuant to this Section 2.8 in respect of such accrued but unpaid interest);

provided, in the event that a Sharing Event shall have occurred, each Revolving Credit Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Revolving Credit Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Revolving Credit Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Revolving Credit Lender which has sold participations in any of its Revolving Credit Loans (through the Administrative Agent) will deliver to each Revolving Credit Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Revolving Credit Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Revolving Credit Lenders as required above.

(c)                                  Upon the occurrence of an Automatic Sharing Event or an Elective Sharing Event with respect to the applicable electing Revolving Credit Lenders (i) no further Alternative Currency Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurodollar Rate Loans initially denominated in the Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Eurodollar Rate Loans had originally been made in Dollars and shall be distributed by the relevant Revolving Credit Lenders (or their Affiliates) to the Administrative Agent for the account of the Revolving Credit Lenders which made such Loans or are participating therein and (iii) the Revolving Credit Commitments of the Revolving Credit Lenders shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Revolving Credit Lender to purchase its participating interest in any Revolving Credit Loans upon the occurrence of a Sharing Event shall not relieve any other Revolving Credit Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to purchase the participating interest to be purchased by such other Revolving Credit Lender on any date.

(d)                                 If any amount required to be paid by any Revolving Credit Lender pursuant to Section 2.8(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.8(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations times (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent times (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Revolving Credit Lender pursuant to Section 2.8(b) is not in fact made available to the Administrative Agent within five (5) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Base Rate Loans hereunder. A certificate of the Administrative Agent submitted to any Revolving Credit Lender with respect to any amounts payable by any Revolving Credit Lender pursuant to this Section 2.8 shall be paid to the Administrative Agent for the account of the relevant Revolving Credit Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such Lender the amounts owing to such Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(e)                                  Whenever, at any time after the relevant Revolving Credit Lenders have received from any Revolving Credit Lenders purchases of participations in any Revolving Credit Loans pursuant to this Section 2.8, the Revolving Credit Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Revolving Credit Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Revolving Credit Lenders are required to be returned, the Revolving Credit Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Revolving Credit Lenders.

(f)                                   Each Revolving Credit Lender’s obligation to purchase participating interests pursuant to this Section 2.8 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, Borrower or any other Person for any reason whatsoever, (b) the occurrence or continuance of an Event of Default, (c) any adverse change in the condition (financial or otherwise) of Borrower or any other Person, (d) any breach of this Agreement by the Borrower, any of its Subsidiaries or any Lender or any other Person, or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)                                  Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Revolving Credit Lender which has purchased such participations shall be entitled to receive from Borrower any increased costs and indemnities directly from Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.8, increased Taxes may be owing by the Borrower pursuant to Section 13.1, which Taxes shall be paid (to the extent provided in Section 13.1) by Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.8.

(h)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement, subject to the reasonable approval of the Administrative Agent, from time to time, the Borrower may request that the definition of “Alternative Currencies” be amended to include one or more additional alternative currencies specified at such time by the Borrower. If less than all the Lenders holding Alternative Currency Commitments shall agree to such proposed amendment, then any such amendment shall be subject to a sufficient numbers of such Lenders agreeing to fund in such additional alternative currency or currencies as the Administrative Agent shall deem to be practicable and shall include any such other changes as the Administrative Agent and such Lenders shall deem to be reasonably necessary to effectuate such amendment. Nothing in this Section 2.8(h) shall constitute or be deemed to constitute an agreement by any Lender to fund any additional alternative currency even if such an amendment shall be entered into.

(i)                                     Notwithstanding anything to the contrary contained elsewhere in this Agreement, in the event a Foreign Qualified Borrower delivers a Notice of Committed Borrowing pursuant to Section 2.1, on or before 3:00 p.m. on the day that is five (5) Business Days after the Administrative Agent notifies such Revolving Credit Lender of the proposed Borrowing in accordance with Section 2.1(c)(i) (the “Election Deadline”), each Revolving Credit Lender with an Alternative Currency Commitment shall notify the Administrative Agent that it elects to either (x) fund such Committed Loan to the applicable Foreign Qualified Borrower or (y) not fund such Committed Loan to the applicable Foreign Qualified Borrower.  If any such Revolving Credit Lender fails to notify the Administrative Agent of such election on or before the Election Deadline, then such Lender shall be irrevocably deemed to have elected not to make such Committed Loan.  Based on the results of such elections, the following shall apply:

(i)                                     If all Revolving Credit Lenders with an Alternative Currency Commitment elect to fund such Committed Loan to the applicable Foreign Qualified Borrower, then the provisions of Section 2.1(c)(i) shall apply without modification.

(ii)                                  If no Revolving Credit Lenders with an Alternative Currency Commitment elect to fund such Committed Loan to the applicable Foreign Qualified Borrower, then the applicable Foreign Qualified Borrower shall be deemed never to have submitted a Notice of Committed Borrowing.

(iii)                               If some but less than all of the Revolving Credit Lenders with an Alternative Currency Commitment elect to make such Committed Loan to the applicable Foreign Qualified Borrower, then the Pro Rata Shares of the Revolving Credit Lenders with an Alternative Currency Commitment electing to make such Committed Loan to such applicable Foreign Qualified Borrower shall be increased with respect to such Committed Loan in proportion to their respective Alternative Currency Commitments such that the sum of such Lenders’ Pro Rata Shares is 100%; provided, however, that in no event shall a Revolving Credit Lender be required to fund a cumulative aggregate amount exceeding its Alternative Currency Commitment.  If the limitation on Revolving Credit Lenders’ funding obligations provided in the preceding sentence results in an amount less than the amount of the proposed Borrowing set forth in the Notice of Committed Borrowing being funded, then such amount of proposed Borrowing shall be deemed to be reduced to the amount funded in accordance with this Section 2.8(i)(iii).

(j)                                    Limitation on Foreign Qualified Borrowers.  Notwithstanding anything to the contrary contained in this Agreement, Foreign Qualified Borrowers may borrow only in an Alternative Currency.  In no event shall a Foreign Qualified Borrower have the right to borrow hereunder in Dollars.

2.9                               Swingline Loan Subfacility.

(a)                                 Swingline Commitment.  Subject to the terms and conditions of this Section 2.9, each Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower or any Qualified Borrower in Dollars (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) $75,000,000, and (ii) the Revolving Credit Availability (the “Swingline Commitment”); and provided further that the aggregate outstanding amount of any Swingline Loans made by any individual Swingline Lender shall not exceed $37,500,000.  Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)                                 Swingline Borrowings.

(i)                                     Notice of Borrowing.  With respect to any Swingline Borrowing, the Borrower or the applicable Qualified Borrower shall give the Administrative Agent notice in writing which shall be received by the Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of a Swingline Borrowing (and confirmed by telephone by such time), specifying (1) that a Swingline Borrowing is being requested, (2) the amount of such Swingline Borrowing, (3) the proposed date of such Swingline Borrowing, which shall be a Business Day and (4) that no Potential Event of Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing.  Such notice shall be irrevocable.  The Administrative Agent shall promptly provide such notice to each Swingline Lender.  Unless the Swingline Loan requested in such notice would cause the aggregate outstanding amount of all Swingline Loans made by the Administrative Agent to exceed $37,500,000, the Administrative Agent shall make such Swingline Loan.  If the Swingline Loan requested in such notice would cause the aggregate outstanding amount of all Swingline Loans made by the Administrative Agent to exceed $37,500,000, then (i) the Administrative Agent shall make the portion (if any) of such Swingline Loan as shall cause the aggregate outstanding amount of its Swingline Loans to equal $37,500,000 and (ii) the other Swingline Lender(s) shall make the remaining portion of such Swingline Loan.

(ii)                                  Minimum Amounts.  Each Swingline Borrowing shall be in a minimum principal amount of $3,000,000.

(iii)                               Repayment of Swingline Loans.  Each Swingline Loan shall be due and payable on the earliest of (A) 10 days from and including the date of the applicable Swingline Borrowing, (B) the date of the next Revolving Credit Borrowing or (C) the Revolving Credit Termination Date.  If, and to the extent, any Swingline Loans shall be outstanding on the date of any Revolving Credit Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Revolving Credit Borrowing prior to the disbursement of the same to the Borrower or the Qualified Borrower, as applicable.  If, and to the extent, a Revolving Credit Borrowing is not requested prior to the Revolving Credit Termination Date or the end of the 10 day period after a Swingline

Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lenders prior to 1:00 P.M. (New York City time) on the fourth (4th) Business Day after the Swingline Borrowing that the Borrower intends to reimburse the applicable Swingline Lender for the amount of such Swingline Borrowing with funds other than proceeds of the Revolving Credit Loans, the Borrower shall be deemed to have requested a Revolving Credit Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the applicable Swingline Lender.  In addition, if (x) the Borrower does not repay the Swingline Loan on or prior to the end of such 10 day period, or (y) a Potential Event of Default or Event of Default shall have occurred during such 10 day period, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Credit Borrowing, in which case the Borrower shall be deemed to have requested a Revolving Credit Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the applicable Swingline Lender.  Any Revolving Credit Borrowing which is deemed requested by the Borrower in accordance with this Section 2.9(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”.  Each Revolving Credit Lender hereby irrevocably agrees to make Revolving Credit Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Lender (or the next Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Revolving Credit Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 6.2 are then satisfied, (III) whether a Potential Event of Default or an Event of Default then exists, (IV) failure of any such deemed request for a Revolving Credit Borrowing to be made by the time otherwise required in Section 2.1, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Revolving Credit Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Revolving Credit Lender shall be obligated to make Revolving Credit Loans in respect of a Mandatory Borrowing if a Potential Event of Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Potential Event of Default or Event of Default which has not been rescinded.

(iv)                              Purchase of Participations.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Revolving Credit Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Credit Lender to share in such Swingline Loans ratably based upon its Pro Rata Share for the Revolving Credit Facility (determined before giving effect to any termination of the Revolving Credit Commitments pursuant hereto), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the applicable Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Revolving Credit Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.  Notwithstanding the foregoing, no Revolving Credit Lender shall be obligated to purchase a participation in any Swingline Loan if a Potential Event of Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after the Administrative Agent has delivered a notice of Potential Event of Default or Event of Default which has not been rescinded.

(c)                                  Interest Rate.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Daily LIBOR Rate plus the Applicable Margin for Eurodollar Rate Loans for such day.

2.10                        Qualified Borrowers.

(a)                                 The Borrower may, at any time or from time to time, request that one or more Qualified Borrowers be added to this Agreement by notifying the Administrative Agent thereof in substantially the form of Exhibit O hereto (including the jurisdiction of formation thereof), and the Administrative Agent shall promptly notify each Lender. Borrower shall, or shall cause such Qualified Borrower to, deliver all documents required to be delivered pursuant to Sections 6.1 and 6.2(d) with respect to a proposed Qualified Borrower, including, without limitation, copies of all Organizational Documents, good standing certificates (if applicable), and resolutions, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.  Following the giving of any request pursuant to this Section 2.10, if the request for such Qualified Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.  Upon delivery of the documentation and information required above to the reasonable satisfaction of the Administrative Agent, the proposed Qualified Borrower shall become a Qualified Borrower under this Agreement and the Administrative Agent shall give written notice thereof to the Borrower and the Lenders (a “New Foreign Qualified Borrower

Notice”).  If the jurisdiction of organization of any proposed Qualified Borrower would require the Administrative Agent, the Swingline Lender(s) or any Lender to comply with any Requirements of Law (including, without limitation any provisions relating to tax treaty status with respect to loans to Foreign Qualified Borrowers organized in the United Kingdom or anti-social forces representations and covenants with respect to Foreign Qualified Borrowers organized in Japan) then the Borrower and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the provisions of this Section, a copy of which amendment (a “New Foreign Qualified Borrower Amendment”) shall be made available to each Lender.  Nothing contained in this Section 2.10(a) shall limit the provisions of Section 2.8(i).

(b)                                 If the Borrower shall designate as a Qualified Borrower hereunder any entity not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Commitment by causing an Affiliate of such Lender to act as the Bank in respect of such Qualified Borrower (and such Lender shall, to the extent of Loans  made to, and participations in Letters of Credit issued for the account of such Qualified Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans and participations to such Affiliate in compliance with the provisions of Section 14.16 (but only for so long as such Loans or Letters of Credit shall be outstanding) except that unless such an Affiliate is a Eligible Assignee, nothing herein shall be deemed to have relieved such Lender from its obligations under its Commitments).

ARTICLE III

LETTERS OF CREDIT

3.1                               Letters of Credit.  Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 3.1(c)(ii), the Administrative Agent hereby agrees to issue for the account of the Borrower or the applicable Qualified Borrower one or more Letters of Credit or, with respect to the Administrative Agent only, Alternative Currency Letters of Credit (the Administrative Agent, together with any other Lender or any Affiliate of any Lender designated, with such Lender’s consent, by the Borrower, an “Issuing Bank”), subject to the following provisions:

(a)                                 Types and Amounts.  An Issuing Bank shall not have any obligation to issue, amend or extend, and shall not issue, amend or extend, any Letter of Credit or Alternative Currency Letter of Credit at any time:

(i)                                     if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the issuance, amendment or extension of the Letter of Credit or Alternative Currency Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)                                  if, immediately after giving effect to the issuance, amendment or extension of such Letter of Credit or Alternative Currency Letter of Credit, (1) the Letter of Credit Obligations at such time would exceed $50,000,000 with respect to Letters of

Credit (including Alternative Currency Letters of Credit, the amount of which shall be calculated based on the Dollar Equivalent Amount thereof) or (2) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time, or (3) the sum of the Revolving Credit Loans in the Alternative Currency and the Letter of Credit Obligations with respect to Alternative Currency Letters of Credit at such time would exceed the Alternative Currency Sublimit, or (4) one or more of the conditions precedent contained in Sections 6.1 or 6.2, as applicable, would not on such date be satisfied, unless such conditions are thereafter satisfied and written notice of such satisfaction is given to such Issuing Bank by the Administrative Agent (and such Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 6.1 or 6.2, as applicable, have been satisfied);

(iii)                               which has an expiration date later than the first anniversary of the then Revolving Credit Termination Date;

(iv)                              which is in a currency other than Dollars or the Alternative Currency;

(v)                                 (A) where the beneficiary of such Letter of Credit or Alternative Currency Letter of Credit is a Sanctioned Person, (B) to secure any transaction or the undertaking of any activity or business of or with any Sanctioned Person, or in any country or territory, that at the time of such issuance is the subject of any Sanctions or (C) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(vi)                              if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(vii)                           if the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

For the avoidance of doubt, if the Administrative Agent (and/or any other Lender or Affiliate of a Lender designated by the Borrower, with such Lender’s consent, to issue a Letter of Credit) are not obligated or permitted pursuant to any of the preceding paragraphs of this Section 3.1(a) to issue a Letter of Credit but another Lender designated by the Borrower, with such Lender’s consent, to issue such Letter of Credit (a “Replacement Issuing Bank”) is not prohibited from issuing such Letter of Credit pursuant to any of the preceding paragraphs of this Section

3.1(a), then the Replacement Issuing Bank shall, subject to the other provisions of this Agreement, issue such Letter of Credit.

(b)                                 Conditions.  In addition to being subject to the satisfaction of the conditions precedent contained in Sections 6.1 and 6.2, as applicable, the obligation of an Issuing Bank to issue, amend or extend any Letter of Credit and/or Alternative Currency Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)                                     if the Issuing Bank so requests, the Borrower shall have executed and delivered to such Issuing Bank and the Administrative Agent a Letter of Credit Reimbursement Agreement and Application and such other documents and materials as may be required pursuant to the terms thereof; it being agreed that in the event of any inconsistencies between this Agreement and such Letter of Credit Agreement and Application, the provisions of this Agreement shall control; and

(ii)                                  the terms of the proposed Letter of Credit and/or Alternative Currency Letter of Credit shall be satisfactory to the Issuing Bank in its sole discretion.

(c)                                  Issuance of Letters of Credit.  (i) The Borrower or the applicable Qualified Borrower shall give the Administrative Agent and the Issuing Bank written notice (a “Letter of Credit Notice”) that it requires the issuance of a Letter of Credit or Alternative Currency Letter of Credit not later than 11:00 a.m. (New York time) on the third (3rd) Business Day preceding the requested date for issuance thereof under this Agreement.  Such notice shall be irrevocable unless and until such request is denied by the applicable Arranger and shall specify (A) that the requested Letter of Credit or Alternative Currency Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (B) that such Letter of Credit or Alternative Currency Letter of Credit is solely for the account of the Borrower or such Qualified Borrower, (C) the stated amount of the Letter of Credit or Alternative Currency Letter of Credit requested, (D) the effective date (which shall be a Business Day) of issuance of such Letter of Credit or Alternative Currency Letter of Credit, (E) the date on which such Letter of Credit or Alternative Currency Letter of Credit is to expire (which shall be a Business Day and no later than the Business Day immediately preceding the first anniversary of the then scheduled Revolving Credit Termination Date), (F) the Person for whose benefit such Letter of Credit or Alternative Currency Letter of Credit is to be issued, (G) other relevant terms of such Letter of Credit or Alternative Currency Letter of Credit, (H) the Revolving Credit Availability at such time, and (I) the amount of the then outstanding Letter of Credit Obligations.

(ii)                                  If the Administrative Agent declines to issue the Letter of Credit and/or Alternative Currency Letter of Credit, the Borrower or such Qualified Borrower shall select an alternative Lender with such Lender’s written consent to issue such Letter of Credit and/or Alternative Currency Letter of Credit.

(iii)                               The selected Issuing Bank (if not the Administrative Agent) shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment or extension of a Letter of Credit and/or Alternative Currency Letter of Credit.

(iv)                              If the Borrower so requests in any applicable Letter of Credit Notice, the Issuing Bank shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Business Day immediately preceding the first anniversary of Revolving Credit Termination Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(d)                                 Reimbursement Obligations; Duties of Issuing Banks and other Lenders.

(i)                                     Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement, if an Issuing Bank shall make any disbursement in respect of a Letter of Credit, the Borrower or the applicable Qualified Borrower shall reimburse such Issuing Bank in respect of such Reimbursement Obligation by paying to the Issuing Bank an amount equal to such Reimbursement Obligation not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower or the applicable Qualified Borrower receives notice of such disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time (such date, the “Reimbursement Date”), provided that the Borrower or the applicable Qualified Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.1 that such payment be financed with a Base Rate Borrowing of Revolving Credit Loans in an equivalent amount and, to the extent so financed, the Borrower’s or the applicable Qualified Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.

Notwithstanding anything to the contrary contained herein, in the case of an Alternative Currency Letter of Credit, the Borrower or the applicable Qualified Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have notified the Borrower or the applicable Qualified Borrower that it will require reimbursement in Dollars, or any such drawing is made at a time when an Event of Default exists or a Sharing Event shall have occurred, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower or the applicable Qualified Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower or such Qualified Borrower will reimburse the Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under an Alternative Currency Letter of Credit, the Issuing Bank shall notify the Borrower or the applicable Qualified Borrower of the Dollar Equivalent Amount of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Specified Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower or the applicable Qualified Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars as set forth above and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower or the applicable Qualified Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.  If the Borrower or the applicable Qualified Borrower fails to timely reimburse the Issuing Bank on the Honor Date, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Equivalent Amount thereof in the case of an Alternative Currency Letter of Credit) (the “Unreimbursed Amount”), and the amount of such Lender’s applicable Pro Rate Share thereof.  In such event, the Borrower or the applicable Qualified Borrower shall be deemed to have requested a Borrowing under the Revolving Credit Facility of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(b) for the principal amount of Base Rate Loans, but subject to the Revolving Credit Availability and the conditions set forth in Section 6.2 (other than the delivery of a Notice of Committed Borrowing).  Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 3.1(d)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  The Issuing Bank shall give the Administrative Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of all drawings under a Letter of Credit and/or Alternative Currency Letter of Credit and the payment (or the failure to pay when due) by the Borrower or the applicable Qualified Borrower on account of a Reimbursement Obligation (which notice the Administrative Agent shall promptly transmit by telegram, facsimile transmission or similar transmission to each Revolving Credit Lender).

(iii)                               No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit and/or Alternative Currency Letter of Credit shall put such Issuing Bank under any resulting liability to any Lender, the Borrower or

Qualified Borrower or, so long as it is not issued in violation of Section 3.1(a), relieve any Revolving Credit Lender of its obligations hereunder to such Issuing Bank.  Solely as between the Issuing Banks and the other Revolving Credit Lenders, in determining whether to pay under any Letter of Credit and/or Alternative Currency Letter of Credit, the Issuing Bank shall have no obligation to the other Lenders other than to confirm that any documents required to be delivered under a respective Letter of Credit and/or Alternative Currency Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit and/or Alternative Currency Letter of Credit.

(e)                                  Participations.  (i)  Immediately upon issuance by an Issuing Bank of any Letter of Credit and/or Alternative Currency Letter of Credit in accordance with the procedures set forth in this Section 3.1, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from that Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit and/or Alternative Currency Letter of Credit to the extent of such Lender’s applicable Pro Rata Share, including, without limitation, all obligations of the Borrower or the applicable Qualified Borrower with respect thereto (other than amounts owing to the Issuing Bank under Section 3.1(g)) and any security therefor and guaranty pertaining thereto.

(ii)                                  If any Issuing Bank makes any payment under any Letter of Credit and/or Alternative Currency Letter of Credit and the Borrower or the applicable Qualified Borrower does not repay such amount to the Issuing Bank on the Reimbursement Date, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each other Revolving Credit Lender, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank, in immediately available funds, the amount of such Revolving Credit Lender’s applicable Pro Rata Share of such payment (net of that portion of such payment, if any, made by such Issuing Bank in its capacity as an issuer of a Letter of Credit and/or Alternative Currency Letter of Credit), and the Administrative Agent shall promptly pay to such Issuing Bank such amounts received by it, and any other amounts received by the Administrative Agent for such Issuing Bank’s account, pursuant to this Section 3.1(e).  If a Revolving Credit Lender does not make its Pro Rata Share of the amount of such payment available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of the Issuing Bank, forthwith on demand, such amount together with interest thereon at the greater of the Base Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The failure of any Revolving Credit Lender to make available to the Administrative Agent for the account of an Issuing Bank its Pro Rata Share of any such payment shall neither relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank such other Revolving Credit Lender’s Pro Rata Share of any payment on the date such payment is to be made nor increase the obligation of any other Revolving Credit Lender to make such payment to the Administrative Agent.

(iii)                               Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the

Administrative Agent has previously received payments from any other Revolving Credit Lender for the account of such Issuing Bank pursuant to this Section 3.1(e), such Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each other Revolving Credit Lender an amount equal to such other Revolving Credit Lender’s applicable Pro Rata Share thereof.  Each such payment shall be made by such reimbursed Issuing Bank or the Administrative Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

(iv)                              Upon the written request of any Revolving Credit Lender, the Issuing Banks shall furnish such requesting Revolving Credit Lender copies of any Letter of Credit and/or Alternative Currency Letter of Credit, Letter of Credit Reimbursement Agreement, and related amendment to which such Issuing Bank is party and such other documentation as reasonably may be requested by the requesting Revolving Credit Lender.

(v)                                 The obligations of a Revolving Credit Lender to make payments to the Administrative Agent for the account of any Issuing Bank with respect to a Letter of Credit and/or Alternative Currency Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever except willful misconduct or gross negligence of such Issuing Bank, and shall be honored in accordance with this Article III (irrespective of the satisfaction of the conditions described in Sections 6.1 and 6.2, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

(A)                               any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B)                               the existence of any claim, setoff, defense or other right which the Borrower or any Qualified Borrower may have at any time against a beneficiary named in a Letter of Credit and/or Alternative Currency Letter of Credit or any transferee of a beneficiary named in a Letter of Credit and/or Alternative Currency Letter of Credit(or any Person for whom any such transferee may be acting), any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit and/or Alternative Currency Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit and/or Alternative Currency Letter of Credit);

(C)                               any draft, certificate or any other document presented under the Letter of Credit and/or Alternative Currency Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)                                any failure by that Issuing Bank to make any reports required pursuant to Section 3.1(h) or the inaccuracy of any such report; or

(F)                                 the occurrence of any Event of Default or Potential Event of Default.

(f)                                   Payment of Reimbursement Obligations.  (i)  The Borrower or the applicable Qualified Borrower unconditionally agrees to pay to each Issuing Bank, in Dollars or Alternative Currency, as applicable, the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with the Letters of Credit and/or Alternative Currency Letter of Credit when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person.

(ii)                                  In the event any payment by the Borrower or the applicable Qualified Borrower received by an Issuing Bank with respect to a Letter of Credit and/or Alternative Currency Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each Revolving Credit Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Revolving Credit Lender’s applicable Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

(g)                                  Letter of Credit Fee Charges.  In connection with each Letter of Credit and/or Alternative Currency Letter of Credit, Borrower and the applicable Qualified Borrower each hereby covenants to pay to the Administrative Agent the following fees each payable quarterly in arrears (on the first Business Day of each calendar quarter following the issuance of each Letter of Credit and/or Alternative Currency Letter of Credit):  (1) a fee (in Dollars) for the account of the Revolving Credit Lenders, computed daily on the amount or Dollar Equivalent Amount, as applicable, of the Letter of Credit or the Alternative Currency Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (2) a fee (in Dollars), for the Issuing Bank’s own account, computed daily on the amount or Dollar Equivalent Amount, as applicable, of the Letter of Credit and/or Alternative Currency Letter of Credit issued and outstanding at a rate per annum equal to 0.125%.  For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, at any time, a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans less 0.125% per annum.  It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the fiscal quarter following the return, undrawn, or cancellation of such Letter of Credit and/or Alternative Currency Letter of Credit.  In addition, the Borrower shall pay to each Issuing Bank, solely for its own account, the standard charges assessed by such Issuing Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and/or Alternative Currency Letter of Credit and such compensation in respect of such Letters of Credit and/or Alternative Currency Letters of Credit for the Borrower’s account as may be agreed upon by the Borrower or the applicable Qualified Borrower and such Issuing Bank from time to time.

(h)                                 Letter of Credit Reporting Requirements.  Each Issuing Bank shall, no later than the tenth (10th) Business Day following the last day of each calendar month, provide to the Administrative Agent and the Borrower, separate schedules for Commercial Letters of Credit and/or Alternative Currency Letters of Credit and Standby Letters of Credit and/or Alternative Currency Letters of Credit issued as Letters of Credit and/or Alternative Currency Letters of Credit, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding to it at the end of each month and, to the extent not otherwise provided in accordance with the provisions of Section 3.1(c)(ii), any information requested by the Administrative Agent or the Borrower or the applicable Qualified Borrower relating to the date of issue, account party, amount, expiration date and reference number of each Letter of Credit and/or Alternative Currency Letter of Credit issued by it.

(i)                                     Indemnification; Exoneration.  (i)  In addition to all other amounts payable to an Issuing Bank, the Borrower and the applicable Qualified Borrower each, jointly and severally, hereby agrees to defend, indemnify, and save the Administrative Agent, each Issuing Bank, and each other Lender harmless from and against any and all claims, demands, liabilities, penalties, damages, losses (other than loss of profits), costs, charges and expenses (including reasonable attorneys’ fees and expenses but excluding taxes) which the Administrative Agent, the Issuing Banks, or such other Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit and/or Alternative Currency Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) the failure of the Issuing Bank to honor a drawing under such Letter of Credit and/or Alternative Currency Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

(ii)                                  As between the Borrower or the applicable Qualified Borrower on the one hand and the Lenders on the other hand, the Borrower and the applicable Qualified Borrower assumes all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit and/or Alternative Currency Letters of Credit.  In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Reimbursement Agreements, the Administrative Agent, the Issuing Banks and the other Lenders shall not be responsible for:  (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, and/or Alternative Currency Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit and/or Alternative Currency Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit and/or Alternative Currency Letter of Credit to duly comply with conditions required in order to draw upon such Letter of Credit and/or Alternative Currency Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit and/or Alternative Currency Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit and/or Alternative Currency Letter of Credit of the proceeds of any drawing under such Letter of Credit and/or Alternative Currency Letter of Credit; and (H) any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks or the other Lenders.

3.2                               Obligations Several.  The obligations of the Administrative Agent, each Issuing Bank, and each other Revolving Credit Lender under this Article III are several and not joint, and no Issuing Bank or other Lender shall be responsible for the obligation to issue Letters of Credit and/or Alternative Currency Letters of Credit or participation obligation hereunder, respectively, of any other Issuing Bank or other Revolving Credit Lender.

3.3                               Expiration after the Revolving Credit Termination Date.  Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Revolving Credit Termination Date (as the same may be extended), then, on and after the Revolving Credit Termination Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower or the applicable Qualified Borrower shall comply with the provisions of Section 3.4.

3.4                               Actions in Respect of Letters of Credit.  (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Revolving Credit Termination Date, then, on the Revolving Credit Termination Date, the Borrower or the applicable Qualified Borrower shall pay to the Administrative Agent, on behalf of the Revolving Credit Lenders, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Revolving Credit Lenders) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Obligations, in the applicable currency, under the Letters of Credit.  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.  The Borrower shall also make deposits into the Letter of Credit Collateral Account in accordance with Section 11.2 and Section 14.25(c).

(b)                                 The Borrower or the applicable Qualified Borrower hereby pledges, assigns and grants to the Administrative Agent, as Administrative Agent for its benefit and the ratable benefit of the Revolving Credit Lenders a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)                                     the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)                                  all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)                               all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)                              to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

(c)                                  The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(d)                                 The Borrower and the applicable Qualified Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Revolving Credit Lenders to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account and for so long as an Event of Default has occurred and is continuing, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Revolving Credit Lenders in respect of the Letters of Credit.

(e)                                  Neither the Borrower nor the applicable Qualified Borrower nor any Person claiming or acting on behalf of or through the Borrower or the applicable Qualified Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account.

(f)                                   The Borrower and the applicable Qualified Borrower each agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 3.4.

(g)                                  If any Event of Default shall have occurred and be continuing:

(i)                                     The Administrative Agent may, in its sole discretion, without notice to the Borrower or the applicable Qualified Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Obligations described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect.  The rights of the Administrative Agent under this Section 3.4 are in addition to any rights and remedies which any Lender may have.

(ii)                                  The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(iii)                               The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(iv)                              At such time as all Events of Default have been cured or waived in writing, all fees and expenses, if any, owing to the Lenders paid in full, and all Letters of Credit returned to the Issuing Banks, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower or the applicable Qualified Borrower.  Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower or the applicable Qualified Borrower hereunder and under any other Loan Document after the Revolving Credit Termination Date shall be paid promptly to the Borrower or the applicable Qualified Borrower or to whomsoever may be lawfully entitled to receive such surplus.

3.5                               Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect) shall apply to each commercial Letter of Credit.

3.6                               Existing Letters of Credit.  It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Lenders party hereto that on the Initial Funding Date, the letters of credit previously issued by JPMorgan Chase Bank, N.A. as “Issuing Bank” which is more particularly set forth on Schedule 3.6 hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.

ARTICLE IV

PAYMENTS AND PREPAYMENTS

4.1                               Prepayments; Reductions in Revolving Credit Commitments.

(a)                                 Voluntary Prepayments.  The Borrower or any Qualified Borrower may, at any time and from time to time, prepay the Loans in part or in their entirety, subject to the following limitations. The Borrower or the applicable Qualified Borrower shall give at least one (1) Business Day’s prior written notice, in the case of Base Rate Loans, and at least three (3) Business Days’ prior written notice, in the case of Eurodollar Rate Loans, to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans on the prepayment date specified in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000 (or the remaining balance of the applicable Loans, if less), except in the case of Swingline Loans, which shall be in the minimum amount of $100,000. Eurodollar Rate Loans and Money Market Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 5.2(f).

(b)                                 Voluntary Reductions In Revolving Credit Commitments and Unused Term Commitments.  The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Credit Commitments and/or the Alternative Currency Commitments and/or the unused Term Commitments, provided that the Borrower shall have made whatever payment may be required to reduce the Revolving Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated, which amount shall become due and payable on the date specified in such notice.  Any partial reduction of the Revolving Credit Commitments and/or the Alternative Currency Commitments and/or the unused Term Commitments shall be in an aggregate minimum amount of $10,000,000 and integral multiples of $1,000,000 in excess of that amount, and shall reduce the Revolving Credit Commitment and/or the Alternative Currency Commitment and/or the unused Term Commitments of each Lender proportionately in accordance with its applicable Pro Rata Share.  Any notice of termination or reduction given to the Administrative Agent under this Section 4.1(b) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof.

(c)                                  No Penalty.  The prepayments and payments in respect of reductions and terminations described in clauses (a) and (b) of this Section 4.1 may be made without premium or penalty (except as provided in Section 5.2(f)).

(d)                                 Mandatory Prepayments of Alternative Currency Loans.  The Administrative Agent shall calculate the Dollar Equivalent Amount of all Loans denominated in the Alternative Currency at the time of each Borrowing thereof and on the last Business Day of each month during each Interest Period longer than one month in duration.  If at any such time (y) the Dollar Equivalent Amount of the sum of (i) all outstanding Loans denominated in the Alternative Currency, and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Obligations for Alternative Currency Letters of Credit, so determined by the Administrative Agent, in the aggregate, exceeds the Alternative Currency Sublimit, Borrower shall repay all or a portion of such Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Obligations does not exceed the Alternative Currency Sublimit, or (z) the Dollar Equivalent Amount of the sum of (i) all outstanding Revolving Credit Loans and (ii) the outstanding Dollar Equivalent Amount of the Letter of Credit Obligations so determined by the Administrative Agent, in the aggregate, exceeds the Maximum Revolving Credit Amount, Borrower shall, in each case, repay all or a portion of the Revolving Credit Loans, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment, the Dollar Equivalent Amount outstanding of all Revolving Credit Loans and Letter of Credit Obligations does not exceed the Maximum Revolving Credit Amount.

4.2                               Payments.

(a)                                 Manner and Time of Payment.  All payments of principal of and interest on the Loans and Reimbursement Obligations and other Obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent, the Arrangers or any other Lender shall be made without condition or reservation of right, in immediately available funds, delivered to the Administrative Agent (or, in the case of Reimbursement Obligations, to the pertinent Arranger) not later than 12:00 noon (New York time or local time to the principal financial center of the country of that currency, in the case of an Alternative Currency) on the date and at the place due, to such account of the Administrative Agent (or such Arranger) as it may designate, for the account of the Administrative Agent, an Arranger, or such other Lender, as the case may be; and funds received by the Administrative Agent (or such Arranger), including, without limitation, funds in respect of any Loans to be made on that date, not later than 12:00 noon (New York time or local time to the principal financial center of the country of that currency, in the case of an Alternative Currency) on any given Business Day shall be credited against payment to be made that day and funds received by the Administrative Agent (or such Arranger) after that time shall be deemed to have been paid on the next succeeding Business Day.  All payments shall be in Dollars except for payments of principal, interest and fees on Alternative Currency Loans and Reimbursement Obligations with respect to Alternative Currency Letters of Credit, which shall be in the applicable Alternative Currency thereof. Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent promptly after receipt thereof, in immediately available funds.

(b)                                 Apportionment of Payments.  (i)  Subject to the provisions of Section 4.2(b)(v), all payments of principal and interest in respect of outstanding Loans, all payments in respect of Reimbursement Obligations, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective applicable Pro Rata Shares or otherwise as provided herein.  Subject to the provisions of Section 4.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower or any Qualified Borrower shall be applied in the following order:

(A)                               to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower or such Qualified Borrower,

(B)                               to pay all other Obligations then due and payable and

(C)                               as the Borrower so designates.

Unless otherwise designated by the Borrower, all principal payments in respect of Committed Loans shall be applied first, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans, with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

(ii)                                  After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations and any amounts received as a result of the exercise of remedies pursuant to Sections 11.12 and 14.5, in the following order:

(A)                               first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of any Lender other than itself for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower or any Qualified Borrower;

(B)                               second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent;

(C)                               third, to pay principal of and interest on Letter of Credit Obligations (or, to the extent such Obligations are contingent, deposited with the Administrative Agent to provide cash collateral in respect of such Obligations);

(D)                               fourth, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders and the Co-Agents;

(E)                                fifth, to pay interest due in respect of Loans;

(F)                                 sixth, to the ratable payment or prepayment of principal outstanding on Loans; and

(G)                               seventh, to the ratable payment of all other Obligations.

The order of priority set forth in this Section 4.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the Arrangers, the other Lenders and other Holders as among themselves.  The order of priority set forth in clauses (C) through (G) of this Section 4.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender, or any other Person.  The order of priority set forth in clauses (A) and (B) of this Section 4.2(b)(ii) may be changed only with the prior written consent of the Administrative Agent.

(iii)                               The Administrative Agent, in its sole discretion subject only to the terms of this Section 4.2(b)(iii), may pay from the proceeds of Revolving Credit Loans made to the Borrower hereunder, whether made following a request by the Borrower or any Qualified Borrower pursuant to Sections 2.1 or 2.2 or a deemed request as provided in this Section 4.2(b)(iii), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest, Reimbursement Obligations and fees and all reimbursements for expenses pursuant to

Section 14.2.  The Borrower hereby irrevocably authorizes the Lenders to make Revolving Credit Loans, which Revolving Credit Loans shall be Base Rate Loans, in each case, upon notice from the Administrative Agent as described in the following sentence for the purpose of paying principal, interest, Reimbursement Obligations and fees due from the Borrower, reimbursing expenses pursuant to Section 14.2 and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Revolving Credit Loans so made shall be deemed to have been requested by it pursuant to Section 2.1 as of the date of the aforementioned notice.  The Administrative Agent shall request Revolving Credit Loans on behalf of the Borrower as described in the preceding sentence by notifying the Revolving Credit Lenders by facsimile transmission or other similar form of transmission (which notice the Administrative Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower’s behalf pursuant to this Section 4.2(b)(iii).  On the proposed Funding Date, the Revolving Credit Lenders shall make the requested Revolving Credit Loans in accordance with the procedures and subject to the conditions specified in Section 2.1.

(iv)                              Subject to Section 4.2(b)(v), the Administrative Agent shall promptly distribute to each Arranger and each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XII; provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

(v)                                 In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower or any Qualified Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Defaulting Lender’s cure of such failure and the termination of the Revolving Credit Commitments or the Term Commitments, as applicable, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower or any Qualified Borrower and otherwise required to be applied to such Defaulting Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower or the applicable Qualified Borrower by the Administrative Agent on behalf of such Defaulting Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Defaulting Lender in satisfaction of such other Obligations.  Notwithstanding anything in this Agreement to the contrary:

(A)                               the foregoing provisions of this Section 4.2(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 5.1(c);

(B)                               a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan at such time as an amount equal to such Lender’s original Pro Rata Share of the requested principal portion of such Loan is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 4.2(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(C)                               amounts advanced to the Borrower or the applicable Qualified Borrower to cure, in full or in part, any such Lender’s failure to fund its Pro Rata Share of any Loan (“Cure Loans”) shall bear interest at the Base Rate in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans; and

(D)                               regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower or the applicable Qualified Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 4.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

(c)                                  Payments on Non-Business Days.  Whenever any payment to be made by the Borrower or the applicable Qualified Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 5.2(b)(iii), the next preceding Business Day).

4.3                               Promise to Repay; Evidence of Indebtedness.

(a)                                 Promise to Repay.  The Borrower and each Qualified Borrower hereby promise to pay when due the principal amount of each Loan which is made to it, and further agree to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.  Unless a Lender elects not to receive any such promissory note, the Borrower and/or any Qualified Borrower shall execute and deliver to each Lender on the Closing Date (or in the case of any Qualified Borrower, at such time as it becomes a Qualified Borrower hereunder), a promissory note, in form and substance acceptable to the Administrative Agent and such Lender, evidencing the Loans and thereafter shall execute and deliver such other promissory notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 14.1 or any increase in such Lender’s Revolving Credit Commitments or Term Commitments pursuant to Section 2.1(e), all in form and substance acceptable to the Administrative Agent, the applicable Lenders and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the “Notes”; and “Note” means any one of the Notes).

(b)                                 Loan Account.  Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Indebtedness of the Borrower and each Qualified Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes. Notwithstanding the foregoing, the failure by any Lender to maintain a Loan Account shall in no way affect the Borrower’s or the applicable Qualified Borrower’s obligations hereunder, including, without limitation, the obligation to repay the Obligations.

(c)                                  Control Account.  The Register maintained by the Administrative Agent pursuant to Section 14.1(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any Eurodollar Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrower or the applicable Qualified Borrower hereunder and each Lender’s share thereof.

(d)                                 Entries Binding.  The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  No Recourse to Limited Partners or General Partner.  Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that nothing herein or in the Notes shall be construed as creating any liability on any Limited Partner, any General Partner, or any partner, member, manager, officer, shareholder or director of any Limited Partner or any General Partner, to pay any of the Obligations other than liability arising from or in connection with (i) fraud or (ii) the misappropriation or misapplication of proceeds of the Loans (in which case such liability shall extend to the Person(s) committing such fraud, misappropriation or misapplication, but not to any other Person described above); but nothing contained in this Section 4.3(e) shall be construed to prevent the exercise of any remedy allowed to the Administrative Agent, the Arrangers, the Co-Agents or the Lenders by law or by the terms of this Agreement or the other Loan Documents which does not relate to or result in such an obligation by any Limited Partner or any General Partner (or any partner, member, manager, officer, shareholder or director of any Limited Partner or any General Partner) to pay money.

ARTICLE V

INTEREST AND FEES

5.1                               Interest on the Loans and other Obligations.

(a)                                 Rate of Interest.  All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 5.1(d), as follows:

(i)                                     If a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans;

(ii)                                  If a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Eurodollar Interest Period, plus (B) the then Applicable Margin for Eurodollar Rate Loans;

(iii)                               If a Eurodollar Money Market Loan, at a rate per annum equal to either (A) the sum of (1) the Eurodollar Rate determined for the applicable Eurodollar Interest Period (determined as if the related Money Market Borrowing were a Committed Eurodollar Rate Borrowing) plus (or minus) (2) the Money Market Margin quoted by the Lender making such Money Market Loan in accordance with Section 2.2 or (B) the Money Market Rate, as applicable; and

(iv)                              If a Swingline Loan, as provided in Section 2.9(c).

The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower or the applicable Qualified Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, neither the Borrower nor any Qualified Borrower may select the Eurodollar Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default would occur or has occurred and is continuing and further provided that, from and after the occurrence of an Event of Default or a Potential Event of Default, each Eurodollar Rate Loan then outstanding may, at the Administrative Agent’s option, convert to a Base Rate Loan.  If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then for that day interest on that Loan shall be determined by reference to the Base Rate.

(b)                                 Interest Payments.  (i)  Interest accrued on each Committed Loan shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the making of such Committed Loan, and (B) if not theretofore paid in full, on the maturity date (whether by acceleration or otherwise) of such Committed Loan.

(ii)                                  Interest accrued on each Money Market Loan shall be calculated on the last day of each calendar month during the Interest Period applicable thereto (or, if such Interest Period is for a period one month or less, on the last day of such Interest Period) and shall be payable in arrears (A) if such Money Market Loan has an Interest Period longer than one month (1) on the first day of each calendar month, commencing on the first such day following the making of such Money Market Loan, and (2) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Money Market Loan; and (B) if such Money Market Loan has an Interest Period of one month or less, at maturity (whether by acceleration or otherwise) of such Money Market Loan.

(iii)                               Interest accrued on the principal balance of all other Obligations shall be calculated on the last day of each calendar month and shall be payable in arrears (A) on the first day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

(c)                                  Conversion or Continuation.  (i)  The Borrower or the applicable Qualified Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to Eurodollar Rate Loans; (B) to convert all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date to Base Rate Loans, on such expiration date; and (C) to continue all or any part of outstanding Eurodollar Rate Loans having Eurodollar Interest Periods which expire on the same date as Eurodollar Rate Loans, and the succeeding Eurodollar Interest Period of such continued Loans shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing.  Any conversion into or continuation of Eurodollar Rate Loans under this Section 5.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans.

(ii)                                  To convert or continue a Loan under Section 5.1(c)(i), the Borrower or the applicable Qualified Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (New York time) at least three (3) Business Days (in the case of a Dollar denominated Loan), or four (4) Business Days (in the case of an Alternative Currency Loan) in advance of the proposed conversion/continuation date.  A Notice of Conversion/Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a Eurodollar Rate Loan, the requested Eurodollar Interest Period.  In lieu of delivering a Notice of Conversion/Continuation, the Borrower or the applicable Qualified Borrower may give the Administrative Agent telephonic notice of any proposed conversion/continuation by the time required under this Section 5.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 3:00 p.m. (New York time) on the same day.  Promptly after receipt of a Notice of Conversion/Continuation under this Section 5.1(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation.  Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 5.1(c)(ii) shall be irrevocable, and the Borrower or the applicable Qualified Borrower shall be bound to convert or continue in accordance therewith.  In the event no Notice of Conversion/Continuation is delivered as and when specified in this Section 5.1(c)(ii) with respect to outstanding Eurodollar Rate Loans, upon the expiration of the Interest Period applicable thereto, such Loans shall automatically be continued as Eurodollar Rate Loans with a Eurodollar Interest Period of one month; provided, however, no such outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 5.2 or (ii) if an Event of Default or a Potential Event of Default would occur or has occurred and is continuing.

(d)                                 Default Interest.  Notwithstanding the rates of interest specified in Section 5.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) two percent (2.0%) per annum.

(e)                                  Computation of Interest.  Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days (or 365/366 days in the case of interest computed by reference to clause (i) of the Base Rate or the CDOR Rate).  In computing interest on any Loan, the date of the making of the Loan or the first day of a Eurodollar Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a Eurodollar Interest Period, as the case may be, shall be excluded; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on such Loan.

(f)                                   Eurodollar Rate Information.  Upon the reasonable request of the Borrower or the applicable Qualified Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable Eurodollar Rate as may be so requested.

5.2                               Special Provisions Governing Eurodollar Rate Loans and Money Market Loans.

(a)                                 Amount of Eurodollar Rate Loans.  Each Eurodollar Rate Loan shall be in a minimum principal amount of $1,500,000 or, in the case of an Alternative Currency Loan, the Dollar Equivalent Amount equal to $1,500,000.

(b)                                 Determination of Eurodollar Interest Period.  By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of Eurodollar Rate Loans), Section 2.2 (with respect to a Borrowing of Money Market Loans), or Section 5.1(c) (with respect to a conversion into or continuation of Eurodollar Rate Loans), the Borrower or the applicable Qualified Borrower shall have the option, subject to the other provisions of this Section 5.2, to select an interest period (each, an “Interest Period”) to apply to the Loans described in such notice, subject to the following provisions:

(i)                                     Subject to availability, the Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of Eurodollar Rate Loans, an Interest Period (each, a “Eurodollar Interest Period”) of one, two, three or six months in duration (or, with the prior written consent of the Administrative agent and if available to all Lenders, twelve months) or for a period of 7 days (provided, however, that in no event shall there be more than three (3) Eurodollar Interest Periods of 7 days outstanding at any time);

(ii)                                  The Borrower or the applicable Qualified Borrower may only select, as to a particular Borrowing of Eurodollar Money Market Loans, a Eurodollar Interest Period of one, two, or three months in duration;

(iii)                               In the case of immediately successive Eurodollar Interest Periods applicable to a Borrowing of Eurodollar Rate Loans, each successive Eurodollar Interest Period shall commence on the day on which the next preceding Eurodollar Interest Period expires;

(iv)                              If any Eurodollar Interest Period would otherwise expire on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the Eurodollar Interest Period shall expire on the immediately preceding Business Day;

(v)                                 Neither the Borrower nor the applicable Qualified Borrower may select an Interest Period as to any Loan if such Interest Period terminates later than the Revolving Credit Termination Date;

(vi)                              Neither the Borrower nor the applicable Qualified Borrower may select an Interest Period with respect to any portion of principal of a Loan which extends beyond a date on which the Borrower or the applicable Qualified Borrower is required to make a scheduled payment of such portion of principal; and

(vii)                           There shall be no more than eight (8) Interest Periods in effect at any one time with respect to Eurodollar Rate Loans.

(c)                                  Determination of Eurodollar Interest Rate.  As soon as practicable on the second Business Day prior to the first day of each Eurodollar Interest Period (the “Eurodollar Interest Rate Determination Date”), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of “Eurodollar Rate”) the interest rate which shall apply to the Eurodollar Rate Loans or Eurodollar Money Market Loans for which an interest rate is then being determined for the applicable Eurodollar Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, the applicable Qualified Borrower(s) and to each Lender.  The Administrative Agent’s determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower, the applicable Qualified Borrower and each Lender.

(d)                                 Market Disruption and Alternate Rate of Interest.  (i)  If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Borrowing of Eurodollar Rate Loans the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Borrowing for any reason, then the applicable Reference Bank Rate shall be the Eurodollar Rate for such Interest Period for such Borrowing; provided,  however,  that if less than two

Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Eurodollar Rate for such Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as a Borrowing of Base Rate Loans at the Base Rate and (ii) if such Borrowing shall be requested in any Alternative Currency, the Eurodollar Rate shall be equal to the cost to each Lender to fund its pro rata share of such Borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion; such rate, the “CF Rate”).

(ii)                                  If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Rate Loans:

(A)                               the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Base Eurocurrency Rate or the Eurodollar Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(B)                               the Administrative Agent is advised by the Requisite Lenders (or, in the case of a Eurodollar Money Market Loan, the Lender that is required to make such Loan) that the Base Eurocurrency Rate or the Eurodollar Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone promptly followed in writing or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Notice of Conversion/Continuation that requests the conversion of any Eurodollar Rate Loans to, or continuation of any Eurodollar Rate Loans in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (2)  if such Borrowing is requested in Dollars, such Borrowing shall be made as a Borrowing of Base Rate Loans and (3) if such Borrowing is requested  in any Alternative Currency, then the Eurodollar Rate for such Borrowing shall be at the CF Rate (as defined in clause (i) above); provided, further that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Money Market Loan may be made to Lenders that are not affected thereby.

(e)                                  Illegality.  (i)  If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making, converting, maintaining or continuation of any Eurodollar Rate Loan or Money Market Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower, the applicable Qualified Borrower and the

Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

(ii)                                  When notice is given by a Lender under Section 5.2(e)(i), (A) the Borrower’s or the applicable Qualified Borrower’s right to request from such Lender and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (B) if the affected Eurodollar Rate Loans, or Eurodollar Money Market Loans are then outstanding, the Borrower or such Qualified Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day’s prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

(iii)                               If at any time after a Lender gives notice under Section 5.2(e)(i) such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower, the applicable Qualified Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.  The Borrower’s and such Qualified Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(iv)                              A Lender may at its option may make any Loan or issue or extend any Letter of Credit (a “Credit Extension”) to the Borrower or any Qualified Borrower by causing any domestic or foreign branch or Affiliate of such Lender (any “Lending Office”) to make such Credit Extension; provided that any exercise of such option shall not affect the obligation of the Borrower or any Qualified Borrower to repay such Credit Extension in accordance with the terms of this Agreement; provided, however, if the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Foreign Qualified Borrower then, on notice thereof by the Lender to the Borrower, and until such notice by the Lender is revoked, any obligation of the Lender or its Lending Office to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended.  Upon receipt of such notice, the Borrower shall take all reasonable actions requested by the Lender to mitigate or avoid such illegality.

(f)                                   Compensation.  In addition to all amounts required to be paid by the Borrower or the applicable Qualified Borrower pursuant to Section 5.1 and Article XIII, the Borrower and the applicable Qualified Borrower shall compensate each Lender, upon demand, for all losses, expenses to third parties and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans and/or Money Market Loans to the Borrower or such Qualified Borrower but excluding any loss of Applicable Margin on the relevant Loans, any losses or expenses incurred as the result of such Lender’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction) and any administrative fees incurred in effecting such liquidation or reemployment) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of Eurodollar Rate Loans and/or Eurodollar Money Market Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or any applicable Qualified Borrower or in a telephonic request by it for borrowing or conversion/ continuation or a successive Eurodollar Interest Period does not commence after notice therefor is given pursuant to Section 5.1(c), including, without limitation, pursuant to Section 5.2(d), (ii) if for any reason any Eurodollar Rate Loan or Money Market Loan is prepaid on a date which is not the last day of the applicable Interest Period (including pursuant to Section 13.4), (iii) as a consequence of a required conversion of a Eurodollar Rate Loan or Money Market Loan to a Base Rate Loan as a result of any of the events indicated in Section 5.2(d), or (iv) as a consequence of any failure by the Borrower or any applicable Qualified Borrower to repay a Eurodollar Rate Loan or Money Market Loan when required by the terms of this Agreement.  The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

(g)                                  Booking of Eurodollar Rate Loans and Money Market Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans and Money Market Loans at, to, or for the account of, its Eurodollar Lending Office or Eurodollar Affiliate or its other offices or Affiliates.  No Lender shall be entitled, however, to receive any greater amount under Sections 4.2 or 5.2(f) or Article XIII as a result of the transfer of any such Eurodollar Rate Loan or Money Market Loan to any office (other than such Eurodollar Lending Office) or any Affiliate (other than such Eurodollar Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

(h)                                 Affiliates Not Obligated.  No Eurodollar Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement.

(i)                                     Adjusted Eurodollar Rate.  Any failure by any Lender to take into account the Eurodollar Reserve Percentage when calculating interest due on Eurodollar Rate Loans or Money Market Loans shall not constitute, whether by course of dealing or otherwise, a waiver by such Lender of its right to collect such amount for any future period.

5.3                               Fees.

(a)                                 Facility Fee.  The Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders based on their respective Pro Rata Shares for the Revolving Credit Facility, a fee (the “Facility Fee”), accruing at a per annum rate equal to the then applicable Facility Fee Percentage on the Maximum Revolving Credit Amount and commencing on the Initial Funding Date, such fee being payable quarterly, in arrears, commencing on the first day of the fiscal quarter next succeeding the Initial Funding Date and on the first day of each fiscal quarter thereafter and on the Revolving Credit Termination Date.

(b)                                 Ticking Fee.  If any Term Commitments remain undrawn and uncanceled on the date that is 90 days after the Closing Date (after giving effect to (i) any Term Loans borrowed on or before such date and (ii) any Term Commitment reductions on or before such date pursuant to Section 4.1(b)), then the Borrower shall pay to the Administrative Agent for the account of each Term Lender (in accordance with its applicable Pro Rata Share for the Term Facility, a fee (the “Ticking Fee”) which shall accrue and be payable for the period beginning on the date that is 91 days after the Closing Date (the “Ticking Fee Commencement Date”), and continuing through the last day of the Term Commitment Period, at a daily per annum rate equal to the then applicable Facility Fee Percentage on the daily amount of unused and uncanceled Term Commitments.  All Ticking Fees shall be fully earned when paid and nonrefundable under any circumstances.  Accrued Ticking Fees shall be payable in arrears on the first day of each calendar quarter (for the preceding quarter) and on the last day of the Term Commitment Period, commencing on the first day of the calendar quarter after the Ticking Fee Commencement Date.

(c)                                  Calculation and Payment of Fees.  All fees shall be calculated on the basis of the actual number of days elapsed in a 360-day year.  All fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations.  Fees shall be payable to the Administrative Agent at its office in New York, New York in immediately available funds.  All fees shall be fully earned and nonrefundable when paid.  All fees due to any Arranger or any other Lender, including, without limitation, those referred to in this Section 5.3, shall bear interest, if not paid when due, at the interest rate specified in Section 5.1(d) and shall constitute Obligations.

ARTICLE VI

CONDITIONS TO LOANS AND LETTERS OF CREDIT

6.1                               Conditions Precedent to the Initial Loans and Letters of Credit.  The obligation of each Lender on the Initial Funding Date to make any Loan requested to be made by it, and to issue Letters of Credit, shall be subject to the satisfaction of all of the following conditions precedent:

(a)                                 Documents.  The Administrative Agent shall have received on or before the Closing Date all of the following:

(i)                                     this Agreement, the Notes, and, to the extent not otherwise specifically referenced in this Section 6.1(a), all other Loan Documents and agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit E and made a part hereof, each duly executed and in recordable form, where appropriate, and in form and substance satisfactory to the Administrative Agent; without limiting the foregoing, the Borrower hereby directs its legal counsel to prepare and deliver to the Agents and the Lenders, the legal opinions referred to in such List of Closing Documents; and

(ii)                                  such additional documentation as the Administrative Agent may reasonably request.

(b)                                 No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall be, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to enjoin, prohibit or restrain the making of the Loans and/or the issuance of Letters of Credit on the Initial Funding Date.

(c)                                  Interim Liabilities and Equity.  Except as disclosed to the Arrangers and the Lenders or in the Registration Statement, since December 31, 2013, neither the Borrower nor the Company shall have (i) entered into any material (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of the Borrower’s business, (ii) declared or paid any dividends or other distributions other than in the ordinary course of business, (iii) established compensation or employee benefit plans, or (iv) redeemed or issued any equity Securities.

(d)                                 No Default.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of any Letter of Credit.

(e)                                  Representations and Warranties.  All of the representations and warranties contained in Section 7.1 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Initial Funding Date.

(f)                                   Fees and Expenses Paid.  There shall have been paid to the Administrative Agent, for the accounts of the Agents and the other Lenders, as applicable, all fees due and payable on or before the Closing Date and all expenses due and payable on or before the Initial Funding Date, including, without limitation, reasonable attorneys’ fees and expenses, and other costs and expenses incurred in connection with the Loan Documents.

(g)                                  Contribution or Transfer of Assets.  The Administrative Agent shall have received (i) satisfactory evidence that the assets and liabilities of all of the SPG Businesses described in the Registration Statement, other than strip centers and malls having an aggregate Capitalization Value of less than 10% of the Capitalization Value of all of the SPG Businesses described in the Registration Statement, which may be transferred after the Initial Funding Date (the “Delayed Transfer Assets”), shall have been contributed or transferred to the Borrower and its Subsidiaries by SPG and its Subsidiaries and (ii) an Officer’s Certificate of the Borrower certifying as to pro forma compliance with the financial covenants set forth in Section 10.1 and Section 10.12 after giving effect to such contribution or transfer (other than any Delayed Transfer Assets) and the Loans to be made on the Initial Funding Date.

6.2                               Conditions Precedent to All Subsequent Loans and Letters of Credit.  The obligation of each Lender to make any Loan requested to be made by it on any date after the Initial Funding Date and the agreement of each Lender to issue, increase or extend any Letter of Credit or participate therein on any date after the Initial Funding Date is subject to the following conditions precedent as of each such date:

(a)                                 Representations and Warranties.  As of such date, both before and after giving effect to the Loans to be made or the Letter of Credit to be issued, increased or extended on such date, all of the representations and warranties of the Borrower contained in Section 7.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date, in which case, such representations and warranties shall have been true and correct as of such date) shall be true and correct in all material respects.

(b)                                 No Defaults.  No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or issuance or extension of the requested Letter of Credit.

(c)                                  No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received from such Lender notice that, in the judgment of such Lender, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender’s making of the requested Loan or participation in or issuance, increase or extension of the requested Letter of Credit.

(d)                                 Qualified Borrower.  In the event that such Loan is to be made to, or such Letter of Credit is to be issued or extended for the account of, a Qualified Borrower, receipt by the Administrative Agent of a Note by such Qualified Borrower for the account of each Lender, if not previously delivered, satisfying the requirements of Section 4.3, together with the Qualified Borrower Guaranty and all other items that would have been required to be delivered pursuant to Sections 2.10 and 6.1 with respect to such Qualified Borrower.

Each submission by the Borrower or any Qualified Borrower to the Administrative Agent of a Notice of Borrowing with respect to a Loan or a Notice of Conversion/Continuation with respect to any Loan, each acceptance by the Borrower or a Qualified Borrower of the proceeds of each Loan made, converted or continued hereunder, each submission by the Borrower or any Qualified Borrower to a Lender of a request for issuance or extension of a Letter of Credit and the issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan, the date of conversion or continuation and the date of issuance or extension of such Letter of Credit, that all the conditions contained in this Section 6.2 have been satisfied or waived in accordance with Section 14.7.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.1                               Representations and Warranties of the Borrower.  In order to induce the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower hereby represents and warrants to each Lender that the following statements are true, correct and complete:

(a)                                 Organization; Powers.  (i)  The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material

Adverse Effect, (C) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in each state in which failure to do so would have a Material Adverse Effect, (D) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (E) is a partnership for federal income tax purposes.

(ii)                                  The Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(iii)                               Each Qualified Borrower and General Partner in existence as of the date hereof is (or shall be at such time as it becomes a Qualified Borrower or General Partner) a duly formed and validly existing legal entity under the laws of its jurisdiction of formation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

(iv)                              True, correct and complete copies of the Organizational Documents identified on Schedule 7.1-A have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended except to the extent set forth indicated therein and, to the best of the Borrower’s knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

(v)                                 Neither the Borrower nor the Company is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

(b)                                 Authority.  (i)  The General Partner has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrower and each of the other Loan Documents which are required to be executed on behalf of the Borrower as required by this Agreement.  The General Partner is the Person who has executed this Agreement and such other Loan Documents on behalf of the Borrower and is the sole general partner of the Borrower. Each Qualified Borrower has the requisite power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents which are required to be executed by it as required by this Agreement.

(ii)                                  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower and each Qualified Borrower and to which the Borrower or such Qualified Borrower is a party and the consummation of the transactions contemplated thereby are within the Borrower’s partnership powers or such Qualified Borrower’s partnership or corporate powers, have been duly authorized by all necessary partnership or other applicable action (and, in the case of the General Partner acting on behalf of the Borrower in connection therewith, all necessary corporate action of such General Partner) and such authorization has not been rescinded.  No other partnership or corporate action or proceedings on the part of the Borrower or any General Partner or any Qualified Borrower is necessary to consummate such transactions.

(iii)                               Each of the Loan Documents to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a proceeding of equity or at law, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Company, the Borrower and the Borrower’s Subsidiaries on or before the Initial Funding Date have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of the Company, the Borrower or any Subsidiary of the Borrower exists thereunder.

(iv)                              Each of the Loan Documents to which any Qualified Borrower is a party has been duly executed and delivered on behalf of such Qualified Borrower and constitutes such Qualified Borrower’s legal, valid and binding obligation, enforceable against such Qualified Borrower in accordance with its terms, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Qualified Borrower have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of such Qualified Borrower exists thereunder.

(c)                                  Subsidiaries; Ownership of Capital Stock and Partnership Interests.  (i)  Schedule 7.1-C (A) contains a chart, together with lists, indicating the corporate structure of the Company, the Borrower, and any other Person in which the Company or the Borrower holds a direct or indirect partnership, joint venture or other equity interest indicating the nature of such interest with respect to each Person included in such diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Company, the Borrower and the Subsidiaries of the Borrower and the owners of such shares or interests (provided, however, that the shareholders of the Company and the limited partners of the Borrower are not listed thereon).  None of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options (other than Permitted Securities Options) outstanding with respect to such Securities, except as noted on Schedule 7.1-C.  The outstanding Capital Stock of the Company is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of the Borrower and its Subsidiaries are duly authorized and validly issued.  Attached hereto as part of Schedule 7.1-C is a true, accurate and complete copy of the Borrower Partnership Agreement as in effect on the Closing Date and such Partnership Agreement has not been amended, supplemented, replaced, restated or otherwise modified in any respect since the Closing Date.

(ii)                                  Except where failure may not have a Material Adverse Effect, each Subsidiary: (A) is a corporation, limited liability company or partnership, as indicated on Schedule 7.1-C, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own and operate its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

(d)                                 No Conflict.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Qualified Borrower is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower, any Qualified Borrower, or any general or limited partner of any Subsidiary of the Borrower, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, the General Partner, any Limited Partner, any Subsidiary of the Borrower or any Qualified Borrower, or any general partner or limited partner of any Subsidiary of the Borrower, or (iv) require any approval of shareholders of the Company or any general partner (or equity holder of any general partner) of any Subsidiary of the Borrower.

(e)                                  Governmental Consents.  The execution, delivery and performance of each of the Loan Documents to which the Borrower or any Qualified Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

(f)                                   Governmental Regulation.  Neither the Borrower nor any General Partner nor any Qualified Borrower is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated by this Agreement.

(g)                                  Financial Position.  Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent:  (i) audited combined financial statements of the SPG Businesses for the calendar year ended December 31, 2013; and (ii) unaudited pro forma combined financial statements of the Borrower and its Subsidiaries for the calendar year ended December 31, 2013.  All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects on a pro forma basis the respective consolidated financial positions, and the consolidated results of operations and cash flows (except that the unaudited pro forma combined financial statements of the Borrower and its Subsidiaries for the calendar year ended December 31, 2013 do not include a statement of cash flows) for each of the periods covered thereby of the SPG Businesses and the Borrower and its Subsidiaries, as applicable, as at the respective dates thereof.  Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

(h)                                 Indebtedness.  Schedule 7.1-H sets forth, as of December 31, 2013, all Indebtedness for borrowed money of each of the Borrower, the General Partner and their respective Subsidiaries and, except as set forth on Schedule 7.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for the repayment of certain Indebtedness) since December 31, 2013, which, in the case of Non-Recourse Indebtedness only, will have or is reasonably likely to have, in any of such cases, a Material Adverse Effect.

(i)                                     Litigation; Adverse Effects.  Except as set forth in Schedule 7.1-I, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Company, the Borrower, any Qualified Borrower or any of their respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will or is reasonably likely to result in a loss in excess of $30,000,000, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.  There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company and the Borrower.  None of the Company, any General Partner, the Borrower, any Qualified Borrower or any Subsidiary of the Borrower is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

(j)                                    No Material Adverse Effect.  Since December 31, 2013, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

(k)                                 Tax Examinations.  The IRS has examined (or is foreclosed from examining by applicable statutes) the federal income tax returns of any of the Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2009 and the appropriate state Governmental Authority in each state in which the Company’s, the Borrower’s or its Subsidiaries’ predecessors in interest with respect to the Projects were required to file state income tax returns has examined (or is foreclosed from examining by applicable statutes) the state income tax returns of any of such Persons with respect to the Projects for all tax periods prior to and including the taxable year ending December 31, 2009. All deficiencies which have been asserted against such Persons as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of such Persons to the extent, if any, required by GAAP.  No such Person has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

(l)                                     Payment of Taxes.  All tax returns, reports and similar statements or filings of each of the Persons described in Section 7.1(k), the Company, the Borrower and its Subsidiaries and any Qualified Borrower required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 9.4 and (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower or any of its Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect.  All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower and its Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove.  The Borrower has no knowledge of any proposed tax assessment against the Borrower, any of its Subsidiaries, or any of the Projects that will have or is reasonably likely to have a Material Adverse Effect.

(m)                             Performance.  Neither the Company, the Borrower nor any of their Affiliates nor any Qualified Borrower has received any notice, citation or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

(n)                                 Disclosure.  The representations and warranties of the Borrower contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.  The Borrower has not intentionally withheld any fact from the Administrative Agent, the Arrangers, the Co-Agents or the other Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that the Borrower shall not have liability under this clause (n) with respect to its projections of future events.

(o)                                 Requirements of Law.  The Borrower and each of its Subsidiaries and each Qualified Borrower is in compliance with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

(p)                                 Environmental Matters.

(i)                                     Except as disclosed on Schedule 7.1-P and except where failure is not reasonably likely to have a Material Adverse Effect:

(A)                               the operations of the Borrower, each of its Subsidiaries, and each Qualified Borrower, and their respective Properties comply with all applicable Environmental, Health or Safety Requirements of Law;

(B)                               the Borrower and each of its Subsidiaries and each Qualified Borrower have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance with all terms and conditions of such Permits;

(C)                               none of the Borrower or any of its Subsidiaries or any Qualified Borrower or any of their respective present or past Property or operations are subject to or are the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement by any Governmental Authority respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

(D)                               none of Borrower or any of its Subsidiaries or any Qualified Borrower has filed any notice under any applicable Requirement of Law (I)  reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

(E)                                none of the Borrower’s or any of its Subsidiaries’ or any Qualified Borrower’s present or past Property is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any similar state list of sites requiring Remedial Action;

(F)                                 neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower has sent or directly arranged for the transport of any waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

(G)                               to the best of Borrower’s knowledge, there is not now, and to Borrower’s knowledge there has never been on or in any Project (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to Borrower’s knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment, in all cases,  which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters;

(H)                              neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment;

(I)                                   neither the Borrower nor any of its Subsidiaries or any Qualified Borrower has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

(J)                                   no Environmental Lien has attached to any Property of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower;

(K)                              no Property of the Borrower or any Subsidiary of the Borrower or any Qualified Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

(L)                                neither the Borrower nor any of its Subsidiaries nor any Qualified Borrower owns or operates, or, to Borrower’s knowledge has ever owned or operated, any underground storage tank, the presence or use of which is or has been in violation of applicable Environmental, Health or Safety Requirements of Law, at any Project.

(ii)                                  the Borrower and each of its Subsidiaries and each Qualified Borrower are conducting and will continue to conduct their respective businesses and operations and maintain each Project in compliance in all material respects with applicable Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Project will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.

(q)                                 ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Plan or Multiemployer Plan other than those listed on Schedule 7.1-Q hereto.  Each such Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect.  Except as disclosed in Schedule 7.1-Q, neither the Borrower nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.  The Borrower and each of its ERISA Affiliates is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans.  No Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived.  Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event.  Neither the Borrower nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.  Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Schedule B to the most recent annual report filed with the IRS with respect to each Plan and furnished to the Administrative Agent is complete and accurate in all material respects.  Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Plan relating to such Schedule B.  Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.  Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.  Neither the Borrower nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year.  Except as disclosed on Schedule 7.1-Q, neither the Borrower nor any of its ERISA Affiliates has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

(r)                                    Securities Activities.  Neither the Borrower nor any Qualified Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(s)                                   Solvency.  After giving effect to the Loans to be made on the Initial Funding Date or such other date as Loans requested hereunder are made, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s or the applicable Qualified Borrower’s instructions, the Borrower and each Qualified Borrower, if any, is Solvent.

(t)                                    Insurance.  Schedule 7.1-T accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 9.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

(u)                                 REIT Status.  The Company qualifies as a REIT under the Internal Revenue Code.

(v)                                 Ownership of Projects, Minority Holdings and Property.  Ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries and is not held directly by the General Partner.

(w)                               Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designated to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit (directly or indirectly), use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VIII

REPORTING COVENANTS

The Borrower covenants and agrees that so long as any Commitments or any Letters of Credit are outstanding and thereafter until payment in full of all of the Obligations

(other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent thereto:

8.1                               Borrower Accounting Practices.  The Borrower shall maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated and consolidating financial statements in conformity with GAAP as in effect from time to time, and each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the Administrative Agent.

8.2                               Financial Reports. The Borrower shall deliver or cause to be delivered to the Administrative Agent:

(a)                                 Quarterly Reports.

(i)                                     Borrower Quarterly Financial Reports. As soon as practicable, and in any event within (A) ninety (90) days after the end of each fiscal quarter ending in 2014 beginning with the quarter ending June 30, 2014; and (B) fifty (50) days after the end of each fiscal quarter in each Fiscal Year thereafter (other than the last fiscal quarter in each Fiscal Year), a consolidated balance sheet of the Borrower and the related consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower as of the dates indicated and the results of their operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

(ii)                                  Company Quarterly Financial Reports. As soon as practicable, and in any event within (A) ninety (90) days after the end of each fiscal quarter ending in 2014; and (B) fifty (50) days after the end of each fiscal quarter in each Fiscal Year thereafter (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of the Company, the Borrower and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of the Company as fairly presenting the consolidated and consolidating financial position of the Company, the Borrower and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

(iii)                               Quarterly Compliance Certificates.  Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 8.2, the Borrower shall deliver Officer’s Certificates, substantially in the form of Exhibit F attached hereto of the Borrower and the Company (the “Quarterly Compliance Certificates”), signed by the Borrower’s and the Company’s respective Authorized Financial Officers representing and certifying (1) that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the Company, the Borrower and its Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrower’s outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) a schedule of Mall EBITDA, (7) a schedule of Strip Center EBITDA, and (8) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof.

(b)                                 Annual Reports.

(i)                                     Borrower Financial Statements. As soon as practicable, and in any event within (A) one hundred twenty (120) days after the end of the 2014 Fiscal Year; and (B) ninety-five (95) days after the end of each Fiscal Year thereafter, (i) the Financial Statements of the Borrower and its Subsidiaries as at the end of such Fiscal Year, (ii) a report with respect thereto of  Ernst & Young, LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be without a “going concern” or like qualification or exception or a qualification or exception as to the scope of such audit and shall state that such financial statements fairly present the consolidated and consolidating financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which  Ernst & Young, LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements), and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the General Partner or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein).  The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower, at the expense of the Administrative

Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(ii)                                  Company Financial Statements. As soon as practicable, and in any event within (A) one hundred twenty (120) days after the end of the 2014 Fiscal Year; and (B) ninety-five (95) days after the end of each Fiscal Year thereafter, (i) the Financial Statements of the Company and its Subsidiaries on Form 10-K as at the end of such Fiscal Year and a report setting forth in comparative form the corresponding figures from the consolidated Financial Statements of the Company and its Subsidiaries for the prior Fiscal Year; (ii) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants acceptable to the Administrative Agent, which report shall be without a “going concern” or like qualification or exception or a qualification or exception as to the scope of such audit and shall state  that such financial statements fairly present the consolidated and consolidating financial position of each of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements)(which report shall be subject to the confidentiality limitations set forth herein); and (iii) in the event that the report referred to in clause (ii) above is qualified, a copy of the management letter or any similar report delivered to the Company or to any officer or employee thereof by such independent certified public accountants in connection with such financial statements.  The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Company (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Company, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

(iii)                               Annual Compliance Certificates.  Together with each delivery of any annual report pursuant to clauses (i) and (ii) of this Section 8.2(b), the Borrower shall deliver Officer’s Certificates of the Borrower and the Company (the “Annual Compliance Certificates” and, collectively with the Quarterly Compliance Certificates, the “Compliance Certificates”), signed by the Borrower’s and the Company’s respective Authorized Financial Officers, representing and certifying that (1) the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the General Partner, the Borrower and its Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the General Partner and/or the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, (2) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles IX and X and, when applicable, that no Event of Default described in Section 11.1 exists, (3) a schedule of the Borrower’s outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, (5) a schedule of Unencumbered Combined EBITDA, (6) a schedule of Mall EBITDA, (7) a schedule of Strip Center EBITDA, (8) calculations, in the form of Exhibit G attached hereto, evidencing compliance with each of the financial covenants set forth in Article X hereof, and (9) a schedule of the estimated taxable income of the Borrower for such fiscal year.

(iv)                              Tenant Bankruptcy Reports.  As soon as practicable, and in any event within (A) one hundred twenty (120) days after the end of the 2014 Fiscal Year; and (B) ninety-five (95) days after the end of each Fiscal Year thereafter, the Borrower shall deliver a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against any tenant of any of the Projects, which tenant occupies 3% or more of the gross leasable area in the Projects in the aggregate.

8.3                               Events of Default.  Promptly upon the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice to the Borrower with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 11.1(e); or (c) of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent and the Lenders an Officer’s Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

8.4                               Lawsuits.  Promptly upon the Borrower’s obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 7.1(i), which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower’s reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $15,000,000 or more and is not covered by Borrower’s insurance, the Borrower shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

8.5                               ERISA Notices.  The Borrower shall deliver or cause to be delivered to the Administrative Agent, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event:

(a)                                 within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

(b)                                 within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

(c)                                  within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Plan;

(d)                                 within fifteen (15) Business Days after receipt by the Borrower or any ERISA Affiliate of each actuarial report for any Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)                                  within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

(f)                                   within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Plan or Multiemployer Plan or the establishment of any new Plan or the commencement of contributions to any Plan or Multiemployer Plan to which the Borrower or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

(g)                                  within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer a Plan, copies of each such notice;

(h)                                 within fifteen (15) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)                                     within fifteen (15) Business Days after the Borrower or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

(j)                                    within fifteen (15) Business Days after the Borrower or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)                                 within fifteen (15) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 8.5, the Borrower and any ERISA Affiliate shall be deemed to know all facts known by the “Administrator” of any Plan of which the Borrower or any ERISA Affiliate is the plan sponsor.

8.6                               Environmental Notices.  The Borrower shall notify the Administrative Agent in writing, promptly upon any representative of the Borrower or other employee of the Borrower responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

(a)                                 notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability  would result in a Material Adverse Effect;

(b)                                 notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which is reasonably likely to result in a Material Adverse Effect;

(c)                                  notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect;

(d)                                 notice of violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

(e)                                  any condition which might reasonably result in a violation by the Borrower or any Subsidiary of the Borrower of any Environmental, Health or Safety Requirement of Law, which violation would result in a Material Adverse Effect;

(f)                                   commencement of or written notice of intent to commence any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect;

(g)                                  new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that could result in a Material Adverse Effect; or

(h)                                 any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that could subject the

Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which could result in a Material Adverse Effect.

8.7                               Labor Matters.  The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower’s learning thereof, of any labor dispute to which the Borrower or any of its Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which is reasonably likely to result in a Material Adverse Effect.

8.8                               Notices of Asset Sales and/or Acquisitions.  The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $500,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $500,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $500,000,000.

8.9                               Tenant Notifications.  The Borrower shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrower’s share of consolidated minimum rent is attributable.

8.10                        Other Reports.  The Borrower shall deliver or cause to be delivered to the Administrative Agent and the other Lenders to the extent not publicly available electronically at www.sec.gov or [www.[                ].com] (or successor web sites thereto), copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by any General Partner and/or the Borrower to its respective Securities holders or filed with the Commission, all press releases made available generally by any General Partner and/or the Borrower or any of its Subsidiaries to the public concerning material developments in the business of any General Partner, the Borrower or any such Subsidiary and all notifications received by the General Partner, the Borrower or its Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

8.11                        Other Information.  Promptly upon receiving a request therefor from the Administrative Agent or any Arranger, the Borrower shall prepare and deliver to the Administrative Agent and the other Lenders such other information with respect to any General Partner, the Borrower, any Qualified Borrower, or any of its Subsidiaries, as from time to time may be reasonably requested by the Administrative Agent, any Arranger or any Lender.

ARTICLE IX

AFFIRMATIVE COVENANTS

Borrower and Qualified Borrowers each covenants and agrees that so long as any Commitments or Letters of Credit are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

9.1                               Existence, Etc.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence or existence as a limited partnership or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

9.2                               Powers; Conduct of Business.  The Borrower and each Qualified Borrower shall remain qualified, and shall cause each of its Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing, except where the failure to remain so qualified is not likely to have a Material Adverse Effect.

9.3                               Compliance with Laws, Etc.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Projects) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect; provided, however, that the Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental, Health or Safety Requirements of Law affecting such Person or the business, Property, assets or operations of such Person. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.4                               Payment of Taxes and Claims.  The Borrower and each Qualified Borrower shall pay, and shall cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 10.3 or a Customary Permitted Lien for property taxes and assessments not yet due upon any of the Borrower’s or any Qualified Borrower’s or any of the Borrower’s or any Qualified Borrower’s Subsidiaries’ Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

9.5                               Insurance.  The Borrower and each Qualified Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 7.1-T or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent.  All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent.

9.6                               Inspection of Property; Books and Records; Discussions.  The Borrower and each Qualified Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or any Arranger, Co-Agent or other Lender to visit and inspect any of the Projects or inspect the MIS of the Borrower or any of its Subsidiaries which relates to the Projects, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all with a representative of the Borrower present, upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  Each such visitation and inspection shall be at such visitor’s expense.  The Borrower and each Qualified Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects on its MIS and otherwise proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

9.7                               ERISA Compliance.  The Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans, except where failure to do so is not reasonably likely to result in liability to the Borrower or an ERISA Affiliate of an amount in excess of $5,000,000.

9.8                               Maintenance of Property.  The Borrower and each Qualified Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair and in a businesslike manner, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in a businesslike manner; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrower or such Qualified Borrower or such applicable Subsidiary. Without any limitation on the foregoing, the Borrower shall maintain the Projects in a manner such that each Project can be used in the manner and substantially for the purposes such Project is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Project.

9.9                               Company Status.  The Company shall at all times (1) remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange; (2) maintain its status as a REIT under the Internal Revenue Code, (3) retain direct or indirect management and control of the Borrower, and (4) own, directly or indirectly, no less than ninety-nine percent (99%) of the equity Securities of any other General Partner of the Borrower.

9.10                        Ownership of Projects, Minority Holdings and Property. The ownership of substantially all wholly-owned Projects, Minority Holdings and other Property of the Consolidated Businesses shall be held by the Borrower and its Subsidiaries and shall not be held directly by any General Partner.

9.11                        Delayed Transfer Assets. On before May 30, 2014, the Borrower shall deliver to the Administrative Agent satisfactory evidence that the Delayed Transfer Assets shall have been transferred to the Borrower and its Subsidiaries by SPG and its Subsidiaries.

ARTICLE X

NEGATIVE COVENANTS

Borrower and each Qualified Borrower each covenants and agrees that it shall comply with the following covenants so long as any Commitments or Letters of Credit are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 14.3 not yet due), unless the Requisite Lenders shall otherwise give prior written consent:

10.1                        Indebtedness.  (a) Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)                                     Indebtedness which, when aggregated with Total Adjusted Outstanding Indebtedness as of the time of incurrence, creation or assumption thereof, would not cause Total Adjusted Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value; provided, however, that in connection with a portfolio acquisition, Total Adjusted Outstanding Indebtedness may exceed sixty percent (60%) of Capitalization Value, but in no event exceed sixty-five percent (65%) of Capitalization Value, as of the time of such acquisition and for the four (4) consecutive full calendar quarters after such acquisition;

(ii)                                  Indebtedness which, when aggregated with Total Outstanding Unsecured Indebtedness as of the time of incurrence, creation or assumption thereof, would not cause Total Outstanding Unsecured Indebtedness to exceed sixty percent (60%) of Unencumbered Capitalization Value; provided, however, that in connection with a portfolio acquisition, Total Outstanding Unsecured Indebtedness may exceed sixty percent (60%) of Unencumbered Capitalization Value but in no event exceed sixty-five percent (65%) of Unencumbered Capitalization Value,  as of the time of such acquisition and for the four (4) consecutive full calendar quarters after such acquisition; and

(iii)                               Indebtedness which, when aggregated with Secured Indebtedness of the Consolidated Businesses and the Borrower’s proportionate share (determined in accordance with GAAP) of Secured Indebtedness of its Minority Holdings would not cause Secured Indebtedness of the Consolidated Businesses and the Borrower’s proportionate share (determined in accordance with GAAP) of Secured Indebtedness of its Minority Holdings to exceed forty percent (40%) of Capitalization Value; provided, however, that, in connection with a portfolio acquisition, such Secured Indebtedness may exceed forty percent (40%) of Capitalization Value, but in no event exceed fifty percent (50%) of Capitalization Value, as of the time of such acquisition and for the four (4) consecutive full calendar quarters after such acquisition.

For purposes of Section 10.1(a)(i) only (and for no other purpose under this Agreement), (A) Total Adjusted Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Indebtedness, and (y) Unrestricted Cash, and (B) Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

For purposes of Section 10.1(a)(ii) only (and for no other purpose under this Agreement), (A) Total Outstanding Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Unsecured Indebtedness, and (y) the sum of Unrestricted Cash minus any Unrestricted Cash deducted from Secured Indebtedness pursuant to the following paragraph, and (B) Unencumbered Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

For purposes of Section 10.1(a)(iii) only (and for no other purpose under this Agreement), (A) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Maturing Secured Indebtedness, and (y) the sum of Unrestricted Cash minus any Unrestricted Cash deducted from Total Outstanding Unsecured Indebtedness pursuant to the preceding paragraph, and (B) Capitalization Value shall be adjusted by deducting therefrom Cash and Cash Equivalents and adding back the amount, if any, by which Unrestricted Cash exceeds Maturing Indebtedness.

(b)                                 Neither the Borrower nor any of its Subsidiaries shall incur, directly or indirectly, Indebtedness for borrowed money from the General Partner, unless such Indebtedness is unsecured and expressly subordinated to the payment of the Obligations.

10.2                        Sales of Assets.  Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which would result in a Material Adverse Effect.

10.3                        Liens.  Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any Property, except:

(a)                                 Liens with respect to Capital Leases of Equipment entered into in the ordinary course of business of the Borrower pursuant to which the aggregate Indebtedness under such Capital Leases does not exceed $5,000,000 for any Project;

(b)                                 Liens securing permitted Secured Indebtedness; and

(c)                                  Customary Permitted Liens.

10.4                        Investments.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall directly or indirectly make or own any Investment except:

(a)                                 Investments in Cash and Cash Equivalents;

(b)                                 Subject to the limitations of clause (e) below, Investments in the Borrower’s Subsidiaries, the Borrower’s Affiliates and Minority Holdings and the Management Company;

(c)                                  Investments in the form of advances to employees in the ordinary course of business; provided that the aggregate principal amount of all such advances at any time outstanding shall not exceed $1,000,000;

(d)                                 Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

(e)                                  Investments in any individual Project, which when combined with like Investments of the General Partner in such Project, do not exceed ten percent (10%) of the Capitalization Value (inclusive of the Capitalization Value attributable to such Project) after giving effect to such Investments of the Borrower; and

(f)                                   Investments in a single Person owning a Project or Property, or a portfolio of Projects or Properties, which when combined with like Investments of the General Partner in such Person, do not exceed forty percent (40%) of the combined Capitalization Value after giving effect to such Investments of the Borrower.

10.5                        Conduct of Business.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall engage in any business, enterprise or activity other than (a) the businesses of acquiring, developing, re-developing and managing predominantly retail and mixed use Projects and portfolios of like Projects and (b) any business or activities which are substantially similar, related or incidental thereto.

10.6                        Transactions with Partners and Affiliates.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of more than five percent (5%) of any class of equity Securities of the Borrower, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the Board of Directors of the General Partner to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.  Nothing contained in this Section 10.6 shall prohibit (a) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary, provided that no Event of Default or Potential Event of Default has occurred and is continuing; (b) payment of customary partners’ indemnities; or (c) performance of any obligations arising under the Loan Documents.

10.7                        Restriction on Fundamental Changes.  Neither the Borrower nor any Qualified Borrower shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or change its jurisdiction of organization without the prior written consent of the Requisite Lenders, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower’s or any Qualified Borrower’s business or Property, whether now or hereafter acquired, except (i)  in connection with issuance, transfer, conversion or repurchase of limited partnership interests in Borrower or (ii) where any such transaction does not constitute an Event of Default pursuant to Section 11.1(o).

10.8                        Use of Proceeds; Margin Regulations; Securities, Sanctions and Anti-Corruption Laws.  The proceeds of the Loans will be used only for the purposes described in Section 2.3.  Neither the Borrower, any Qualified Borrower nor any of their Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock or for any purpose that entails a violation of the Regulations of the Federal Reserve Board, including Regulation T, Regulation U or Regulation X.  The Borrower and the Qualified Borrowers will not request any Loan or Letter of Credit, and the Borrower and the Qualified Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.10.9 ERISA.  The Borrower shall not and shall not permit any of its Subsidiaries or ERISA Affiliates to:

(a)                                 engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)                                 permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Plan, whether or not waived;

(c)                                  fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan;

(d)                                 terminate any Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA;

(e)                                  fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

(f)                                   fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

(g)                                  amend a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

10.10                 Organizational Documents.  Neither the General Partner, the Borrower, any Qualified Borrower nor any of their Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of the Borrower, such Qualified Borrower or any such Subsidiary, provided that the Borrower shall have provided the Administrative Agent with sixty (60) days prior written notice of any such name change, or (b) changes (including changes in connection with the issuance of preferred securities) that would not affect such Organizational Documents in any material manner not otherwise permitted under this Agreement.

10.11                 Fiscal Year.  Neither the Company, the Borrower nor any of its Consolidated Businesses shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

10.12                 Other Financial Covenants.

(a)                                 Minimum Combined Equity Value.  The Combined Equity Value shall not be less than $2,000,000,000 as of the last day of any fiscal quarter.

(b)                                 Minimum Debt Service Coverage Ratio.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of Combined EBITDA to Combined Debt Service shall not be less than 1.50 to 1.00.

(c)                                  Unencumbered Combined EBITDA to Unsecured Interest Expense.  As of the first day of each fiscal quarter for the immediately preceding consecutive four fiscal quarters, the ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense shall not be less than 1.60 to 1.00.

(d)                                 Distributions.  If an Event of Default has occurred and is continuing, the Borrower shall not make distributions to the Company in excess of the amount of dividends required to be paid by the Company to its shareholders in order to maintain the Company’s REIT status in any taxable year (taking into account all amounts treated as dividends in such taxable year under the Internal Revenue Code).

10.13                 Pro Forma Adjustments.  In connection with an acquisition of a Project, a Property, or a portfolio of Projects or Properties, by any of the Consolidated Businesses or any Minority Holding (whether such acquisition is direct or through the acquisition of a Person which owns such Property), the financial covenants contained in this Agreement shall be calculated as follows on a pro forma basis (with respect to the pro rata share of the Borrower in the case of an acquisition by a Minority Holding), which pro forma calculation shall be effective until the last day of the fourth full fiscal quarter following such acquisition (or such earlier test period, as applicable), at which time actual performance shall be utilized for such calculations.

(a)                                 Annual EBITDA.  For up to four (4) fiscal quarters post acquisition, Annual EBITDA for the acquired Property shall be deemed to be an amount equal to (i) the net purchase price of the acquired Property (or the Borrower’s pro rata share of such net purchase price in the event of an acquisition by a Minority Holding) for the first fiscal quarter following such acquisition, multiplied by the applicable Capitalization Rate, and (ii) for the succeeding three fiscal quarters, Annual EBITDA shall be deemed the greater of (A) the net purchase price multiplied by the applicable Capitalization Rate, or (B) the actual EBITDA from such acquired Property during the period following Borrower’s (direct or indirect) acquisition, computed on an annualized basis, provided that such annualized EBITDA shall in no event exceed the final product obtained after multiplying (1) the net purchase price by (2) 1.1, and then by (3) the applicable Capitalization Rate.

(b)                                 Combined EBITDA.  The pro forma calculation of Annual EBITDA for the acquired Property shall be added to the calculation of Combined EBITDA.

(c)                                  Unencumbered Combined EBITDA. If, after giving effect to the acquisition, the acquired Property will not be encumbered by Secured Indebtedness, then the pro forma Annual EBITDA for the acquired Property shall be added to the calculation of Unencumbered Combined EBITDA.

(d)                                 Secured Indebtedness. Any Indebtedness secured by a Lien incurred and/or assumed in connection with such acquisition of a Property shall be added to the calculation of Secured Indebtedness.

(e)                                  Total Adjusted Outstanding Indebtedness. Any Indebtedness incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Adjusted Outstanding Indebtedness.

(f)                                   Total Outstanding Unsecured Indebtedness.  Any Indebtedness which is not secured by a Lien and which is incurred and/or assumed in connection with such acquisition shall be added to the calculation of Total Outstanding Unsecured Indebtedness.

(g)                                  Unsecured Interest Expense.  If any unsecured Indebtedness is incurred or assumed in connection with such acquisition, then the amount of interest expense to be incurred on such Indebtedness during the period following such acquisition, computed on an annualized basis during the applicable period, shall be added to the calculation of Unsecured Interest Expense.

ARTICLE XI

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.1                        Events of Default.  Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a)                                 Failure to Make Payments When Due.  The Borrower or any Qualified Borrower shall fail to pay (i) when due any principal payment on the Obligations which is due on the Revolving Credit Termination Date or the Term Maturity Date or pursuant to the terms of Section 2.4, or (ii) within five (5) Business Days after the date on which due, any interest payment on the Obligations or any principal payment pursuant to the terms of Section 4.1(a), or (iii) when due, any principal payment on the Obligations not referenced in clauses (i) or (ii) hereinabove, or (iv) within five (5) Business Days after notice from the Administrative Agent after the date on which due, any fees due pursuant to Section 5.3.

(b)                                 Breach of Certain Covenants.  The Borrower or any Qualified Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 8.3, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, or Article X.

(c)                                  Breach of Representation or Warranty.  Any representation or warranty made by the Borrower or any Qualified Borrower to the Administrative Agent, any Arranger or any other Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(d)                                 Other Defaults.  The Borrower or any Qualified Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 11.1), or any default or event of default shall occur under any of the other Loan Documents, and such default or event of default shall continue for twenty (20) days after receipt of written notice from the Administrative Agent thereof.

(e)                                  Acceleration of Other Indebtedness.  Any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations) of the Borrower, any Qualified Borrower or any of their Subsidiaries aggregating $50,000,000 or more, and the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a prepayment, redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower, any Qualified Borrower or any of their Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(f)                                   Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)                                     An involuntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect shall be commenced against any General Partner, the Borrower, or any of its Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any General Partner, the Borrower or any of its Subsidiaries or any Qualified Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the respective board of directors of any General Partner or Limited Partners of the Borrower or any Qualified Borrower or the board of directors or partners of any of the Borrower’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(ii)                                  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any General Partner, the Borrower, or any of its Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower or over all or a substantial part of the Property of any General Partner, the Borrower or any of such Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of any General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower or of all or a substantial part of the Property of any General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of any General Partner or Limited Partners of the Borrower or any Qualified Borrower or the board of directors or partners of any of Borrower’s Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g)                                  Voluntary Bankruptcy; Appointment of Receiver, Etc.  Any of any General Partner, the Borrower, or any of its Subsidiaries to which $250,000,000 or more of the Combined Equity Value is attributable, or any Qualified Borrower, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any General Partner, the Borrower or any of such Subsidiaries or any such Qualified Borrower shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

(h)                                 Judgments and Unpermitted Liens.

(i)                                     Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any Qualified Borrower or any of their respective assets involving in any case an amount in excess of $25,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; provided, however, if any such judgment, writ or warrant of attachment or similar process is in excess of $50,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness), the entry thereof shall immediately constitute an Event of Default hereunder.

(ii)                                  A federal, state, local or foreign tax Lien is filed against the Borrower which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within fifty (50) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds $25,000,000.

(iii)                               An Environmental Lien is filed against any Project with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds $25,000,000.

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(j)                                    Loan Documents.  At any time, for any reason, any Loan Document ceases to be in full force and effect or the Borrower or any Qualified Borrower seeks to repudiate its obligations thereunder.

(k)                                 ERISA Termination Event.  Any ERISA Termination Event occurs which the Administrative Agent reasonably believes could subject either the Borrower or any ERISA Affiliate to liability in excess of $500,000.

(l)                                     Waiver Application.  The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to liability in excess of $500,000.

(m)                             Certain Defaults Pertaining to the General Partner.  The Company shall fail to (i) maintain its status as a REIT for federal income tax purposes, (ii) except where such failure does not constitute an Event of Default under Section 11.1(o), continue as a general partner of the Borrower, (iii) maintain ownership (directly or indirectly) of no less than 99% of the equity Securities of any other General Partner of the Borrower, (iv) comply with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (v) remain listed on the New York Stock Exchange or other national stock exchange, or (vi) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by the Company in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(n)                                 Merger or Liquidation of the General Partner or the Borrower.  Any General Partner shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) except where such merger or liquidation does not constitute an Event of Default under Section 11.1(o), such General Partner is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.  Except where such merger or liquidation does not constitute an Event of Default under Section 11.1(o), the Borrower shall merge or liquidate with or into any other Person and, as a result thereof and after giving effect thereto, (i) the Borrower is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

(o)                                 Merger or Consolidation.  If at any time from and after the Closing Date either the Borrower or the Company merges or consolidates with another Person unless either (x) the Borrower or the Company, as the case may be, is the surviving entity, or (y) a majority of the board of directors of the Company, and a majority of its senior management, immediately prior to the merger continue as directors of the surviving entity, and continue to be employed as senior management of the surviving entity.

(p)                                 Asset Sales.  If at any time from and after the Closing Date the Borrower or any Consolidated Business sells, transfers, assigns or conveys assets in a single transaction or series of related transactions, the book value of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, or conveyances exceeds 30% of the Capitalization Value.

(q)                                 Management Services.  If at any time from and after the Closing Date, the Borrower or its Subsidiaries or Affiliates, the Management Company or SPG or its Subsidiaries or Affiliates cease to provide, collectively, directly or through their Affiliates property management and leasing services to at least 33% of the total number of shopping centers in which the Borrower has an ownership interest (it being agreed for the avoidance of doubt that the Borrower may self-manage its properties upon the establishment of self-incorporated management functions).

(r)                                    Change in Control.  (i) The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (ii) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 14.7.

11.2                        Rights and Remedies.

(a)                                 Acceleration and Termination.  Upon the occurrence of any Event of Default described in Sections 11.1(f) or 11.1(g) with respect to the Borrower, the Revolving Credit Commitments and any unused Term Commitments shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower and each Qualified Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments and any unused Term Commitments are terminated, whereupon the Revolving Credit Commitments and any unused Term Commitments and the obligation of each Lender to make any Loan hereunder and of each Lender to issue or participate in any Letter of Credit not then issued shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower and each Qualified Borrower.  In addition, upon the occurrence and during the continuance of any Event of Default, the Borrower shall deposit cash collateral with the Administrative Agent in accordance with the provisions of Section 3.4, in an amount equal to the then Letter of Credit Obligations.

(b)                                 Rescission.  If at any time after termination of the Revolving Credit Commitments and any unused Term Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 14.7, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments and any unused Term Commitments and/or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

(c)                                  Enforcement.  The Borrower and each Qualified Borrower acknowledges that in the event the Borrower or any of its Subsidiaries or any Qualified Borrower fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent, the Arrangers and the other Lenders; therefore, the Borrower agrees that the Administrative Agent, the Arrangers and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XII

THE AGENTS

12.1                        Appointment.  (a)  Each Lender and the Issuing Bank hereby designates and appoints Bank of America, N.A. as the Administrative Agent, the Arrangers as the Arrangers, and the Co-Agents as the Co-Agents of such Lender under this Agreement, and each Lender hereby irrevocably authorizes the Administrative Agent, the Arrangers, and the Co-Agents to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Administrative Agent, the Arrangers and the Co-Agents each agree to act as such on the express conditions contained in this Article XII.

(b)                                 The provisions of this Article XII are solely for the benefit of the Administrative Agent, the Arrangers, the Co-Agents, the Issuing Bank and the other Lenders, and neither the Borrower, any Qualified Borrower, the General Partner nor any Subsidiary of the Borrower shall have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 12.7).  In performing their respective functions and duties under this Agreement, the Administrative Agent, each Arranger, and each Co-Agent shall act solely as agents of the Lenders and do not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for any General Partner, the Borrower, any Qualified Borrower, or any Subsidiary of the Borrower.  The Administrative Agent, each Arranger and each Co-Agent may perform any of their respective duties hereunder, or under the Loan Documents, by or through their respective agents or employees.

12.2                        Nature of Duties.

(a)                                 The Administrative Agent, the Arrangers and the Co-Agents shall not have any powers, duties or responsibilities under this Agreement or the other Loan Documents except in its capacity as Lender or an Issuing Bank and those expressly set forth in this Agreement or in the Loan Documents.  The duties of the Administrative Agent, the Arrangers, and the Co-Agents shall be mechanical and administrative in nature.  None of the Administrative Agent, any Arranger, or any Co-Agent shall have by reason of this Agreement a fiduciary relationship in respect of any Holder.  Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent or any Arranger, or Co-Agent any obligations or duties in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  The Administrative Agent, the Arrangers and the Co-Agents shall not have any duties to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.7).  The Administrative Agent and each Arranger and Co-Agent each hereby agrees that its duties shall include providing copies of documents received by such Agent from the Borrower which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder.  In addition, the Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices (including, without limitation, requests for waivers or modifications, as well as all notices received pursuant to Sections 8.4, 8.5, 8.6 and 8.7) sent or received, together with copies of all reports or other information received by it from the Borrower, including, without limitation, all financial information delivered to the Administrative Agent pursuant to Section 8.2.  Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b)                                 In connection with all aspects of each transaction contemplated hereby, the Borrower and each Qualified Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Borrower and each Qualified Borrower, on the one hand, and the Administrative Agent, the Arrangers, the Co-Agents and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) in connection with the process leading to such transaction, the Administrative Agent and each Arranger, Co-Agent and Lender or any Affiliate thereof is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any Qualified Borrower or any of its Affiliates, stockholders, creditors or employees or another Person; (iii) neither the Administrative Agent nor the Arrangers, Co-Agents nor any Lender or any Affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any Qualified Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Arranger, Co-Agent or Lender or any Affiliate thereof has advised or is currently advising the Borrower, any Qualified Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor any Arranger, Co-Agent or Lender or any Affiliate thereof has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers, Co-Agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, any Qualified Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger, Co-Agent or Lender or such Affiliate has any obligation to disclose any of such interests by virtue of any relationship arising out of or related to any of the transactions contemplated hereby or the process leading thereto; and (v) the Administrative Agent and the Arrangers, the Co-Agents and the Lenders or any Affiliate thereof have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower and each Qualified Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower and each Qualified Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arrangers, the Co-Agents and the Lenders or any Affiliate thereof with respect to any breach or alleged breach of agency or fiduciary duty arising out of or related to any of the transactions contemplated hereby or the process leading thereto.

12.3                        Right to Request Instructions.  The Administrative Agent and each Arranger and Co-Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents such Agent is permitted or required to take or to grant, and such Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents.  Without limiting the generality of the foregoing, such Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt of instructions from those Lenders from whom such Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents, provided, that no Holder shall have any right of action whatsoever against the Administrative Agent or any Arranger or Co-Agent as a result of such Agent acting or refraining from acting under the Loan Documents in accordance with the instructions of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

12.4                        Reliance.  The Administrative Agent and each Arranger and Co-Agent shall each be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  With respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, the Administrative Agent and each Arranger and Co-Agent may rely upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5                        Indemnification.  To the extent that the Administrative Agent or any Arranger or Co-Agent is not reimbursed and indemnified by the Borrower or any Qualified Borrower, the Lenders will reimburse and indemnify such Agent solely in its capacity as such Agent and not as a Lender for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits,  and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents, in proportion to each Lender’s Pro Rata Share of the Facilities determined as of the time when such indemnification is sought, unless and to the extent that any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements shall arise as a result of such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a non-appealable final judgment.  Such Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by such Agent from the Borrower, any Qualified Borrower or any other Person on behalf of the Borrower.  The obligations of the Lenders under this Section 12.5 shall survive the payment in full of the Loans, the Reimbursement Obligations and all other Obligations and the termination of this Agreement.

12.6                        Agents Individually.  With respect to their respective Pro Rata Share of the Facilities hereunder, if any, and the Loans made by them, if any, the Administrative Agent, the Arrangers and the Co-Agents shall have and may exercise the same rights and powers hereunder and are subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent, each Arranger and each other Co-Agent in its respective individual capacity as a Lender or as one of the Requisite Lenders.  The Administrative Agent and each other Arranger and Co-Agent and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if they were not acting as the Administrative Agent, the Arrangers,  and Co-Agents pursuant hereto.

12.7                        Successor Agents.

(a)                                 Resignation and Removal.  Any Lead Arranger or the Administrative Agent may resign from the performance of all its functions and duties hereunder (including as Administrative Agent) at any time by giving at least thirty (30) Business Days’ prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control (the “Resignation Effective Date”).  Any Lead Arranger or the Administrative Agent may be removed at the direction of the Requisite Lenders, in the event such Lead Arranger or the Administrative Agent shall commit gross negligence or willful misconduct in the performance of its duties hereunder.  Such resignation or removal shall take effect upon the acceptance by a successor Lead Arranger or Administrative Agent of appointment pursuant to this Section 12.7.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 Appointment by Requisite Lenders.  Upon any such resignation or removal becoming effective, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower provided that no Event of Default shall have occurred and be continuing, selected from among the Lenders.

(c)                                  Appointment by Retiring Agent.  If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 12.7, the retiring Agent shall then appoint a successor Agent who shall serve as Administrative Agent until such time, if any, as the Lenders appoint a successor Agent as provided above.

(d)                                 Rights of the Successor and Retiring Agents.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

12.8                        Relations Among the Lenders.  Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any Qualified Borrower hereunder with respect to any of the Obligations, without the prior written consent of the Lenders.  Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Credit Commitment except in accordance with Section 11.2(a).

12.9                        Sub-Agents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.10                 Independent Credit Decisions.  Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the

Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE XIII

YIELD PROTECTION

13.1                        Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Qualified Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or such Qualified Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower and the Qualified Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any Qualified Borrower to a Governmental Authority pursuant to this Section 13.1, the Borrower or such Qualified Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Qualified Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Qualified Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.1 (including by the payment of additional amounts pursuant to this Section 13.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes net of any Tax refunds) incurred by such indemnified party with respect to such indemnity payments and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 13.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Defined Terms.  For purposes of this Section 13.1, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

13.2                        Increased Capital.  If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company (if any) to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), and (ii) the amount of such capital or liquidity is increased by or based upon (A) the making or maintenance by any Lender of its Loans, including any Alternative Currency Loans, any Lender’s participation in or obligation to participate in the Loans, including the Alternative Currency Loans, Letters of Credit or other advances made hereunder or the existence of any Lender’s obligation to make Loans or Alternative Currency Loans, or (B) the issuance or maintenance by any Lender of, or the existence of any Lender’s obligation to issue, Letters of Credit, then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent) from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.  The Borrower shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or the Issuing Bank and not the result of some specific reserve or similar requirement imposed on such Lender or the Issuing Bank as a result of such Lender’s or the Issuing Bank’s special circumstances.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  The Borrower or any Qualified Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such statement within 10 days after receipt thereof.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  This Section 13.2 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.3                        Changes; Legal Restrictions.  If any Change in Law shall:

(a)                                 subject a Lender (or its Applicable Lending Office or Eurodollar Affiliate) or the Issuing Bank or the London interbank market to any condition, cost or expense (other than Taxes) of any kind which such Lender reasonably determines to be applicable to the Revolving Credit Commitments of the Lenders to make Eurodollar Rate Loans or issue and/or participate in Letters of Credit; or

(b)                                 subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Letters of Credit, Revolving Credit Commitments, or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(c)                                  impose, modify, or hold applicable, in the determination of a Lender, any reserve (other than reserves taken into account in calculating the Eurodollar Rate), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or Eurodollar Affiliate of that Lender or the Issuing Bank;

and the result of any of the foregoing is to increase the cost to that Lender of making, converting, continuing, renewing or maintaining the Loans or its Revolving Credit Commitment or issuing or participating in the Letters of Credit or to reduce any amount receivable thereunder; then, in any such case, upon written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower or any Qualified Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its Eurodollar Affiliate for any such additional cost incurred or reduced amount received.  Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand.  Such statement shall be conclusive and binding for all purposes, absent manifest error.  The Borrower or any Qualified Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  This Section 13.3 shall survive the termination of the Commitments and the repayment of the Obligations for a period of 180 days.

13.4                        Replacement of Certain Lenders.  In the event a Lender (a “Designee Lender”) shall have requested additional compensation from the Borrower or any Qualified Borrower under Section 13.2 or under Section 13.3, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.1, or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, the Borrower may, at its sole election, (a) make written demand on such Designee Lender (with a copy to the Administrative Agent) for the Designee Lender to assign, and such Designee Lender shall assign pursuant to one or more duly executed Assignment and Acceptances to one or more Eligible Assignees which the Borrower or the Administrative Agent shall have identified for such purpose, all of such Designee Lender’s rights and obligations under this Agreement and the Notes (including, without limitation, its Revolving Credit Commitment, all Loans owing to it, and all of its participation interests in Letters of Credit but excluding its existing rights to payment under Sections 13.2 or 13.3 and any outstanding Money Market Loans held by it) in accordance with Section 14.1 (with the Borrower paying any applicable fees associated with such assignment) (provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consents shall not unreasonably be withheld, (ii) in the case of any such assignment resulting from a claim for compensation under Section 13.2 or Section 13.3 or payments required to be made pursuant to Section 13.1, such assignment will result in a reduction in such compensation or payments, (iii) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and (iv) a Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply), or (b) repay all Loans owing to the Designee Lender together with interest accrued with respect thereto to the date of such repayment and all fees and other charges accrued or payable and all other Obligations owing to such Designee Lender under the terms of this Agreement for the benefit of the Designee Lender to the date of such repayment and remit to the Administrative Agent to be held as cash collateral an amount equal to the participation interest of the Designee Lender in Letters of Credit. Any such repayment and remittance shall be for the sole credit of the Designee Lender and not for any other Lender. Upon delivery of such repayment and remittance in immediately available funds as aforesaid, the Designee Lender shall cease to be a Lender under this Agreement. All expenses incurred by the Administrative Agent in connection with the foregoing shall be for the sole account of the Borrower and shall constitute Obligations hereunder. In no event shall Borrower’s election under the provisions of this Section 13.4 affect its obligation to pay the additional compensation required under either Section 13.2 or Section 13.3.

13.5                        No Duplication.  For the avoidance of doubt, no amount payable by the Borrower or a Qualified Borrower to a Recipient pursuant to one of Section 13.1, Section 13.2 or Section 13.3 shall also be payable to the same Recipient pursuant to another of such Sections.

ARTICLE XIV

MISCELLANEOUS

14.1                        Assignments and Participations.

(a)                                 Assignments.  No assignments or participations of any Lender’s rights or obligations under this Agreement shall be made except in accordance with this Section 14.1.  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all of its rights and obligations with respect to the Loans and the Letters of Credit) in accordance with the provisions of this Section 14.1.

(b)                                 Limitations on Assignments.

(i)                                     Subject to the conditions set forth in paragraph (b)(ii) and (b)(iii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment, unused Term Commitment, participations in Letters of Credit, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                               the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee or;

(B)                               the Administrative Agent; provided that (1) no consent of the Administrative Agent shall be required for the assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (2) no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender (other than a Lender that is a Defaulting Lender) with a Revolving Credit Commitment immediately prior to giving effect to such assignment; and

(C)                               the Issuing Bank and the Swingline Lender; provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of only one Facility;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with the fee described in Section 14.1(d) below; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Borrower and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)                               Upon such execution, delivery, acceptance (in accordance with Section 14.1(d)) and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (A) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, the assigning Lender shall cease to be a party hereto except that its rights under Section 14.3 shall survive) and (C) the Borrower and any Qualified Borrower shall execute and deliver to the assignee thereunder a Note evidencing its obligations to such assignee with respect to the Loans.

(c)                                  The Register.  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 14.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment of, and the principal amount of the Loans under the Revolving Credit Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Fee.  Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $3,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders.

(e)                                  Participations.  Each Lender may sell participations to one or more other entities (a “Participant”) other than an Ineligible Institution in or to all or a portion of its rights and obligations under and in respect of any and all facilities under this Agreement (including, without limitation, all or a portion of any or all of its Revolving Credit Commitment hereunder and the Committed Loans owing to it and its undivided interest in the Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) each participation shall be in a minimum amount of $5,000,000 (except that there shall be no minimum amount with respect to participations in Alternative Currency Loans), and (v) such participant’s rights to agree or to restrict such Lender’s ability to agree to the modification, waiver or release of any of the terms of the Loan Documents, to consent to any action or failure to act by any party to any of the Loan Documents or any of their respective Affiliates, or to exercise or refrain from exercising any powers or rights which any Lender may have under or in respect of the Loan Documents, shall be limited to the right to consent to (A) increase in the Revolving Credit Commitment of the Lender from whom such participant purchased a participation, but only if such increase shall affect such participant, (B) reduction of the principal of, or rate or amount of interest on the Loans subject to such participation (other than by the payment or prepayment thereof), (C) postponement of any date fixed for any payment of principal of, or interest on, the Loan(s) subject to such participation and (D) release of any guarantor of the Obligations.  Participations by a Person in a Money Market Loan of any Lender shall not be deemed “participations” for purposes of this Section 14.1(e) and shall not be subject to the restrictions on “participations” contained herein.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)                                   Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Money Market Loans on behalf of such Designating Lender subject to the terms of this Section 14.1(f) and the provisions in Section 14.1 (b) and (e) shall not apply to such designation.  No Lender may designate more than one (1) Designated Bank.  The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement.  Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) the Borrower shall execute and deliver to the Designating Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Money Market Loans on behalf of its Designating Lender pursuant to Section 2.2 after the Borrower has accepted a Money Market Loan (or portion thereof) of the Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent, the Arrangers, the Co-Agents and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations under Section 12.5 hereof and any sums otherwise payable to the Borrower by the Designated Bank.  Each Designating Lender shall serve as the administrative agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents.  Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as administrative agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank.  The Borrower, the Administrative Agent, the Arrangers, Co-Agents and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same.  No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank or otherwise in accordance with the provisions of Section 14.1 (b) and (e).

(g)                                  Information Regarding the Borrower.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 14.1, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower, any Qualified Borrower, or its Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrower or any Qualified Borrower; provided that, prior to any such disclosure, such assignee or participant, or proposed assignee or participant, shall agree, in writing, to preserve in accordance with Section 14.20 the confidentiality of any confidential information described therein.

(h)                                 SPC Assignment.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified in writing from time to time by the Granting Lender to the Administrative Agent, the option to purchase from the Granting Lender all or any part of any Loan that such Granting Lender would otherwise be obligated to make as provided herein, provided that (i) nothing herein shall constitute a commitment to purchase any Loan by any SPC, and (ii) if a SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof. The funding of a Loan by a SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Loan were funded by such Granting Lender. Each party hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding Loans of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States. Notwithstanding anything to the contrary contained in this Agreement, the Granting Lender may disclose to a SPC and any SPC may disclose to any Rating Agency or provider of any surety or guarantee to such SPC any information relating to the SPC’s funding of Loans, all on a confidential basis. This clause (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by a SPC at the time of such amendment.

(i)                                     Payment to Participants.  Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties required hereby as if no such participation had been sold.

(j)                                    Lenders’ Creation of Security Interests.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) to secure obligations of such Lender, including any pledge or security interest in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board or any other central bank.

14.2                        Expenses.

(a)                                 Generally.  The Borrower agrees upon demand to pay or reimburse the Administrative Agent for all of their respective reasonable external audit and investigation expenses, and for the fees, expenses and disbursements of counsel to the Administrative Agent

(but not of other legal counsel) and for all other out-of-pocket costs and expenses of every type and nature incurred by the Administrative Agent and the Issuing Bank in connection with (i) the audit and investigation of the Consolidated Businesses, the Projects and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI), the Loan Documents, and the making of the Loans hereunder; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Project, the Borrower, any of its Subsidiaries, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Agents or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Project, the Borrower, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

(b)                                 After Default.  The Borrower further agrees to pay or reimburse the Administrative Agent, the Arrangers, the Co-Agents and each of the Lenders and their respective directors, officers, partners, employees, agents and advisors upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Project, any of the Consolidated Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

14.3                        Indemnity.  The Borrower and each Qualified Borrower further agrees, jointly and severally, (a) to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arrangers, the Co-Agents, the Issuing Bank and each and all of the other Lenders and each of their respective Related Parties (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article VI) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any Taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of (i) this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents, or (ii) any Liabilities and Costs relating to violation of any Environmental, Health or Safety Requirements of Law, the past, present or future operations of the Borrower, any of its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Borrower or any of its Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Borrower or any of its Subsidiaries, or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, neither the Borrower nor any Qualified Borrower shall have any obligation to an Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for special, indirect consequential or punitive damages arising out of, or in any way in connection with, the Revolving Credit Commitments, the Revolving Credit Obligations, or the other matters governed by this Agreement and the other Loan Documents.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower and each Qualified Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  No Indemnitee referred to in this Section 14.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless the receipt of such information or materials by the unintended recipient resulted from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment.

14.4                        Change in Accounting Principles.  If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Sections 8.1 or 8.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by any General Partner or the Borrower, as applicable, with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article X, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower shall be the same after such changes as if such changes had not been made; provided, however, no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrower, to so reflect such change in accounting principles.

14.5                        Setoff.  In addition to any Liens granted under the Loan Documents and any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is hereby authorized by the Borrower and each Qualified Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender or any of its Affiliates to or for the credit or the account of the Borrower or any Qualified Borrower against and on account of the Obligations of the Borrower or any Qualified Borrower to such Lender or any of its Affiliates, including, but not limited to, all Loans and Letters of Credit and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article XI and even though such Obligations may be contingent or unmatured.  Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower or any Qualified Borrower now or hereafter maintained with such Lender or any Affiliate.

14.6                        Ratable Sharing.  The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the repayment of Money Market Loans to a particular Money Market Lender and the fees described in Sections 3.1(g), 5.2(f), and 5.3 and Article XIII) equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their applicable Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations (excluding the repayment of Money Market Loans to a particular Money Market Lender and the fees described in Sections 3.1(g), 5.2(f), and 5.3 and Article XIII), (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker’s lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their applicable Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 14.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 14.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

14.7                        Amendments and Waivers.

(a)                                 General Provisions.  Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower and acknowledged by the Administrative Agent; provided, however, that the Borrower’s agreement shall not be required for any amendment or modification of Sections 12.1 through 12.8. No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower therefrom, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion.  All amendments, waivers and consents not specifically reserved to the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders in Section 14.7(b), 14.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (a) subject such Designated Bank to any additional obligations, (b) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (c) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to the Designated Bank Note made payable to the Designated Bank.

(b)                                 Amendments, Consents and Waivers by Affected Lenders. Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender affected thereby as described below:

(i)                                     waiver of any of the conditions specified in Sections 6.1 and 6.2 (except with respect to a condition based upon another provision of this Agreement, the waiver of which requires only the concurrence of the Requisite Lenders),

(ii)                                  increase or non-pro rata reduction in the amount of such Lender’s Revolving Credit Commitment or Term Commitment,

(iii)                               reduction of the principal of, rate or amount of interest on the Loans, the Reimbursement Obligations, or any fees or other amounts payable to such Lender (other than by the payment or prepayment thereof),

(iv)                              except as provided in Section 2.5, postponement or extension of any date (including the Revolving Credit Termination Date or the Term Maturity Date) fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section 4.2(b)),

(v)                                 amend Section 14.25 without the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank(s),

(vi)                              change the definition of “Requisite Facility Lender” with respect to a Facility without the consent of all Lenders in such Facility, and

(vii)                           amend, modify or waive any provision that adversely affects the rights of any Facility in a manner different than such amendment, modification or waiver affects the other Facility without the consent of the Requisite Facility Lenders under such adversely affected Facility.

(c)                                  Amendments, Consents and Waivers by All Lenders.  Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

(i)                                     increase in the sum of Maximum Revolving Credit Amount plus the principal amount of the Term Loans made hereunder to any amount in excess of $1,800,000,000,

(ii)                                  change in the definition of Requisite Lenders or in the aggregate percentage of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

(iii)                               amendment of Section 14.6 or this Section 14.7, or amendment of Section 4.2(b) in a manner that would alter the pro rata sharing of payments required thereby;

(iv)                              assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower or any Qualified Borrower,

(v)                                 release or termination of any Qualified Borrower Guaranty, and

(vi)                              waiver of any Event of Default described in Sections 11.1(a), (f), (g), (i), (m), and (n).

(d)                                 Administrative Agent Authority.  The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Notwithstanding anything to the contrary contained in this Section 14.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within twenty (20) days after such Lender receives such request, then, the Administrative Agent shall deliver a second request, in writing, to any such Lender(s), which second request shall include a legend, in capital letters, stating “FAILURE TO RESPOND, IN WRITING, TO THIS REQUEST WITHIN TEN (10) DAYS AFTER RECEIPT MAY RESULT IN THE ADMINISTRATIVE AGENT CONSENTING OR DENYING CONSENT TO SUCH REQUEST ON YOUR BEHALF”. If such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other conditions it may specify) within ten (10) days after such Lender receives such request, then, such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent’s sole discretion, to such requests on behalf of such Lender as such Lenders’ attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender’s duly authorized agent for such purposes.

14.8                        Notices.

(a)                                 Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at 225 West Washington Street, Indianapolis, IN 46204, Attention of                                (Telecopy No. [  ]);

(ii)                                  if to the Administrative Agent, to Bank of America, N.A., Mail Code: NC1-001-05-46, 101 North Tryon St.,  Charlotte, NC 28255-0001, Attention of Wayne A. Richard, Telecopy No. (704) 288-3075, E-mail: wayne.a.richard@baml.com; with a copy to Bank of America, N.A.,Mail Code: CA5-701-05-19, 1455 Market Street, 5th Floor, San Francisco, CA 94103, Attention of Liliana Claar, Telecopy No. (415) 503-5003, Email: liliana.claar@baml.com;

(iii)                               if to the Issuing Bank, to it at Bank of America, N.A., Trade Operations, 1 Fleet Way, Mail Code: PA6-580-02-30, Scranton, PA 18507, Attention: John P. Yzeik, Fax: (800) 755-8743, Email: john.p.yzeik@baml.com;

(iv)                              if to the Swingline Lender, to it at Bank of America, N.A., Mail Code: NC1-001-05-46, 101 North Tryon St.,  Charlotte, NC 28255-0001, Attention of Wayne A. Richard, Telecopy No. (704) 288-3075, E-mail: wayne.a.richard@baml.com; with a copy to Bank of America, N.A.,Mail Code: CA5-701-05-19, 1455 Market Street, 5th Floor, San Francisco, CA 94103, Attention of Liliana Claar, Telecopy No. (415) 503-5003, Email: liliana.claar@baml.com; and

(v)                                 if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Electronic Notices.  Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or Article IV unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  The Administrative Agent hereby agrees to accept delivery of the Debt Rating Pricing Election Notice by email.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Changes in Addresses.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Electronic Systems.

(i)                                     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                  Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any

Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

14.9                        Survival of Warranties and Agreements.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated.  The provisions of Sections 3.1, 3.2, 3.3, 5.2(f), 14.2, and 14.3 and Article XII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments or the termination of this Agreement or any provision hereof.

14.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, any other Lender or any other Agent in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

14.11                 Marshalling; Payments Set Aside.  None of the Administrative Agent, any other Lender or any other Co-Agent shall be under any obligation to marshal any assets in favor of the Borrower or any Qualified Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower or any Qualified Borrower makes a payment or payments to the Administrative Agent, any Agent or any other Lender or any such Person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

14.12                 Severability.  In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.13                 Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

14.14                 Governing Law.  THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

14.15                 Limitation of Liability.  No claim may be made by any Lender, any Co-Agent, any Arranger, the Administrative Agent, Borrower, any Qualified Borrower or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Lender, each Co-Agent, each Arranger, the Administrative Agent, the Borrower and each Qualified Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.16                 Successors and Assigns.  This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders.  The rights hereunder of the Borrower or any Qualified Borrower, or any interest therein, may not be assigned without the prior written consent of all Lenders (and any attempted assignment by the Borrower or any Qualified Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 14.1(e)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

14.17                 Certain Consents and Waivers of the Borrower.

(a)                                 Personal Jurisdiction.  (i)  EACH OF THE LENDERS AND THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE

NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS ITS AGENT (THE “PROCESS AGENT”) FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.  EACH OF THE LENDERS AND THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  THE BORROWER AND EACH QUALIFIED BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)                                  THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER.  THE BORROWER AND EACH QUALIFIED BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER AGENT TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY SUCH OTHER AGENT.  THE BORROWER AND EACH QUALIFIED BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT, ANY OTHER AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

(b)                                 Service of Process.  THE BORROWER AND EACH QUALIFIED BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER’S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT.  THE

BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE OTHER LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(c)                                  WAIVER OF JURY TRIAL.  EACH PARTY HERETO AND EACH QUALIFIED BORROWER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.18                 Counterparts; Effectiveness; Inconsistencies; Electronic Execution.

(a)                                 This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective against the Borrower and each Lender on the Closing Date.  This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern. In the event the Lenders enter into any co-lender agreement with the Arrangers pertaining to the Lenders’ respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co-lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actually inconsistent with the terms and conditions of this Agreement and/or the other Loan Documents, such co-lender agreement shall govern. Notwithstanding the foregoing, any rights reserved to the Administrative Agent or the Arrangers or the Co-Agents under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co-lender agreement and the rights and obligation of the Borrower under the Loan Documents will not be varied.

(b)                                 Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.19                 Limitation on Agreements.  All agreements between the Borrower, each Qualified Borrower, the Administrative Agent, each Arranger, each Co-Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower or a Qualified Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

14.20                 Confidentiality.  Subject to Section 14.1(g), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrower, in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may disclose such information (i) to its Affiliates, its partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or to any credit insurance provider relating to the Borrower or its obligation, (iii) to any other party hereto, and (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder), (v) with the prior written consent of the Borrower or (vi) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower, and in any event the Lenders may make disclosure reasonably required by a bona fide or potential offeree, transferee or participant in connection with the contemplated transfer or participation or as required or requested by any Governmental Authority, self-regulatory body or representative thereof or pursuant to legal process and shall require any such offeree, transferee or participant to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 14.20.  In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return or destroy all materials furnished to it by the Borrower in connection with this Agreement.  Unless specifically prohibited by applicable law or court order, each Lender and each Co-Agent shall make reasonable efforts to the extent practicable to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such nonpublic information prior to disclosure of such information.  Lenders also may make disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Borrower received by it from any Co-Agent or any Lender, and disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document.  In addition, each Co-Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Co-Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

14.21                 Disclaimers.  The Administrative Agent, the Arrangers, the other Co-Agents and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Projects, including any TI Work.  The Administrative Agent, the Arrangers, the other Co-Agents and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Projects.  The Borrower is not and shall not be an agent of any of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders for any purposes and none of the Lenders, the Co-Agents, the Arrangers, or the Administrative Agent shall be deemed partners or joint venturers with Borrower or any of its Affiliates.  None of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Project, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third party beneficiary status or recognition of same by any of the Administrative Agent, the Arrangers, the other Co-Agents or the other Lenders and the Borrower agrees to hold the Administrative Agent, the Arrangers, the Co-Arrangers, the other Co-Agents and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.

14.22                 No Bankruptcy Proceedings.  Each of the Borrower, all Qualified Borrowers, the Arrangers, the Co-Agents and the other Lenders hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Revolving Credit Termination Date.

14.23                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

14.24                 USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

14.25                 Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 5.3;

(b)                                 the Revolving Credit Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Requisite Lenders or the Requisite Facility Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.7, except that the Defaulting Lender’s consent shall be required in connection with any increase or extension in such Defaulting Lender’s Revolving Credit Commitment or Term Commitments pursuant to Section 14.7(b)(ii), any amendment pursuant to Section 14.7(b)(iii) or (iv) affecting its Loans or pursuant to Section 14.7(b)(iv) with respect to postponing the Revolving Credit Termination Date or the Term Maturity Date only), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c)                                  if any Swingline Loans or Letters of Credit exist at the time a Lender becomes a Defaulting Lender then:

(i)                                     all or any part of such liability with respect to Swingline Loans and Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share for the Revolving Credit Facility but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Obligations plus such Defaulting Lender’s Pro Rata Share of Swingline Loans and Letters of Credit does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments (it being understood that under no circumstance shall any Lender at any time be liable for any amounts in excess of its Revolving Credit Commitment), and (y) the conditions set forth in Section 6.2(a) and Section 6.2(b) are satisfied at such time; and

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within five (5) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Pro Rata Share of the Swingline Loans and (y) second, cash collateralize such Defaulting Lender’s Pro Rata Share of Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.4 for so long as such Letters of Credit are outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letters of Credit pursuant to Section 14.25(c), the Borrower shall not be required to pay any fees to such Defaulting Lender  with respect to such Defaulting Lender’s Pro Rata Share of the Letters of Credit during the period such Defaulting Lender’s Pro Rata Share of the Letters of Credit is cash collateralized;

(iv)                              if the Pro Rata Share of the non-Defaulting Lenders with respect to Letters of Credit is reallocated pursuant to Section 14.25(c), then the fees payable to the Lenders pursuant to this Agreement shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; or

(v)                                 if any Defaulting Lender’s Pro Rata Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to Section 14.25(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Pro Rata Share of Letters of Credit) and shall be payable to the Issuing Bank until such Pro Rata Share of Letters of Credit is cash collateralized and/or reallocated; and

(d)                                 so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 14.25(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 14.25(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Revolving Credit Lenders with respect to Swingline Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

14.26                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.9, Article III, 2.1(c), 4.2 or 14.3, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, unless subject to a good faith dispute, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

14.27                 Judgment Currency.  (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(b)                                 The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower and Qualified Borrower to make payments in any currency of the principal of and interest on the Loans of Borrower or any Qualified Borrower and any other amounts due from Borrower or any Qualified Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 14.27(a)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

14.28                 Guarantors.  The Borrower may designate as guarantors one or more parties (“Guarantors”) who are to receive distributions of the proceeds of Loans hereunder in connection with a future merger, acquisition or similar transaction between the Borrower and its Affiliates on the one hand and such parties and their Affiliates on the other hand, with respect to such Loans, subject to the consummation of such merger, acquisition or similar transaction and provided that there shall be no Event of Default outstanding both before and immediately after giving effect to such merger, acquisition or similar transaction; provided that the Administrative Agent shall have reasonably satisfied itself with respect to “know your customer” and applicable Anti-Corruption Laws and Sanctions in respect of any such proposed Guarantor.  The guarantees executed by the Guarantors pursuant to this Section 14.28 (“Guarantees”) shall not exceed $250,000,000 in the aggregate.  The Guarantees shall be guarantees of collection and not guarantees of payment, shall otherwise be substantially in the form attached hereto as Exhibit M or otherwise reasonably acceptable to the Administrative Agent, and shall be acknowledged by the Administrative Agent, effective upon their execution by the Guarantors.

14.29                 Entire Agreement.  This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.